As filed with the Securities and Exchange Commission on March 28, 2024
FILE NO. 333-270978
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________
FORM S-1
POST-EFFECTIVE AMENDMENT NO. 1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
____________________________________
EVERLAKE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)
________________________________________________

ILLINOIS                                          36-2554642
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                             Identification Number)
6311
(Primary Standard Industrial Classification Code Number)

3100 SANDERS ROAD SUITE 303
NORTHBROOK, ILLINOIS 60062
847-665-9930
(Address, including zip code, and telephone number, including area code, of principal executive offices)
___________________________________________________

CT Corporation
208 South LaSalle Street
Suite 814
Chicago, IL 60604
312-345-4320
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________________

COPIES TO:
ANGELA K. FONTANA
EVERLAKE LIFE INSURANCE COMPANY
3100 SANDERS ROAD SUITE 303
NORTHBROOK, IL 60062
_____________________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	/ /	Accelerated filer	/ /

Non-accelerated filer	/X/	Smaller reporting company	/ /

Emerging growth company	/ /
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  / /
Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
Neither the Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Choice Plus
Everlake Life Insurance Company
P.O. Box 660191
Dallas, TX 75266-0191
Telephone Number: 1-800-632-3492
Fax Number: 1-877-525-2689                             Prospectus dated May 1, 2024

Everlake Life Insurance Company (“Everlake Life”) has issued the Choice Plus, a group and individual flexible premium deferred annuity contract (“Contract”). This prospectus contains information about the Contract. Please keep it for future reference.
The Contract is no longer being offered for sale. If you have already purchased a Contract you may continue to add to it. Each additional payment must be at least $100.
The Contracts were available through Everlake Distributors, L.L.C., the principal underwriter for the Contracts. Everlake Distributors, L.L.C., is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the securities offered.
Discussion of Risk Factors begins on page 4 of this prospectus.
The registrant’s obligations under the contract are subject to the financial strength and claims paying ability of the registrant.

IMPORTANT NOTICES
Investment in the Contracts involves serious investment risks, including possible loss of principal.

This prospectus does not constitute an offering in any jurisdiction in which such offering may not lawfully be made. We do not authorize anyone to provide any information or representations regarding the offering described in this prospectus other than as contained in this prospectus.
Neither the Securities and Exchange Commission ("SEC") nor any State securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Contracts are not FDIC insured.

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Important Terms
This prospectus uses a number of important terms with which you may not be familiar. The index below identifies the page that defines each term. Each term will appear in bold italics on the page which it is first defined.

Page
Accumulation Phase	5
Annuitant	6
Automatic Additions Program	7
Beneficiary	6
* Contract	6
Contract Owner ("You")	6
Contract Value	7
Due Proof of Death	13
Guarantee Periods	8

Page
Income Plans	12
Issue Date	5
Market Value Adjustment	27
Payout Phase	12
Payout Start Date	12
SEC	1
Systematic Withdrawal Program	11
Tax Qualified Contracts	18

*    In certain states a Contract is available only as a group Contract. In these states we issued you a certificate that represents your ownership and summarizes the provisions of the group Contract. References to “Contract” in this prospectus include certificates unless the context requires otherwise.

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The Contract at a Glance
The following is a snapshot of the Contract. Please read the remainder of this prospectus for more information.
Flexible Payments    We have discontinued offering new Contracts. You can add to your existing Contract, subject to current limitations, but each payment must be at least $100. You must maintain a minimum account size of $2,000.

Expenses    You will bear the following expenses:
•A withdrawal charge of up to 7% on amounts withdrawn during the first five contract years (with certain exceptions).
•A Market Value Adjustment (which can be positive or negative) for withdrawals except those taken during the 30 day period after the expiration of a Guarantee Period.
•State premium tax (if your state imposes one).

Guaranteed Interest    The Contract offers fixed interest rates that we guarantee for specified periods we call “Guarantee Periods.” To find out what the current rates are on available Guarantee Periods, please call us at 1-800-632-3492.

Special Services    For your convenience, we offer these special services:
• Automatic Additions Program;
•Systematic Withdrawal Program.

Income Payments    The Contract offers three income payment plans:
• life income with guaranteed payments;
•a joint and survivor life income with guaranteed payments; or
•guaranteed payments for a specified period (5 to 30 years)

Death Benefits    If you die or if the Contract Owner is not a natural person and the Annuitant dies before the Payout Start Date, we will pay death benefits as described below under “Death Benefits”.

Withdrawals    You may withdraw some or all of your Contract Value (“Contract Value”) at anytime prior to the Payout Start Date. In general, you must withdraw at least $50 at a time. If you withdraw Contract Value from a Guarantee Period before its maturity, a withdrawal charge, and a Market Value Adjustment may apply. Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59 ½, may be subject to an additional 10% federal tax penalty.

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How the Contract Works
The Contract basically works in two ways.
First, the Contract can help you (we assume you are the “Contract Owner”) save for retirement because you can invest in the Contract and generally pay no federal income taxes on any earnings until you withdraw or otherwise access them. You do this during what we call the “Accumulation Phase” of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the “Issue Date”) and continues until the “Payout Start Date,” which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payment to any combination of available Guarantee Periods. You will earn a fixed rate of interest that we declare periodically.
Second, the Contract can help you plan for retirement because you can use it to receive retirement income for life and/ or for a pre‑set number of years by selecting one of the income payment options (we call these “Income Plans”) described under “Income Payments - Income Plans.” You receive income payments during what we call the “Payout Phase” of the Contract, which begins on the Payout Start Date and continues until we make the last income payment required by the Income Plan you select. During the Payout Phase we guarantee the amount of your payments, which will remain fixed. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.
The timeline below illustrates how you might use your Contract.

As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if none, the Beneficiary will exercise the rights and privileges provided by the Contract. See “The Contract.” In addition, if you die before the Payout Start Date we will pay Death Benefits to any surviving Contract Owner or, if there is none, to your Beneficiary. (See “Death Benefits.”)
Please call us at 1-800-632-3492 if you have any questions about how the Contract works.

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The Contract
CONTRACT OWNER
The Choice Plus is a contract between you, the Contract Owner, and Everlake Life, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):
•the amount and timing of your withdrawals,
•the programs you want to use to withdraw money,
•the income payment plan you want to use to receive retirement income,
•the Annuitant (either yourself or someone else) on whose life the income payments will be based,
•the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner dies, and
•any other rights that the Contract provides.
If you die, any surviving Contract Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.
The Contract cannot be jointly owned by both a non-living person and a living person.
Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.
You can use the Contract with or without a qualified plan. A qualified plan is a personal retirement savings plan, such as an IRA or tax-sheltered annuity, that meets the requirements of the Internal Revenue Code. Qualified plans may limit or modify your rights and privileges under the Contract. We use the term "Qualified Contract" to refer to a Contract issued as an IRA, 403(b), or with a qualified plan. See “Annuities Held Within a Qualified Plan”.
ANNUITANT
The Annuitant is the individual whose life determines the amount and duration of income payments (other than under Income Plans with guaranteed payments for specified periods). You initially designate an Annuitant in your application. You may change the Annuitant at any time prior to the Payout Start Date (only if the Contract Owner is a living person). You may designate a joint Annuitant, who is a second person on whose life income payments depend. Joint Annuitants are permitted only on or after the Payout Start Date. If the Annuitant dies prior to the Payout Start Date, the new Annuitant will be the youngest Contract Owner, if living, otherwise, the youngest Beneficiary.
BENEFICIARY
The Beneficiary is the person who may elect to receive the death benefit or become the new Contract Owner, subject to the Death of Owner provision if the sole surviving Contract Owner dies before the Payout Start Date. If the sole surviving Contract Owner dies after the Payout Start Date, the Beneficiaries will receive any guaranteed income payments scheduled to continue.
You may name one or more Beneficiaries when you apply for a Contract. You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of beneficiary form to be signed and filed with us. Until we receive your written request to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. Once we accept your change request, any change will be effective on the date you sign the written request. We are not liable for any payment we make or other action we take before accepting any written request from you. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly.
If you did not name a Beneficiary or if the named Beneficiary is no longer living when the sole surviving Contract Owner dies, the Beneficiary will be:
•a contingent Beneficiary whom you named or, if none,
•your spouse, or, if he or she is no longer alive,
•your surviving children equally, if living, or, if you have no surviving children,
•your estate.
Children, as used in this prospectus, are natural and adopted children only, either minor or adult.
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If more than one Beneficiary survives you (or the Annuitant, if the Contract Owner is not a living person), we will divide the death benefit among your surviving Beneficiaries according to your most recent written instructions. If you have not given us written instructions in a form satisfactory to us, we will pay the death benefit in equal amounts to the surviving Beneficiaries.
For purposes of the Contract, in determining whether a living person, including a Contract Owner, Beneficiary, or Annuitant ("Living Person A") has survived another living person, including a Contract Owner, Beneficiary, or Annuitant (Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.
MODIFICATION OF THE CONTRACT
Only an officer of Everlake Life may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law or except as otherwise permitted in the Contract. If a provision of the Contract is inconsistent with state law, we will follow state law.
ASSIGNMENT
No Owner has a right to assign any interest in a Contract as collateral or security for a loan. However, you may otherwise assign periodic income payments under the Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until you sign and file it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. You should consult with an attorney before requesting any assignment.
WRITTEN REQUESTS AND FORMS IN GOOD ORDER
Written requests must include sufficient information and/or documentation, and be sufficiently clear, to enable us to complete your request without the need to exercise discretion on our part to carry it out. You may contact our Customer Service Center to learn what information we require for your particular request to be in “good order.” Additionally, we may require that you submit your request on our form. We reserve the right to determine whether any particular request is in good order, and to change or waive any good order requirements at any time.
If you have any questions, please contact your financial representative or call our Customer Service Center at 1-800-632-3492.

Purchases and Contract Value
MINIMUM PURCHASE PAYMENTS
All subsequent purchase payments must be at least $100. You may make purchase payments at any time until the earlier of the Payout Start Date and the end of the Contract year ("Contract Year") in which the oldest Contract Owner attains age 91. We reserve the right to limit the maximum amount of purchase payments we will accept.
AUTOMATIC ADDITIONS PROGRAM
You may make subsequent purchase payments by automatically transferring money from your bank account. Please call or write us for an enrollment form.
ALLOCATION OF PURCHASE PAYMENTS
For each purchase payment, you must select one or more Guarantee Periods. A Guarantee Period is a period of years during which you will earn a guaranteed interest rate on your money. You must allocate at least $100 to any one Guarantee Period at the time you make your purchase payment or select a renewal Guarantee Period.
We will apply your purchase payment to the Guarantee Period you select. If you do not select a Guarantee Period for a purchase payment, we will allocate the purchase payment to the same period used for the most recent purchase payment or, if unavailable, into a Guarantee Period of the next shortest term currently offered.
CONTRACT VALUE
Your Contract Value at any time during the Accumulation Phase is equal to the sum of the purchase payments you have invested in the Guarantee Periods, plus earnings thereon, and less any amounts previously withdrawn.
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Guarantee Periods
Each payment allocated to a Guarantee Period earns interest at a specified rate that we guarantee. You must allocate at least $100 to a Guarantee Period at the time you make a purchase payment or select a new Guarantee Period. Guarantee Periods may range from 1 to 10 years. We are currently offering Guarantee Periods of 1, 3 or 5 years in length. In the future we may offer Guarantee Periods of different lengths or stop offering some Guarantee Periods.
Amounts allocated to Guarantee Periods become part of our general account, which supports our insurance and annuity obligations. The general account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the general account, subject to applicable law. You do not share in the investment experience of the general account.
Obligations under the Contract are subject to the financial strength and claims paying ability of Everlake Life, the registrant.

INTEREST RATES
We will tell you what interest rates and Guarantee Periods we are offering at a particular time. We will not change the interest rate that we credit to a particular investment until the end of the relevant Guarantee Period. We may declare different interest rates for Guarantee Periods of the same length that begin at different times.
We have no specific formula for determining the rate of interest that we will declare initially or in the future. We will set those interest rates based on investment returns available at the time of the determination. In addition, we may consider various other factors in determining interest rates including regulatory and tax requirements, sales commissions and administrative expenses, general economic trends, and competitive factors. We determine the interest rates to be declared in our sole discretion. We can neither predict nor guarantee what those rates will be in the future.
If at any time you want to find out what Guarantee Periods and corresponding interest rates are currently available, you may check with your financial representative, or go to https://www.everlakelife.com, or call us at 1-800-632-3492.
HOW WE CREDIT INTEREST
We will credit interest to your additional purchase payments from the date we receive them. We will credit interest daily to each amount allocated to a Guarantee Period at a rate that compounds to the annual interest rate that we declared at the beginning of the applicable Guarantee Period.
The following example illustrates how a $10,000 purchase payment would grow, if allocated to a 5 year Guarantee Period, crediting a hypothetical 4.5% annual interest rate:

Purchase Payment	$10,000
Guarantee Period	5 Years
Annualized Effective Interest Rate	4.50%

End of Contract Year
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning Contract Value	$10,000.00
× (1 + Annual Interest Rate)	$1.05
	$10,450.00
Contract Value at end of Contract Year		$10,450.00
× (1 + Annual Interest Rate)		$1.05
		$10,920.25
Contract Value at end of Contract Year			$10,920.25
× (1 + Annual Interest Rate)			$1.05
			$11,411.66
Contract Value at end of Contract Year				$11,411.66
× (1 + Annual Interest Rate)				$1.05
				$11,925.19
Contract Value at end of Contract Year					$11,925.19
× (1 + Annual Interest Rate)					$1.05
					$12,461.82
Total Interest Credited During Guarantee Period = $2,461.82 ($12,461.82-$10,000)

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This example assumes no withdrawals during the entire 5 year Guarantee Period. If you were to make a partial withdrawal, you may be required to pay a withdrawal charge. In addition, the amount withdrawn may be increased or decreased by a Market Value Adjustment that reflects changes in interest rates since the time you invested the amount withdrawn (see "Market Value Adjustment"). The hypothetical annual interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above but will never be less than the guaranteed minimum rate stated in the Contract.
RENEWALS
We will mail you a notice at least 10 days prior to the end of each Guarantee Period, informing you of the options available to you for the expiring Guarantee Period. During the 30-day period after the end of the Guarantee Period, you may:
1)Take no action. We will automatically apply your money to a new Guarantee Period of the same length as the expiring Guarantee Period or, if unavailable, into a Guarantee Period of the next shortest term currently offered. The new Guarantee Period will begin on the day the previous Guarantee Period ends. The new interest rate will be our then current declared rate for a Guarantee Period of that length; or
2)Instruct us to apply your money to one or more new Guarantee Periods that may be available. The new Guarantee Period(s) will begin on the day the previous Guarantee Period(s) ends. The new interest rate for each new Guarantee Period will be our then current declared rates for that Guarantee Period; or
3)Withdraw all or a portion of your money from the expired Guarantee Period without incurring a Market Value Adjustment (or a withdrawal charge to the extent of the Free Withdrawal Amount). Amounts withdrawn will be deemed withdrawn on the day the Guarantee Period expired. Amounts not withdrawn will be applied to a new Guarantee Period of the same length as the previous Guarantee Period or, if unavailable, into a Guarantee Period of the next shortest term currently offered. The new Guarantee Period will begin on the day the previous Guarantee Period ends.
If you take no action under option 1 above and we automatically apply your money to a new Guarantee Period of the same length as the expiring Guarantee Period, or, if unavailable, into a Guarantee Period of the next shortest currently offered, the new Guarantee Period and interest rate will be reflected in a transaction confirmation we will send to you after the allocation transaction. The new allocation will also be reflected in your next account statement.

If you choose option 3 above, we will pay interest from the date the previous Guarantee Period expired until the date of the transfer or withdrawal as applicable. The interest rate will be the then current rate we are crediting for a Guarantee Period of the same length as the previous Guarantee Period. Amounts not withdrawn or transferred will be applied to a new Guarantee Period of the same length as the previous Guarantee Period. The new Guarantee Period will begin on the day the previous Guarantee Period ends.

MARKET VALUE ADJUSTMENT
All withdrawals from a Guarantee Period, other than those taken within the first 30 days of a renewal Guarantee Period, are subject to a Market Value Adjustment. A Market Value Adjustment may also apply upon payment of a death benefit under the Contract, and when you apply amounts currently invested in a Guarantee Period to an Income Plan, other than during the first 30 days of a renewal Guarantee Period.
We will not apply the Market Value Adjustment to withdrawals you make:
•to satisfy IRS minimum distribution rules for the Contract; or
•within the “Free Withdrawal Amount,” described under “Expenses” below.
We apply the Market Value Adjustment to reflect changes in interest rates from the time you first allocate money to a Guarantee Period to the time you remove it from that Guarantee Period. We calculate the Market Value Adjustment by comparing the Treasury Rate for a period equal to the Guarantee Period at its inception to the Treasury Rate for a period equal to the time remaining in the Guarantee Period when you remove your money. "Treasury Rate" means the U.S. Treasury Note Constant Maturity Yield as reported in Federal Reserve Bulletin Release H.15.
The Market Value Adjustment may be positive or negative, depending on changes in interest rates. If interest rates increase significantly from the time you make a purchase payment, the Market Value Adjustment, any applicable withdrawal charge, premium taxes, and income tax withholding (if applicable) could reduce the amount you receive upon full withdrawal of your Contract Value to an amount that is less than the sum of your purchase payments plus interest at the minimum guaranteed interest rate under the Contract.
Generally, if the Treasury Rate at the time you allocate money to a Guarantee Period is lower than the applicable current Treasury Rate for a period equal to the time remaining in the Guarantee Period, then the Market Value Adjustment will result in a lower amount payable to you. Conversely, if the Treasury Rate at the time you allocate money to a Guarantee Period is higher than the applicable current Treasury Rate, then the Market Value Adjustment will result in a higher amount payable to you.
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For example, assume that you purchase a Contract and select an initial Guarantee Period of 5 years and the Treasury Rate for that duration is 4.50%. Assume that at the end of 3 years, you make a partial withdrawal, in excess of the Free Withdrawal Amount. If, at that later time, the current Treasury Rate for a 2 year period is 4.00%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to you. Conversely, if the current Treasury Rate for the 2 year period is 5.00%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to you. The hypothetical interest rate in this example is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above, and in recent years they generally have been lower in a generally low interest rate environment.
The formula for calculating Market Value Adjustments is set forth in the back of this prospectus, which also contains additional examples of the application of the Market Value Adjustment.

Expenses
As a Contract Owner, you will bear the charges and expenses described below.
WITHDRAWAL CHARGE
During the Accumulation Phase, we may assess a withdrawal charge on the purchase payment(s) from the amounts you withdraw. However, each year you may withdraw up to 10% of the money allocated to the Guarantee Period from which you are making the withdrawal without paying a withdrawal charge. We measure each year from the commencement of the relevant Guarantee Period. Unused portions of this 10% Free Withdrawal Amount are not carried forward to future years or other Guarantee Periods.
The withdrawal charge is a percentage of the Contract Value you withdraw in excess of the Free Withdrawal Amount. The percentage depends on the year we received the purchase payment you are withdrawing, as follows:

Payment Year:	Withdrawal Charge:
1	7%
2	7%
3	6%
4	5%
5	4%
6 and later	0%
The following example illustrates how the withdrawal charge is calculated on a full surrender at the end of the third contract year with an initial deposit of $10,000, interest rate of 4.50% and no prior withdrawals:

Step 1 calculate Contract Value	$10,000 * (1.045)[3] = $11,411.66
Step 2 calculate the amount in excess of the Free Withdrawal Amount	Free Withdrawal Amount = 10% * $10,000 = $1,000 Amount in Excess is $11,411.66 - $1,000 = $10,411.66
Step 3 calculate the Withdrawal Charge	6.0% * $10,411.66 = $624.70
We treat the oldest purchase payments as being withdrawn first. We will deduct withdrawal charges, if applicable, from the amount paid. We do not apply a withdrawal charge in the following situations:
•on the Payout Start Date;
•the death of the Contract Owner (or the Annuitant if Contract Owner is not a living person);
•withdrawals taken to satisfy IRS minimum distribution rules for the Contract; or
•withdrawals taken from a renewal Guarantee Period within the first 30 days of such Period; or
•Withdrawals that qualify for a waiver (see below).
Confinement Waiver. We will waive the withdrawal charge on all withdrawals taken prior to the Payout Start Date under your Contract if the following conditions are satisfied:
1)you or the Annuitant, if the Contract is owned by a company or other legal entity, are confined to a long term care facility or a hospital for at least 90 consecutive days. You or the Annuitant must enter the long term care facility or hospital at least 30 days after the Issue Date;
2)you must request the withdrawal and provide written proof of the stay no later than 90 days following the end of your or the Annuitant's stay at the long term care facility or hospital; and
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3)a physician must have prescribed the stay and the stay must be medically necessary (as defined in the Contract).
You may not claim this benefit if you, or the Annuitant, or a member of your or the Annuitant's immediate family, is the physician prescribing your or the Annuitant's stay in a long term care facility.
We use the amounts obtained from the withdrawal charge to recover the cost of sales commissions and other promotional or distribution expenses associated with marketing the Contracts.
Withdrawals may be subject to tax penalties, income tax, and a Market Value Adjustment. You should consult your own tax counsel or other tax advisors regarding any the tax consequences of making withdrawals.
PREMIUM TAXES
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs, including payment upon death.
We may, sometime in the future, discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state or other governmental entity (as applicable).
At the Payout Start Date, we deduct the charge for any applicable premium taxes from the total Contract Value before applying the Contract Value to an Income Plan.

Access to Your Money
You can withdraw some or all of your Contract Value at any time prior to the Payout Start Date. You may not make any withdrawals or surrender your Contract once the Payout Phase has begun.
You must specify the Guarantee Period from which you would like to withdraw your money. The minimum you may withdraw is $50. If the amount you withdraw reduces the amount invested in any Guarantee Period to less than $100, we will treat the withdrawal request as a request to withdraw the entire amount in that Guarantee Period.
The amount you receive may be reduced by a withdrawal charge, income tax withholding, and any premium taxes. The amount you receive may be increased or reduced by a Market Value Adjustment.
If you request a total withdrawal, you must return your Contract to us.
Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first followed by the oldest purchase payments. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Distributions taken prior to age 59 ½ may be subject to an additional 10% federal tax penalty.
Please consult your tax advisor before taking any withdrawal.
SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. The minimum amount of each systematic withdrawal is $50. We will deposit systematic withdrawal payments into the Contract Owner’s bank account. Please consult with your financial representative for details.
Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first followed by the oldest purchase payments. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 59½, may be subject to an additional 10% federal tax penalty.
We may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.
MINIMUM CONTRACT VALUE
If the amount you withdraw reduces your Contract Value to less than $2,000, we will treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any Market Value Adjustment, less withdrawal and other charges and applicable taxes.
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RETURN OF PURCHASE PAYMENT GUARANTEE
When you withdraw your money, a withdrawal charge and a Market Value Adjustment may apply. However, if you decide to surrender your Contract, we guarantee that the amount you receive upon surrender will never be less than the sum of your initial and any subsequent purchase payments, less amounts previously withdrawn (prior to withholding and the deduction of any applicable premium and penalty taxes if applicable). Applicable premium tax and income tax withheld may reduce the amount you receive on surrender to less than the sum of your initial and any subsequent purchase payments. This guarantee does not apply to earnings on purchase payments. The renewal of a Guarantee Period does not in any way change this guarantee.
POSTPONEMENT OF PAYMENTS
We may postpone, at our discretion, payment of withdrawals for up to six months from the date we receive your withdrawal request or such shorter time as the law may allow. Where required, we will obtain prior approval from your state Insurance Commissioner.

Payout Phase
PAYOUT START DATE
The Payout Start Date is the day that we apply your money to provide income payments under an Income Plan. The Payout Start Date must be:
•at least 30 days after the Issue Date; and
•no later than the Annuitant’s 90th birthday, or
•the 10th Contract anniversary, if later.
You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the new Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.
INCOME PLANS
An Income Plan is a series of scheduled payments to you or someone you designate. You may choose only one Income Plan. You may choose and change your choice of Income Plan until 30 days before the Payout Start Date. If we do not receive notification of your selection, you will be deemed to have elected Income Plan 1, life income with guaranteed payments for 120 months, and we will make payments in accordance with that Income Plan. You may not make withdrawals or change your choice of Income Plan after the Payout Start Date. If you do not want an Income Plan you must surrender your Contract prior to the Contract Maturity Date.
A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the “basis”. Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 59½, may be subject to an additional 10% federal tax penalty.
The three Income Plans available under the Contract are:
Income Plan 1 - Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 60 to 360 months.
Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant lives. If both the Annuitant and joint Annuitant die in the Payout Phase, we will continue to pay the income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 60 to 360 months.
Income Plan 3 - Guaranteed Payments for a Specified Period. Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant’s life. The shortest number of months guaranteed is 60; the longer number of months guaranteed is 360.
The length of any Guaranteed Payment Period under your selected Income Plan generally will affect the dollar amount of each income payment. As a general rule, longer guarantee periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no minimum specified period for guaranteed payments, the income payments generally will be greater than the income payments made under the same
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Income Plan with a minimum specified period for guaranteed payments. As a general rule, plans with a joint Annuitant also will result in lower income payments. Income plans may vary from state to state.
We may make other Income Plans available, including ones that you and we agree upon. You may obtain information about them by writing or calling us.
If you choose Income Plan 1 or 2, or, if available, another Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we will require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and may require proof that the Annuitant or joint Annuitant are alive before we make each payment. Please note that under such Income Plans, if you elect to take no guaranteed payments, it is possible that the payee could receive no income payments if the Annuitant and any joint Annuitant both die before the first income payment, or only one income payment if they die before the second income payment, and so on.
We will apply your Contract Value, adjusted by any Market Value Adjustment, less applicable taxes, to your Income Plan on the Payout Start Date. If your initial monthly payments would be less than $20, and state law permits, we may:
•terminate your Contract and pay you the Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or
•reduce the frequency of your payments so that each payment will be at least $20.
INCOME PAYMENTS
Subject to your Income Plan selection, we guarantee income payment amounts for the duration of the Income Plan. We calculate income payments by:
•adjusting your Contract Value on the Payout Start Date by any applicable Market Value Adjustment;
•deducting any applicable premium tax; and
•applying the resulting amount to the greater of (a) the appropriate value from the income payment table in your Contract or (b) such other value as we are offering at that time.
We may postpone, at our discretion, making fixed income payments for a period of up to six months or such shorter time as state law may allow. Where required, we will obtain prior approval from your state Insurance Commissioner. If we postpone payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.
CERTAIN EMPLOYEE BENEFIT PLANS
The Contract offered by this prospectus contains income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex, to the extent permitted by law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the Contract is appropriate.

Death Benefits
We will pay a death benefit if, prior to the Payout Start Date:
1)any Contract Owner dies, or
2)the Annuitant dies, if the Contract is owned by a nonliving person.
We will pay the death benefit to the new Contract owner as determined immediately after the death. The new Contract owner would be a surviving Contract Owner or, if none, the Beneficiary.
DEATH BENEFIT AMOUNT
Prior to the Payout Start Date, the death benefit is equal to the Contract Value plus any positive Market Value Adjustment applied in excess of the Free Withdrawal Amount. Any applicable taxes may be deducted.
A claim for the settlement of the death benefit must include "Due Proof of Death." We will accept the following documentation as Due Proof of Death:
•a certified copy of the death certificate;
•a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
•any other proof acceptable to us.
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DEATH BENEFIT OPTIONS
The Contract Owner eligible to receive death benefits has the following options:
1)If the Contract Owner is not a living person, then the Contract Owner must receive the Death Benefit within 5 years of the date of death.
2)Otherwise, within 60 days of the date when the death benefit is calculated, the Contract Owner may elect to receive the Death Benefit under an Income Plan, with payments beginning within one year of the date of death. . Income payments must be made over the life of the new Contract Owner, or a period not to exceed the life expectancy of the new Contract Owner.
3)Receive the Death Benefit in a lump sum. Any death benefit payable in a lump sum must be paid within 5 years of the date of death. If no election is made, funds will be distributed at the end of the 5 year period.
4)If the surviving spouse of the deceased Contract Owner is the new Contract Owner, then the spouse may elect one of the options listed above or may continue the Contract in the Accumulation Phase as if the death had not occurred. If the Contract is continued in the Accumulation Phase, the surviving spouse may make a single withdrawal of any amount within 1 year of the date of death without incurring a withdrawal charge. However, any applicable Market Value Adjustment, determined as of the date of the withdrawal, will apply.

More Information
EVERLAKE LIFE
On November 1, 2021, Allstate Insurance Company completed its sale of Allstate Life Insurance Company and Allstate Distributors, LLC, to Everlake US Holdings Company, a Delaware corporation (the “Transaction”). Due to the company sale, Everlake Life is now a wholly owned subsidiary of Everlake US Holdings Company. As a result of the Transaction, Allstate Distributors, LLC has changed its name to Everlake Distributors, LLC, and Allstate Life Insurance Company has changed its name to Everlake Life Insurance Company (“Everlake Life”).
Everlake Life is the issuer of the Contract. Everlake Life was organized in 1957 as a stock life insurance company under the laws of the State of Illinois.
Everlake Life is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the State of New York. The Contracts are no longer offered for sale in any jurisdiction. Our home office is located at 3100 Sanders Road, Northbrook, Illinois, 60062. Additional information concerning Everlake Life is provided in Appendix A to this prospectus.
THE CONTRACT
Distribution. Everlake Distributors, L.L.C. (“EDLLC”), located at 3100 Sanders Road, Northbrook, IL 60062, is the principal underwriter and distributor of the Contract. EDLLC is a wholly owned subsidiary of Everlake Life. EDLLC is registered as a broker‑dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority ("FINRA").
EDLLC may pay ongoing annual compensation of up to 1.25% of Contract Value. Individual representatives receive a portion of compensation paid to the broker-dealer or bank with which they are associated in accordance with the broker-dealer's or bank's practices. We estimate that commissions and annual compensation, when combined, will not exceed 8.5% of total purchase payments. However, commissions and annual compensation could exceed that amount because ongoing annual compensation is related to Contract Value and the number of years the Contract is held.
From time to time, we may pay asset-based compensation and/or marketing allowances to banks and broker-dealers. These payments vary among individual banks and broker dealers, and the asset-based payments may be up to 0.25% of Contract Value annually. These payments are intended to contribute to the promotion and marketing of the Contracts, and vary among banks and broker-dealers. The marketing and distribution support services include but are not limited to: (1) placement of the Contracts on a list of preferred or recommended products in the bank's or broker-dealer's distribution system; (2) sales promotions with regard to the Contracts; (3) participation in sales conferences; and (4) helping to defray the costs of sales conferences and educational seminars for the bank or broker-dealer's registered representatives. For more information on the compensation associated with this Contract that your registered representative or his or her bank or brokerage firm may receive, please consult your registered representative.
Everlake Life does not pay EDLLC a commission for distribution of the Contracts. The underwriting agreement with EDLLC provides that we will reimburse EDLLC for expenses incurred in distributing the Contracts, including any liability to Contract Owners arising out of services rendered or Contracts issued.

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Administration. We have primary responsibility for all administration of the Contracts. We provide the following administrative services, among others:
We also will provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.
•issuance of the Contracts;
•maintenance of Contract Owner records;
•Contract Owner services; and
•preparation of Contract Owner reports.
You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we reserve the right to make the adjustment as of the date that we receive notice of the potential error.
ANNUITIES HELD WITHIN A QUALIFIED PLAN
If you use the Contract within an employer sponsored qualified retirement plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information. Everlake Life no longer issues deferred annuities to employer sponsored qualified retirement plans.
LEGAL MATTERS
Certain matters of state law pertaining to the Contracts, including the validity of the Contracts and Everlake Life’s right to issue such Contracts under applicable state insurance law, have been passed upon by Angela K. Fontana, Senior Vice President, Chief Legal Officer and Secretary of Everlake Life.
EXPERTS
The statutory-basis financial statements of Everlake Life Insurance Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which expresses an unqualified opinion on the statutory-basis financial statements and an adverse opinion on accounting principles generally accepted in the United States of America. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Taxes
The following discussion is general and is not intended as tax advice. Everlake Life makes no guarantee regarding the tax treatment of any Contract or transaction involving a Contract.
Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax advisor.
TAXATION OF EVERLAKE LIFE INSURANCE COMPANY
Everlake Life is taxed as a life insurance company under Part I of Subchapter L of the Code.
TAXATION OF FIXED ANNUITIES IN GENERAL
Tax Deferral. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where the Contract Owner is a natural person.
Non-Natural Owners. Non-natural owners are also referred to as Non Living Owners in this prospectus. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the non-natural owner during the taxable year.
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Exceptions to the Non-Natural Owner Rule. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain Qualified Plans; (4) certain contracts used in connection with structured settlement agreements; and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.
Grantor Trust Owned Annuity. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions to the Non-Natural Owner Rule section. In accordance with the Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the surviving Contract Owner. Since the trust will be the surviving Contract Owner in all cases, the Death Benefit will be payable to the trust notwithstanding any beneficiary designation on the annuity contract. A trust, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment; or 2) payment deferred up to five years from date of death.
Taxation of Partial and Full Withdrawals. If you make a partial withdrawal under a non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. An exception to this treatment exists for contracts purchased prior to August 14, 1982, or contracts with investment prior to that date often referred to as Pre-TEFRA cost basis. In those contracts, withdrawals are treated as a return of cost basis until all Pre-TEFRA cost basis is withdrawn. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a total withdrawal under a non‑Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.
You should contact a competent tax advisor about the potential tax consequences of a Market Value Adjustment, as no definitive guidance exists on the proper tax treatment of Market Value Adjustments.
Taxation of Annuity Payments. Generally, the rule for income taxation of annuity payments received from a non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. The federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.
Partial Annuitization. An individual may partially annuitize their non-qualified annuity if the contract permits. The Small Business Jobs Act of 2010 included a provision which allows for a portion of a non-qualified annuity to be annuitized while the balance is not annuitized. The annuitized portion must be paid out over 10 or more years or over the lives of one of more individuals. The annuitized portion of the contract is treated as a separate contract for purposes of determining taxability of the payments under Section 72 of the Code. We do not currently permit partial annuitization.
Withdrawals After the Payout Start Date. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.
Distribution at Death Rules. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:
•if any Contract Owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract Owner’s death;
•if any Contract Owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract Owner’s death. This requirement is satisfied if any portion of the Contract Owner’s interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract Owner’s death. If the Contract Owner’s designated Beneficiary is the surviving spouse (as defined by federal law) of the Contract Owner, the Contract may be continued with the surviving spouse as the new Contract Owner;
•if the Contract Owner is a non-natural person, then the Annuitant will be treated as the Contract Owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will trigger the rules under death of the Contract Owner.
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Please consult with your tax or legal adviser for additional information.
Taxation of Annuity Death Benefits. Death Benefit amounts are included in income as follows:
•if distributed in a lump sum, the amounts are taxed in year of distribution in the same manner as a total withdrawal, or
•if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.
Medicare Tax on Net Investment Income. The Patient Protection and Affordable Care Act, enacted in 2010, included a Medicare tax on investment income. This tax assesses a 3.8% surtax on the lesser of (1) net investment income or (2) the excess of “modified adjusted gross income” over a threshold amount. The “threshold amount” is $250,000 for married taxpayers filing jointly, $125,000 for married taxpayers filing separately, $200,000 for single taxpayers, and approximately $12,750 for trusts. The taxable portion of payments received as a withdrawal, surrender, annuity payment, death benefit payment or any other actual or deemed distribution under the contract will be considered investment income for purposes of this surtax.
Penalty Tax on Premature Distributions. A 10% penalty tax applies to the taxable amount of any premature distribution from a non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:
•made on or after the date the Contract Owner attains age 59½,
•made as a result of the Contract Owner’s death (or Annuitant’s death when owner is not an individual) or the Contract Owner becoming totally disabled as defined in the Code,
•made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,
•made under an immediate annuity (as defined by the Code), or
•attributable to investment in the Contract before August 14, 1982.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments. With respect to non‑Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract Owner’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer a substantially equal periodic payment stream. You should consult a competent tax advisor prior to creating or modifying a substantially equal periodic payment stream.
Tax Free Exchanges under Internal Revenue Code Section 1035. A 1035 exchange is a tax-free exchange of a non‑Qualified life insurance contract, endowment contract or annuity contract into a non-Qualified annuity contract, including tax-free exchanges of annuity death benefits for a Beneficiary Annuity. The contract owner(s) must be the same on the old and new contracts. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them. Once you begin fixed annuity payments, you are not eligible for a tax-free exchange under Section 1035.
Partial Exchanges. The IRS has issued rulings that permit partial exchanges of annuity contracts. Effective October 24, 2011, a partial exchange, from one deferred annuity contract to another deferred annuity contract will qualify for tax deferral. If a distribution from either contract occurs during the 180 day period following the date of the 1035 transfer, the IRS will apply general tax principles to determine the substance and treatment of the transfer. This may include disqualifying the original 1035 exchange or treating the withdrawn funds as a distribution from the original contract. You should consult with a competent tax advisor with respect to withdrawals or surrenders during this 180 day time frame.
If a partial exchange is retroactively negated, the amount originally transferred to the recipient contract is treated as a withdrawal from the source contract, taxable to the extent of any gain in that contract on the date of the exchange. An additional 10% tax penalty may also apply if the Contract Owner is under age 59 ½. Your Contract may not permit partial exchanges, please contact us for more information.
Partial exchange from a deferred annuity to long-term care contract. The IRS confirmed in Notice 2011-68 that partial exchanges from a deferred annuity contract to a qualified long-term care insurance contract can qualify as tax-free exchanges under section 1035.
You should consult a competent tax advisor before entering into any transaction of this type.

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Taxation of Ownership Changes. If you transfer a non‑Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax. If the entire Account Value is assigned or pledged, subsequent increases in the Account Value are also treated as withdrawals for as long as the assignment or pledge remains in place. The cost basis is increased by the amount includable in income with respect to such assignment or pledge.
Aggregation of Annuity Contracts. The Code requires that all non-qualified deferred annuity contracts issued by Everlake Life (or its affiliates) to the same Contract Owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

INCOME TAX WITHHOLDING
Generally, Everlake Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made or no U.S. taxpayer identification number is provided we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.
Everlake Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.
Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Everlake Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax Compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.
Regardless of the amount withheld by us, you are liable for payment of income taxes (including any estimated taxes that may be due) on the taxable portion of distributions from the annuity contract. You should consult with a competent tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

TAX QUALIFIED CONTRACTS
The income on Qualified Plan investments is tax deferred, and the income from annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing an annuity as an IRA. Tax Qualified Contracts are contracts purchased as or in connection with:
•Individual Retirement Annuities (IRAs) under Code Section 408(b);
•Roth IRAs under Code Section 408A;
•Simplified Employee Pension (SEP IRA) under Code Section 408(k);
•Savings Incentive Match Plans for Employees (SIMPLE IRA) under Code Section 408(p);
•Tax Sheltered Annuities under Code Section 403(b);
•Corporate and Self Employed Pension and Profit Sharing Plans under Code Section 401; and
•State and Local Government and Tax-Exempt Organization Deferred Compensation Plans under Code Section 457.
Everlake Life reserves the right to limit the availability of the Contract for use with any of the retirement plans listed above or to modify the Contract to conform with tax requirements. If you use the Contract within an employer sponsored qualified retirement plan or TSA, the plan may impose different or additional conditions or limitations on withdrawals, waiver of charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if Qualified Plan and TSA limits on distributions and other conditions are not met. Please consult your Qualified Plan or TSA administrator for more information. Everlake Life no longer issues deferred annuities to employer sponsored qualified retirement plans or TSAs.
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The tax rules applicable to participants with tax qualified annuities vary according to the type of contract and the terms and conditions of the endorsement. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Everlake Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent’s IRA, TSA, or employer sponsored retirement plan under which the decedent’s surviving spouse is the beneficiary. Everlake Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent’s IRA, TSA, or employer sponsored qualified retirement plan. Note that in 2014, the U.S. Supreme Court ruled that Inherited IRA’s, other than IRAs inherited by the owner’s spouse, do not qualify as retirement assets for purposes of protection under federal bankruptcy laws.
Please refer to the section Required Distributions Upon Your Death for a Qualified Annuity for IRAs or 403(b) plans, if applicable, for additional information on your death settlement options. In the case of certain Qualified Plans, the terms of the Qualified Plan Endorsement and the plans may govern the right to benefits, regardless of the terms of the Contract.
Taxation of Withdrawals from an Individually Owned Tax Qualified Contract. If you make a partial withdrawal under a Tax Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that you invest in the Contract (i.e., nondeductible IRA contributions) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and generally all tax reporting of distributions from Tax Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.
“Qualified distributions” from Roth IRAs are not included in gross income. “Qualified distributions” are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:
•made on or after the date the Contract Owner attains age 59½,
•made to a beneficiary after the Contract Owner’s death,
•attributable to the Contract Owner being disabled, or
•made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).
“Non-qualified distributions” from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions.
Required Minimum Distributions. Generally, Tax Qualified Contracts (excluding Roth IRAs) require minimum distributions upon reaching the applicable age, or if later, the year in which you retire. However, if the retirement plan account is an IRA or you are a 5% owner of the business sponsoring the retirement plan, the RMDs must begin once you reach the applicable age regardless of whether you are retired. Failure to withdraw the required minimum distribution will result in a 25% excise tax (a 50% excise tax applied prior to tax year 2023) on the shortfall not withdrawn from the Contract. The excise tax on such failures may be further reduced from 25% to 10% if corrected in a timely manner and certain other conditions are met in accordance with the Consolidated Appropriations Act, 2023 (which includes SECURE 2.0 of 2022 (“SECURE 2.0”)).

If you…	Your applicable age is…
Attained age 70 1/2 on or before December 31, 2019	70 ½
Attained age 72 between January 1, 2020 and December 31, 2022	72
Attain age 72 on or after January 1, 2023 and attain age 73 on or before December 31, 2033	73*
Attain age 74 on or after January 1, 2033	75*

*If you were born in 1959, you should consult your tax advisor regarding your “applicable age,” because it is not clear under SECURE 2.0 whether your “applicable age” is age 73 or age 75.

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The Death Benefit and Tax Qualified Contracts. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.

It is also possible that certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract Owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under Qualified Plans, such as in connection with a TSA or employer sponsored qualified retirement plan.
Everlake Life reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed above.
Penalty Tax on Premature Distributions from Tax Qualified Contracts. A 10% penalty tax applies to the taxable amount of any premature distribution from a Tax Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59½. However, no penalty tax is incurred on distributions:
•made on or after the date the Contract Owner attains age 59½,
•made as a result of the Contract Owner’s death or total disability,
•made in substantially equal periodic payments (as defined by the Code) over the Contract Owner’s life or life expectancy, or over the joint lives or joint life expectancies of the Contract Owner and the Beneficiary,
•made after separation from service after age 55 (does not apply to IRAs),
•made pursuant to an IRS levy,
•made for certain medical expenses,
•made to pay for health insurance premiums while unemployed (applies only for IRAs),
•made for qualified higher education expenses (applies only for IRAs)
•made for a first time home purchase (up to a $10,000 lifetime limit and applies only for IRAs),
•made for qualified expenses after the birth or adoption of a child ($5,000 limit on expenses incurred within 1 year after birth or adoption), and
•from an IRA or attributable to elective deferrals under a 401(k) plan, 403(b) annuity or certain similar arrangements made to individuals who (because of their being members of a reserve component) are ordered or called to active duty after September 11, 2001 for more than 179 days or for an indefinite period; and made during the period beginning on the date of the order or call on duty and ending at the close of the active duty period.
•made as a result of the Contract Owner being certified as terminally ill with 84 or less months to live.
•made to individuals who are corrections officers and who are employees of state and local governments.
•made of excess contributions.
During the first 2 years of the individual’s participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.
You should consult a competent tax advisor to determine how these exceptions may apply to your situation.
Substantially Equal Periodic Payments on Tax Qualified Contracts. With respect to Tax Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other material modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer’s attaining age 59½ would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. A material modification does not include permitted changes described in published IRS rulings. Not all products may offer substantially equal periodic payment stream.

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Income Tax Withholding on Tax Qualified Contracts. Generally, Everlake Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered “eligible rollover distributions.” The customer may elect out of withholding by completing and signing a withholding election form. If no election is made or if no U.S. Taxpayer Identification number is provided, we will automatically withhold the required 10% from the taxable amount. Since we cannot determine the taxable amount of distributions from a Roth IRA, we will not automatically withhold 10%. If you request withholding from a Roth IRA distribution, federal income tax will be withheld on the entire amount distributed. In certain states, if there is federal withholding, then state withholding is also mandatory. Everlake Life is required to withhold federal income tax at a rate of 20% on all “eligible rollover distributions” unless you elect to make a “direct rollover” of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Tax Qualified Contracts, including TSAs but excluding IRAs, with the exception of:
•required minimum distributions, or,
•a series of substantially equal periodic payments made over a period of at least 10 years, or,
•a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,
•hardship distributions.
For all annuitized distributions that are not subject to the 20% withholding requirement, Everlake Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. If no U.S. taxpayer identification number is provided, we will automatically withhold using single with zero exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory. Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.
Generally, Code Section 1441 provides that Everlake Life as a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien not subject to FATCA. Certain payees may be subject to the Foreign Accounts Tax compliance Act (FATCA) which would require 30% mandatory withholding for certain entities. Please see your personal tax advisor for additional information regarding FATCA. A non‑resident alien is someone other than a U.S. citizen or resident alien. We require an IRS Form W-8 at issue to certify the owners' foreign status. Withholding may be reduced or eliminated if covered by an income tax treaty between the U.S. and the non-resident alien’s country of residence if the payee provides a fully completed Form W-8. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number (“ITIN”). ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number. The U.S. does not have a tax treaty with all countries nor do all tax treaties provide an exclusion or lower withholding rate for annuities.
Regardless of the amount withheld by us, you are liable for payment of income taxes (including any estimated taxes that may be due) on the taxable portion of distributions from the annuity contract. You should consult with a competent tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

Charitable IRA Distributions. Certain qualified IRA distributions for charitable purposes are eligible for an exclusion from gross income, up to $100,000 (indexed for inflation for tax years beginning with 2023), for otherwise taxable IRA distributions from a traditional or Roth IRA. A qualified charitable distribution is a distribution that is made (1) directly by the IRA trustee to a certain qualified charitable organizations and (2) on or after the date the IRA owner attains age 70½. Distributions that are excluded from income under this provision are not taken into account in determining the individual’s deduction, if any, for charitable contributions. Effective in 2020, the amount of your qualified charitable distributions that are excluded from income for a tax year is reduced (but not below zero) by the excess of: (1) the total amount of your IRA deductions allowed for all tax years ending on or after the date you attain age 70 ½, over (2) the total amount of reductions for all tax years preceding the current tax year.
The IRS has indicated that an IRA trustee is not responsible for determining whether a distribution to a charity is one that satisfies the requirements of the charitable giving incentive. Consistent with the applicable IRS instructions, we report these distributions as normal IRA distributions on Form 1099-R. Individuals are responsible for reflecting the distributions as charitable IRA distributions on their personal tax returns. You should consult a competent tax advisor about whether a one-time distribution up to $50,000 (indexed for inflation for tax years beginning with 2023) that is made from your IRA to a “split interest entity” can be excluded from your gross income.

Individual Retirement Annuities. Code Section 408(b) permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified retirement plans may be “rolled over” on a tax-deferred basis into an Individual Retirement Annuity. For IRA rollovers, an individual can only make an IRA to IRA rollover if the individual has not made a rollover involving any IRAs owned by the individual in the prior 12 months. An IRA transfer is a tax-free trustee-to-trustee “transfer” from one IRA account to another. IRA transfers are not subject to this 12-month rule.
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Roth Individual Retirement Annuities. Code Section 408A permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.
A traditional Individual Retirement Account or Annuity may be converted or “rolled over” to a Roth Individual Retirement Annuity. The tax law allows distributions from qualified retirement plans including tax sheltered annuities and governmental Section 457 plans to be rolled over directly into a Roth IRA, subject to the usual rules that apply to conversions from a traditional IRA into a Roth IRA. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions. Effective January 1, 2005, the IRS requires conversions of annuity contracts to include the actuarial present value of other benefits for purposes of valuing the taxable amount of the conversion.
The Code also permits the recharacterization of current year contribution amounts from a traditional IRA, SEP, or SIMPLE IRA into a Roth IRA, or from a Roth IRA to a traditional IRA. Recharacterization is accomplished through a trustee-to-trustee transfer of a contribution (or a portion of a contribution) plus earnings, between different types of IRAs. A properly recharacterized contribution is treated as a contribution made to the second IRA instead of the first IRA. Such recharacterization must be completed by the applicable tax return due date (with extensions).
Annuities Held By Individual Retirement Accounts (commonly known as Custodial IRAs). Code Section 408 permits a custodian or trustee of an Individual Retirement Account to purchase an annuity as an investment of the Individual Retirement Account. If an annuity is purchased inside of an Individual Retirement Account, then the Annuitant must be the same person as the beneficial owner of the Individual Retirement Account.
If you have a contract issued as an IRA under Code Section 408(b) and request to change the ownership to an IRA custodian permitted under Section 408, we will treat a request to change ownership from an individual to a custodian as an indirect rollover. We will send a Form 1099R to report the distribution and the custodian should issue a Form 5498 for the contract value contribution.
Generally, the death benefit of an annuity held in an Individual Retirement Account must be paid upon the death of the Annuitant. However, in most states, the Contract permits the custodian or trustee of the Individual Retirement Account to continue the Contract in the accumulation phase, with the Annuitant’s surviving spouse as the new Annuitant, if the following conditions are met:
1)The custodian or trustee of the Individual Retirement Account is the owner of the annuity and has the right to the death proceeds otherwise payable under the Contract;
2)The deceased Annuitant was the beneficial owner of the Individual Retirement Account;
3)We receive a complete request for settlement for the death of the Annuitant; and
4)The custodian or trustee of the Individual Retirement Account provides us with a signed certification of the following:
(a)The Annuitant’s surviving spouse is the sole beneficiary of the Individual Retirement Account;
(b)The Annuitant’s surviving spouse has elected to continue the Individual Retirement Account as his or her own Individual Retirement Account; and
(c)The custodian or trustee of the Individual Retirement Account has continued the Individual Retirement Account pursuant to the surviving spouse’s election.
Simplified Employee Pension IRA. Code Section 408(k) allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. These employers may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.
Savings Incentive Match Plans for Employees (SIMPLE IRA). Code Section 408(p) allows eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees using individual retirement annuities. In general, a SIMPLE IRA consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to purchase the Contract as a SIMPLE IRA should seek competent tax and legal advice.
Effective January 1, 2023, Roth contributions are permitted for SEP and SIMPLE IRAs. Under SECURE 2.0, employers may offer employees the ability to elect to treat employee and employer contributions (in whole or in part) as made to a Roth IRA.

To determine if you are eligible to contribute to any of the above listed IRAs (traditional, Roth, SEP, or SIMPLE), please refer to IRS Publication 590-A and your competent tax advisor.

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Tax Sheltered Annuities. Code Section 403(b) provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Everlake Life has currently suspended sales of TSA contracts.
Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:
•attains age 59½,
•severs employment,
•dies,
•becomes disabled, or
•incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).
These limitations do not apply to withdrawals where Everlake Life is directed to transfer some or all of the Contract Value to another 403(b) plan. Generally, we do not accept funds in 403(b) contracts that are subject to the Employee Retirement Income Security Act of 1974 (ERISA). Under IRS regulations we can accept contributions, transfers and rollovers only if we have entered into an information-sharing agreement with the applicable employer or its plan administrator. Unless your contract is grandfathered from certain provisions in these regulations, we will only process certain transactions with employer approval.
Corporate and Self-Employed Pension and Profit Sharing Plans.
Section 401(a) of the Code permits corporate employers to establish various types of tax favored retirement plans for employees. Self-employed individuals may establish tax favored retirement plans for themselves and their employees (commonly referred to as “H.R.10” or “Keogh”). Such retirement plans may permit the purchase of annuity contracts. Everlake Life no longer issues annuity contracts to employer sponsored qualified retirement plans.
There are two owner types for contracts intended to qualify under Section 401(a): a qualified plan fiduciary or an annuitant owner.
•A qualified plan fiduciary exists when a qualified plan trust that is intended to qualify under Section 401(a) of the Code is the owner. The qualified plan trust must have its own tax identification number and a named trustee acting as a fiduciary on behalf of the plan. The annuitant should be the person for whose benefit the contract was purchased.
•An annuitant owner exists when the tax identification number of the owner and annuitant are the same, or the annuity contract is not owned by a qualified plan trust. The annuitant should be the person for whose benefit the contract was purchased.
If a qualified plan fiduciary is the owner of the contract, the qualified plan must be the beneficiary so that death benefits from the annuity are distributed in accordance with the terms of the qualified plan. Annuitant owned contracts require that the beneficiary be the annuitant’s spouse (if applicable), which is consistent with the required IRS language for qualified plans under Section 401(a). A completed Annuitant Owned Qualified Plan Designation of Beneficiary form is required in order to change the beneficiary of an annuitant owned Qualified Plan contract.
State and Local Government and Tax-Exempt Organization Deferred Compensation Plans.
Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. In eligible governmental plans, all assets and income must be held in a trust/custodial account/annuity contract for the exclusive benefit of the participants and their beneficiaries. To the extent the Contracts are used in connection with a non-governmental eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Under eligible 457 plans, contributions made for the benefit of the employees will not be includable in the employees’ gross income until distributed from the plan. Everlake Life no longer issues annuity contracts to employer sponsored Section 457 plans.
Late Rollover Self-Certification.
After August 24, 2016, you may be able to apply to rollover a contribution to your IRA or qualified retirement plan after the 60-day deadline through a new self-certification procedure established by the IRS. Please consult your tax or legal adviser regarding your eligibility to use this self-certification procedure. We are not required to accept your self-certification for waiver of the 60-day deadline.
Required Distributions Upon Your Death for a Qualified Annuity.
Upon your death under an IRA, Roth IRA, SIMPLE IRA, 403(b) or other employer sponsored plan, any remaining interest must be distributed in accordance with federal income tax requirements. The post-death distribution requirements were amended, applicable generally with respect to deaths occurring after 2019, by the Further Consolidated Appropriations Act of 2020 (which includes the "Setting Every Community Up for Retirement Enhancement" Act (SECURE Act)). The post-death distribution requirements under prior law continue to apply in certain circumstances.
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•Prior law. Under prior law, if an employee under an employer sponsored plan or IRA owner dies prior to the required beginning date, the remaining interest must be distributed (1) within 5 years after the death (the “5-year rule”), or (2) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary, provided that such distributions commence within one year after death (the “lifetime payout rule”). If the employee or IRA owner dies on or after the required beginning date (including after the date distributions have commenced in the form of an annuity), the remaining interest must be distributed at least as rapidly as under the method of distribution being used as of the date of death (the “at-least-as-rapidly rule”).
•The new law. Under the new law, if you die after 2019, and you have a designated beneficiary, any remaining interest must be distributed within 10 years after your death, unless the designated beneficiary is an “eligible designated beneficiary” (“EDB”) or some other exception applies. A designated beneficiary is any individual designated as a beneficiary by the employee or IRA owner. An EDB is any designated beneficiary who is (1) your surviving spouse, (2) your minor child, (3) disabled, (4) chronically ill, or (5) an individual not more than 10 years younger than you. An individual’s status as an EDB is determined on the date of your death.
This 10-year post-death distribution period applies regardless of whether you die before your required beginning date, or you die on or after that date (including after distributions have commenced in the form of an annuity). However, if the beneficiary is an EDB and the EDB dies before the entire interest is distributed under this 10-year rule, the remaining interest must be distributed within 10 years after the EDB’s death (i.e., a new 10-year distribution period begins).
Instead of taking distributions under the new 10-year rule, an EDB can take distributions over life, or over a period not extending beyond life expectancy, provided that such distributions commence within one year of your death, subject to certain special rules. In particular, if the EDB dies before the remaining interest is distributed under this life expectancy rule, the remaining interest must be distributed within 10 years after the EDB’s death (regardless of whether the remaining distribution period under the life expectancy rule was more or less than 10 years). In addition, if your minor child is an EDB, the child will cease to be an EDB on the date the child reaches the age of majority, and any remaining interest must be distributed within 10 years after that date (regardless of whether the remaining distribution period under the stretch rule was more or less than 10 years).
It is important to note that under prior law, annuity payments that commenced under a method that satisfied the distribution requirements while the employee or IRA owner was alive could continue to be made under that method after the death of the employee or IRA owner. However, under the new law, if you commence taking distributions in the form of an annuity that can continue after your death, such as in the form of a joint and survivor annuity or an annuity with a guaranteed period of more than 10 years, any distributions after your death that are scheduled to be made beyond the applicable distribution period imposed under the new law might need to be commuted at the end of that period (or otherwise modified after your death if permitted under federal tax law and by Everlake Life) in order to comply with the new post-death distribution requirements.
The new post-death distribution requirements do not apply if annuity payments that comply with prior law commenced prior to December 20, 2019. Also, even if annuity payments have not commenced prior to December 20, 2019, the new requirements generally do not apply to an immediate annuity contract or a deferred income annuity contract (including a qualifying lifetime annuity contract, or “QLAC”)) purchased prior to that date, if you have made an irrevocable election before that date as to the method and amount of the annuity.
If your beneficiary is not an individual, such as a charity, your estate, or a trust, any remaining interest after your death generally must be distributed under prior law in accordance with the 5-year rule or the at-least-as-rapidly rule, as applicable (but not the lifetime payout rule). However, if your beneficiary is a trust and all the beneficiaries of the trust are individuals, the new law can apply pursuant to special rules that treat the beneficiaries of the trust as designated beneficiaries, including special rules allowing a beneficiary of a trust who is disabled or chronically ill to take the distribution of their interest over their life or life expectancy in some cases. You may wish to consult a professional tax advisor about the federal income tax consequences of your beneficiary designations.
In addition, the new post-death distribution requirements generally do not apply if the employee or IRA owner died prior to January 1, 2020. However, if the designated beneficiary of the deceased employee or IRA owner dies after January 1, 2020, any remaining interest must be distributed within 10 year of the designated beneficiary’s death. Hence, this 10-year rule will apply to a contract issued prior to 2020 which continues to be held by a designated beneficiary of an employee or IRA owner who died prior to 2020.
•Spousal continuation. Under the new law, as under prior law, if your beneficiary is your spouse, your surviving spouse can delay the application of the post-death distribution requirements until after your surviving spouse’s death by transferring the remaining interest tax-free to your surviving spouse’s own IRA, or by treating your IRA as your surviving spouse’s own IRA.
The post-death distribution requirements are complex and unclear in numerous respects. In addition, the manner in which these requirements will apply will depend on your particular facts and circumstances. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

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ADDITIONAL CONSIDERATIONS
Reporting and Withholding for Escheated Amounts
In 2018, the Internal Revenue Service issued Revenue Ruling 2018-17, which provides that an amount transferred from an IRA to a state’s unclaimed property fund is subject to federal withholding at the time of transfer. The amount transferred is also subject to federal reporting. Consistent with this Ruling, we will withhold federal income taxes and report to the applicable Owner or Beneficiary as required by law when amounts are transferred to a state’s unclaimed property fund.
Gifts and Generation-skipping Transfers
The transfer of the contract or designation of a beneficiary may have federal, state, and/or local transfer and inheritance tax consequences, including the imposition of gift, estate, and generation-skipping transfer taxes.  For example, the transfer of the contract to, or the designation as a beneficiary of, or the payment of proceeds to, a person who is assigned to a generation which is two or more generations below the generation assignment of the owner may have generation skipping transfer tax consequences under federal tax law. The individual situation of each contract owner or beneficiary will determine the extent, if any, to which federal, state, and local transfer and inheritance taxes may be imposed and how ownership or receipt of contract proceeds will be treated for purposes of federal, state and local estate, inheritance, generation skipping and other taxes. Under certain circumstances, the Code may impose a generation-skipping transfer (“GST”) tax when all or part of an annuity contract is transferred to, or a death benefit is paid to, an individual two or more generations younger than the owner. Regulations issued under the Code may require us to deduct the tax from your contract, or from any applicable payment, and pay it directly to the IRS. Additionally, if you transfer your Annuity to another person for less than adequate consideration, there may be federal or state income tax consequences.  The potential application of these taxes underscores the importance of seeking guidance from a qualified adviser to help ensure that your estate plan adequately addresses your needs and those of your beneficiaries under all possible scenarios.
Same Sex Marriages, Civil Unions and Domestic Partnerships
Prior to a 2013 Supreme Court decision, and consistent with Section 3 of the federal Defense of Marriage Act (“DOMA”), same sex marriages under state law were not recognized as same sex marriages for purposes of federal law. However, in United States v. Windsor, the U.S. Supreme Court struck down Section 3 of DOMA as unconstitutional, thereby recognizing a valid same sex marriage for federal law purposes. On June 26, 2015, the Supreme Court ruled in Obergefell v. Hodges that same-sex couples have a constitutional right to marry, thus requiring all states to allow same-sex marriage. The Windsor and Obergefell decisions mean that the federal and state tax law provisions applicable to an opposite sex spouse will also apply to a same sex spouse. Please note that a civil union or registered domestic partnership is generally not recognized as a marriage.
Please consult with your tax or legal advisor for more information.
CARES Act Impacts
In 2020, Congress passed the Coronavirus Aid, Relief and Economic Security (CARES) Act. This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans. While most provisions applied only to 2020, certain items impact future years as well.
Waiver of Required Minimum Distributions (RMDs) for 2020. The requirement to take minimum distributions from defined contribution plans and IRAs was waived for 2020. For deaths occurring before 2020, if the post-death 5-year rule applies, the 5-year period is determined without regard to calendar year 2020 and thus, the 5 year rule is extended by one year. The 1-year election rule for life expectancy payments by an eligible beneficiary is also extended by 1 year so that for a 2019 death, the election for a lifetime payout can be made by December 21, 2021.
Withdrawals from Employer Plans and IRAs, including Roth IRAs. Relief was provided for “coronavirus-related distributions” (as defined by federal tax law) from qualified plans and IRAs. The relief applies to such distributions made at any time on or after January 1, 2020 and before December 31, 2020 and permits recontribution of such distribution to a plan or IRA within three years, in which case the recontribution is generally treated as a direct trustee-to-trustee transfer within 60 days of the distribution. Please note that recontributions to certain plans or IRAs may not be allowed based on plan or contract restrictions.
The distribution must have come from an “eligible retirement plan” within the meaning of Code section 402(c)(8)(B), i.e., an IRA, 401(a) plan, 403(a) plan, 403(b) plan, or governmental 457(b) plan. The relief was limited to aggregate distributions of $100,000.
Plan Loans. Relief is provided with respect to plan loans taken by any “qualified individual” (as defined by federal tax law) who is affected by the coronavirus in that the due date for any repayment on a loan that otherwise is due between March 27, 2020 (the date of enactment) and December 31, 2020, would be delayed for one year. This also would extend the maximum loan period (normally five years).

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SECURE 2.0 Act Impacts
In 2022, Congress passed the Consolidated Appropriations Act, 2023 (which includes SECURE 2.0 of 2022 (“SECURE 2.0”)). This law includes provisions that impact Individual Retirement Annuities (IRAs), Roth IRAs and employer sponsored qualified retirement plans. Many provisions were applicable as of the date of enactment; others applied to taxable year 2023; and certain items impact future years as well.
Withdrawals made for qualified birth or adoption
Restricts the recontribution period to 3 years. Effective for distributions made after the date of the enactment of this Act and retroactively to the 3-year period beginning on the day after the date on which such distribution was received.

Annual Reports and Other Documents
Everlake Life will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Everlake Life, P.O. Box 660191, Dallas, TX 75266-0191 or by calling 1-800-632-3492. Everlake Life files periodic reports as required under the Securities Exchange Act of 1934. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see http://www.sec.gov).

Annual Statements
At least once a year prior to the Payout Start Date, we will send you a statement containing information about your Contract Value. For more information, please contact your financial representative or call our customer support unit at 1-800-632-3492.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Everlake US Parent Company has secured a financial institutions bond in the amount of $10,000,000, subject to a $10,000,000 retention. Everlake also maintains directors’ and officers’ liability insurance coverage with limits of $40 million under which ELIC, as well as certain other subsidiaries of Everlake, are covered. A provision in ELIC’s by-laws provides for the indemnification of individuals serving as directors or officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ELIC pursuant to the foregoing provisions, ELIC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Reliance on Rule 12h-7
Rule 12h-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), exempts an insurance company from filing reports under the Exchange Act when the insurance company issues certain types of insurance products that are registered under the Securities Act of 1933 and such products are regulated under state law. The Contracts described in this prospectus fall within the exemption provided under rule 12h-7. Effective May 8, 2020, Everlake Life will rely on the exemption provided under Rule 12h-7 and will not file reports under the Exchange Act.
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Market Value Adjustment
The Market Value Adjustment is based on the following:

I	=	the average daily Treasury Rate for a maturity equal to the Guarantee Period for the week preceding establishment of the Guarantee Period.
N	=	the number of whole and partial years from the date we receive the withdrawal or death benefit request, or from the Payout Start Date to the end of the Guarantee Period; and
J	=	the average daily Treasury Rate for a maturity of length N for the week preceding the date we determine the Market Value Adjustment. If a rate with a maturity of length N is not available, we will use a weighted average. If N is less than or equal to 365 days, J will be the 1-year Treasury Rate.
The Market Value Adjustment factor is determined from the following formula:
.9 X (I - J) X N

The .9 is a factor to approximate the difference between simple and compound interest over time.
To determine the Market Value Adjustment, we will multiply the Market Value Adjustment factor by the amount withdrawn (in excess of the Free Withdrawal Amount), paid as a death benefit, or applied to an Income Plan, out of a Guarantee Period at any time other than during the 30 day period after the Guarantee Period expires.

Examples Of Market Value Adjustment
Purchase Payment:	$10,000
Guarantee Period:	5 years
Interest Rate:	4.50%
Full Surrender:	End of Contract Year 3
NOTE: This illustration assumes that premium taxes are not applicable.

Example 1: (Assumes Declining Interest Rates)
Step 1. Calculate Contract Value at End of Contract Year 3:	$10,000.00 × (1.0450)[3] = $11,411.66
Step 2: Calculate the Free Withdrawal Amount:	Free Withdrawal Amount (.10 X 10,000) = $1,000
Step 3: Calculate the Withdrawal Charge:	.06 × ($11,411.66 - $1,000) = $624.70
Step 4: Calculate the Market Value Adjustment:
I = 4.5%
J = 4.2%
N = 5 years - 3 years = 2 years
Market Value Adjustment Factor: .9 × (I-J) × N
= .9× (.045 - .042) × (2) = .0054
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject to Market Value Adjustment:
= .0054 × ($11,411.66 - 1,000) = $56.22

Calculate the amount received by Contract Owner as a result of full withdrawal at the end of Contract Year 3:	$11,411.66 - $624.70 + $56.22 = $10,843.18

Example 2: (Assumes Rising Interest Rates)
Step 1: Calculate Contract Value at End of Contract Year 3:	$10,000.00 × (1.0450)[3] = $11,411.66
Step 2: Calculate the Free Withdrawal Amount:	Free Withdrawal Amount (.10 X 10,000) = $1,000
Step 3: Calculate the Withdrawal Charge:	.06 × ($11,411.66 - $1,000) = $624.70
Step 4: Calculate the Market Value Adjustment:
I = 4.5%
J = 4.8%
N = 5 years - 3 years = 2 years
Market Value Adjustment Factor: .9 × (I-J) × N
= .9 × (.045 - .048) × (2) = - .0054
Market Value Adjustment = Market Value Adjustment Factor × Amount Subject to Market Value Adjustment:
= - .0054 × ($11,411.66 - $1,000) = - $56.22

Step 5. Calculate the amount received by Contract Owner as a result of full withdrawal at the end of Contract Year 3:	$11,411.66 - $624.70 - $56.22 = $10,730.74

27 PROSPECTUS

Appendix A – Information with Respect to the Registrant
Item 3(c). Risk Factors
Forward-Looking Statements
This report contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. These statements may address, among other things, our strategy for growth, product development, investment results, regulatory approvals, market position, expenses, financial results, litigation and reserves. We believe that these statements are based on reasonable estimates, assumptions and plans. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update any forward-looking statements as a result of new information or future events or developments. In addition, forward-looking statements are subject to certain risks or uncertainties that could cause actual results to differ materially from those communicated in these forward-looking statements.
Risks are categorized by (1) insurance and financial services, (2) business, strategy and operations and (3) macro, regulatory and risk environment. Many risks may affect more than one category and are included where the impact is most significant. If some of these risk factors occur, they may cause the emergence of or exacerbate the impact of other risk factors, which could materially increase the severity of the impact of these risks on our business, results of operations, financial condition or liquidity. Consider these cautionary statements carefully together with other factors discussed elsewhere in this document, in filings with the Securities and Exchange Commission (“SEC”) or in materials incorporated therein by reference.
Insurance and financial services
Changes in reserve estimates could materially affect our results of operations and financial condition
We use long-term assumptions, including future investment yields, mortality, morbidity, persistency and expenses in pricing and valuation. If experience differs significantly from assumptions, adjustments to reserves may be required that could have a material adverse effect on our results of operations and financial condition.
We may not be able to mitigate the capital impact associated with statutory reserving and capital requirements
Regulatory capital and reserving requirements affect the amount of capital required to be maintained by our insurance companies. Changes to capital or reserving requirements or regulatory interpretations may result in additional capital held in our insurance companies and could require us to accept a return on equity below original levels assumed in pricing.
A downgrade in financial strength ratings may have an adverse effect on our business and our strategic objective to build scale and diversify our business through the opportunistic acquisition of life and annuity liabilities
Financial strength ratings are important factors in establishing the competitive position of insurance companies. Rating agencies could downgrade or change the outlook on our ratings due to:
•Changes in the financial profile of one of our insurance companies
•Changes in a rating agency’s determination of the amount of capital required to maintain a particular rating
•Lower than expected growth in the increasingly competitive market for life and annuity liabilities, for which we are a new entrant
•Increases in the perceived risk of our investment portfolio, a reduced confidence in management or our business strategy, as well as a number of other considerations that may or may not be under our control
•Changes in ownership resulting from divestiture of businesses
A downgrade in our ratings could have a material effect on our retention, liquidity, results of operations and financial condition.
Changes in tax laws may adversely affect profitability of life insurance products
Changes in taxation of life insurance products could result in the surrender of some existing contracts and policies, which may have a material effect on our profitability and financial condition.
Our investment portfolio is subject to market risk and declines in quality which may adversely affect or create volatility in our investment income and cause realized and unrealized losses
We continually evaluate investment management strategies since we are subject to risk of loss due to adverse changes in interest rates, credit spreads, equity prices, real estate values, currency exchange rates and liquidity. Adverse changes may occur due to changes in monetary and fiscal policy and the economic climate, liquidity of a market or market segment, investor return expectations or risk tolerance, insolvency or financial distress of key market makers or participants, or changes in market perceptions of credit worthiness. Adverse changes in market conditions could cause the value of our investments to decrease significantly and impact our results of operations and financial condition.
Our investments are subject to risks associated with economic and capital market conditions and factors that may be unique to our portfolio, including:
•General weakening of the economy, which is typically reflected through higher credit spreads and lower equity and real estate valuations
•Declines in credit quality
•Declines in market interest rates, credit spreads or sustained low interest rates could lead to declines in portfolio yields and investment income
•Increases in market interest rates, credit spreads or a decrease in liquidity could have an adverse effect on the value of our fixed income securities that form a majority of our investment portfolio
•Supply chain disruptions, labor shortages and other factors have and may continue to increase inflation, which could have an adverse impact on investment valuations and returns
•Weak performance of general partners and underlying investments unrelated to general market or economic conditions could lead to declines in investment income and cause realized losses in our limited partnership interests
•Concentration in any particular issuer, industry, collateral type, group of related industries, geographic sector or risk type
The amount and timing of net investment income, capital contributions and distributions from our limited partnership investments can fluctuate significantly due to the underlying investments’ performance or changes in market or economic conditions. Additionally, these investments are less liquid than similar, publicly-traded investments and a decline in market liquidity could impact our ability to sell them at their current carrying values.
Determination of the fair value and amount of credit losses for investments includes subjective judgments and could materially impact our results of operations and financial condition
The valuation of the portfolio is subjective, and the value of assets may differ from the actual amount received upon the sale of an asset. The degree of judgment required in determining fair values increases when:
•Market observable information is less readily available
•The use of different valuation assumptions may have a material effect on the assets’ fair values
•Changing market conditions could materially affect the fair value of investments
The determination of the amount of credit losses varies by investment type and is based on ongoing evaluation and assessment of known and inherent risks associated with the respective asset class or investment.
Such evaluations and assessments are highly judgmental and are revised as conditions change and new information becomes available.
We update our evaluations regularly and reflect changes in credit losses in our results of operations. Our conclusions may ultimately prove to be incorrect as assumptions, facts and circumstances change. Historical loss trends, consideration of current conditions, and forecasts may not be indicative of future changes in credit losses and additional amounts may need to be recorded in the future.
Changes in market interest rates or investment returns may lead to a significant decrease in the profitability of our spread-based products
Spread-based products, such as fixed annuities, are dependent upon maintaining profitable spreads between investment returns and interest crediting rates. When market interest rates decrease or remain at low levels, investment income may decline. Lowering interest crediting rates on some products in such an environment can partially offset decreases in investment yield. However, these changes could be limited by regulatory minimum rates or contractual minimum rate guarantees on many contracts and may not match the timing or magnitude of changes in investment yields.
Increases in market interest rates can lead to increased surrenders at a time when fixed income investment asset values are lower due to the increase in interest rates. Liquidating investments to fund surrenders could result in a loss that would adversely impact results of operations.
Limited partnership net investment income, capital contributions and distributions can fluctuate significantly due to the underlying investments’ performance or changes in market or economic conditions.

Business, strategy and operations
We operate in markets that are highly competitive and may be impacted by new or changing technologies
Markets in which we operate are highly competitive, and we must continually allocate resources to refine and improve services to remain competitive. Retention may be impacted if customer preferences change and we are unable to effectively adapt our business model and processes.
Technology and customer preference changes may impact the ways in which we interact and do business with our customers. We may not be able to respond effectively to these changes, which could have a material effect on our results of operations and financial condition.
Reinsurance may be unavailable at current levels and prices
Market conditions beyond our control impact the availability and cost of the reinsurance we purchase. Reinsurance may not remain continuously available to us to the same extent and on the same terms and rates as is currently available. If we cannot maintain our current level of reinsurance or purchase new reinsurance protection in amounts we consider sufficient at acceptable prices, we would have to either accept an increase in our risk exposure, reduce our insurance exposure or seek other alternatives.
Reinsurance subjects us to counterparty risk and may not be adequate to protect us against losses arising from ceded insurance
Collecting from reinsurers is subject to uncertainty arising from whether reinsurers or their affiliates have the financial capacity and willingness to make payments under the terms of a reinsurance treaty or contract. Our inability to recover from a reinsurer could have a material effect on our results of operations and financial condition.
Divestitures of businesses may not produce anticipated benefits
We have divested portions of our businesses either through a sale or financial arrangements. These transactions result in continued financial involvement in the divested businesses, such as through reinsurance, guarantees or other financial arrangements, following the transaction. If the acquiring companies do not perform under the arrangements, our financial results could be negatively impacted.
We may be subject to the risks and costs associated with intellectual property infringement, misappropriation and third-party claims
We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our intellectual property. Third parties may infringe or misappropriate our intellectual property. We may have to litigate to enforce and protect intellectual property and to determine its scope, validity or enforceability, which could divert significant resources and prove unsuccessful. An inability to protect intellectual property or an inability to successfully defend against a claim of intellectual property infringement could have a material effect on our business.
We may be subject to claims by third parties for patent, trademark or copyright infringement or breach of usage rights. Any such claims and any resulting litigation could result in significant expense and liability. If third-party providers or we are found to have infringed a third-party intellectual property right, either of us could be enjoined from providing certain products or services or from utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets or licenses. Alternatively, we could be required to enter into costly licensing arrangements with third parties or implement costly work-arounds. Any of these scenarios could have a material effect on our business and results of operations.
Macro, regulatory and risk environment
Conditions in the global economy and capital markets, including the economic impacts from the military conflict between Russia and Ukraine and conflicts in the Middle East, could adversely affect our business and results of operations
Global economic and capital market conditions, including the economic impacts from the military conflict between Russia and Ukraine and conflicts in the Middle East, could adversely impact demand for our products, returns on our investment portfolio and results of operations. The conditions that would have the largest impact on our business include;
•Low or negative economic growth
•Sustained low interest rates
•Rising inflation
•Substantial increases in delinquencies or defaults on debt
•Significant downturns in the market value or liquidity of our investment portfolio

•Reduced consumer spending and business investment
Stressed conditions, volatility and disruptions in global capital markets or financial asset classes could adversely affect our investment portfolio.
Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs or obtain credit on acceptable terms
In periods of extreme volatility and disruption in the capital and credit markets, liquidity and credit capacity may be severely restricted. Our and Everlake US Holdings Company’s access to additional financing depends on a variety of factors such as market conditions, the general availability of credit, the overall availability of credit to our industry, our credit ratings and credit capacity, as well as lenders’ perception of our and Everlake US Holdings Company’s long- or short-term financial prospects. In such circumstances, our ability to obtain capital to fund operating expenses, financing costs, capital expenditures or acquisitions may be limited, and the cost of any such capital may be significant.
A large-scale pandemic, the occurrence of terrorism, military actions, social unrest or other actions may have an adverse effect on our business
A large-scale pandemic, the occurrence of terrorism, military actions, social unrest or other actions, may result in loss of life, property damage, and disruptions to commerce and reduced economic activity. Some of the assets in our investment portfolio may be adversely affected by declines in the equity markets, changes in interest rates, reduced liquidity and economic activity caused by a large-scale pandemic, military actions or social unrest across the world. Additionally, a large-scale pandemic or terrorist act could have a material effect on liquidity and operating results.
The recent emergence of the Middle East war and the ongoing war in Ukraine are evolving events. The significant political and economic uncertainty surrounding these wars have impacted economic and investment markets both within Russia, Ukraine, the Middle East region and around the world. It is not possible to predict the ultimate duration and scope of the conflict, or the future impact on U.S. and global economies and financial markets.
Increasing scrutiny and evolving expectations from investors, customers, regulators, vendors, and other stakeholders regarding environmental, social and governance (“ESG”) matters may adversely affect our reputation or otherwise adversely impact our business and results of operations
There is increasing scrutiny and evolving expectations from investors, customers, regulators and other stakeholders on ESG practices. Regulators have imposed and likely will continue to impose ESG-related rules and guidance, which may conflict with one another and impose additional costs on us or expose us to new or additional risks.
The Company’s ESG policy outlines our ESG-related philosophy and commitments as well as actions to support our commitments. This policy and our business practices are evaluated regularly against ESG standards which are continually evolving and not always well defined or readily measurable. ESG-related expectations may also reflect contrasting or conflicting values or agendas. Our business decisions simultaneously consider our policies and processes to evaluate and manage ESG priorities in coordination with other business goals and interests. As a result, our efforts to conduct our business in accordance with some or all these expectations may involve trade-offs. Our practices may not change in the particular manner or at the rate stakeholders expect, and they may choose not to engage with us based on our ESG practices and related policies and actions. We may face adverse regulatory, investor, media, or public scrutiny leading to business, reputational, or legal challenges, which could adversely affect our results of operations.

The failure in cyber or other information security controls, as well as the occurrence of events unanticipated in our disaster recovery processes and business continuity planning, could result in a loss or disclosure of confidential information, damage to our reputation, additional costs and impair our ability to conduct business effectively
We depend heavily on computer systems, mathematical algorithms and data to perform necessary business functions. There are threats that could impact our ability to protect our data and systems; if the threats are successful, they could impact confidentiality, integrity and availability:
•Confidentiality - protecting our data from disclosure to unauthorized parties
•Integrity - ensuring data is not changed accidentally or without authorization and is accurate
•Availability - ensuring our data and systems are accessible to meet our business needs
We collect, use, store or transmit a large amount of confidential, proprietary and other information (including personal information of customers or employees) in connection with the operation of our business. Systems are subject to increased attempted cyberattacks and unauthorized access, such as physical and electronic break-ins or unauthorized tampering.
We constantly defend against threats to our data and systems, including malware and computer virus attacks, unauthorized access, system failures and disruptions. Events like these could jeopardize the information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our operations, which could result in damage to our reputation, financial losses, litigation, increased costs, regulatory penalties or customer dissatisfaction.
These risks may increase in the future as threats become more sophisticated and we continue to develop additional remote connectivity solutions to serve our employees and customers. Our increased use of third-party services (e.g., cloud technology and software as a service) can make it more difficult to identify and respond to cyberattacks in any of the above situations. Although we may review and assess third-party vendor cybersecurity controls, our efforts may not be successful in preventing or mitigating the effects of such events. Third parties to whom we outsource certain functions are also subject to cybersecurity risks.
Personal information is subject to an increasing number of federal, state and local laws and regulations regarding privacy and data security, as well as contractual commitments. Any failure or perceived failure by us to comply with such obligations may result in governmental enforcement actions and fines, litigation or public statements against us by consumer advocacy groups or others and could cause our employees and customers to lose trust in us, which could have an adverse effect on our reputation and business.
See the Regulation section for additional information.
The occurrence of a disaster, such as a natural catastrophe, pandemic, industrial accident, blackout, terrorist attack, war, cyberattack, computer virus, insider threat, unanticipated problems with our disaster recovery processes, or a support failure from external providers, could have an adverse effect on our ability to conduct business and on our results of operations and financial condition, particularly if those events affect our computer-based data processing, transmission, storage, and retrieval systems or destroy data. If a significant number of employees were unavailable in the event of a disaster, our ability to effectively conduct business could be severely compromised. Our systems are also subject to compromise from internal threats.
We are subject to extensive regulation, and potential further restrictive regulation may increase operating costs
We operate in the highly regulated insurance sector and are subject to extensive laws and regulations that are complex and subject to change. Changes may lead to additional expenses, increased legal exposure, or increased reserve or capital requirements limiting our ability to achieve targeted profitability. Moreover, laws and regulations are administered and enforced by governmental authorities that exercise interpretive latitude, including state insurance regulators; state securities administrators; state attorneys general as well as federal agencies including the SEC, the Financial Industry Regulatory Authority, the Department of Labor, and the U.S. Department of Justice. Consequently, compliance with one regulator’s or enforcement authority’s interpretation of a legal issue may not result in compliance with another’s interpretation of the same issue.
In addition, there is risk that one regulator’s or enforcement authority’s interpretation of a legal issue may change to our detriment. There is also a risk that changes in the overall legal environment may cause us to change our views regarding the actions we need to take from a legal risk management perspective. This could necessitate changes to our practices that may adversely impact our business. In some cases, state insurance laws and regulations are generally intended to protect or benefit purchasers or users of insurance products. These laws and regulations may limit our ability to grow or to improve the profitability of our business.

Regulatory reforms, and the more stringent application of existing regulations, may make it more expensive for us to conduct our business
The federal government has enacted comprehensive regulatory reforms for financial services entities. As part of a larger effort to strengthen the regulation of the financial services market, certain reforms are applicable to the insurance industry.
The Federal Insurance Office and Financial Stability Oversight Council have been established and the federal government may enact reforms that affect the state insurance regulatory framework. The potential impact of state or federal measures that change the nature or scope of insurance and financial regulation is uncertain but may make it more expensive for us to conduct business and limit our ability to grow or achieve profitability.
Losses from legal and regulatory actions may be material to our results of operations, cash flows and financial condition
We are involved in various legal actions, which may include class action litigation, challenging a range of company practices and coverage provided by our insurance products, some of which involve claims for substantial or indeterminate amounts. We are also involved in various regulatory actions and inquiries, including market conduct exams by state insurance regulatory agencies. In the event of an unfavorable outcome in any of these matters, the ultimate liability may be more than amounts currently accrued, and may be material to our results of operations, cash flows and financial condition.
Changes in or the application of accounting standards issued by standard-setting bodies and changes in tax laws may adversely affect our results of operations and financial condition
Our financial statements are subject to the application of accounting practices prescribed or permitted by the Illinois Department of Insurance. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. These rules and requirements are periodically revised, interpreted and/or expanded. Accordingly, we may be required to adopt new guidance or interpretations, which may have a material effect on our results of operations and financial condition and could adversely impact financial strength ratings.
Realization of our deferred tax assets assumes that we can fully utilize the deductions recognized for tax purposes; we may recognize a reduction in statutory surplus if these assets are not fully utilized.
Congress, as well as state and local governments, considers from time-to time new tax legislative initiatives that may impact our effective tax rate and could adversely affect our tax positions or tax liabilities. Changes to further limit the tax benefits of retirement accounts could result in the surrender of some existing contracts and policies, which may have an adverse effect on our results of operations and financial condition.
Loss of key vendor relationships or failure of a vendor to protect our data, confidential and proprietary information, or personal information of our customers or employees could adversely affect our operations
We rely on services and products provided by many vendors in the U.S. and abroad. These include vendors of computer hardware, software, cloud technology and software as a service, as well as vendors and/or outsourcing of services such as:
•Policy administration
•Call center services
•Human resource benefits management
•Information technology support
•Investment management services
•Investment data aggregation and accounting
•Employee sourcing
•Tax and other financial services
Pursuant to a transition services agreement, Allstate Insurance Company and its affiliates currently perform most policy administration and customer facing functions except for those policies which have already been transitioned to another third party administrator. If policy administration cannot be transferred from Allstate in a timely or cost effective manner or if any vendor becomes unable to continue to provide products or services, or fails to protect our confidential, proprietary, and other information, we may suffer operational impairments and financial losses.

Our ability to attract, develop, and retain talent to maintain appropriate staffing levels, and establish a successful work culture is critical to our success
Competition from within the insurance industry and from other industries, including the technology sector, for qualified employees with highly specialized knowledge has often been intense and we have experienced increased competition in hiring and retaining employees.
Factors that affect our ability to attract and retain such employees include:
•Compensation and benefits
•Training programs
•Reputation as a successful business with a culture of fair hiring, and of training and promoting qualified employees
•Recognition of and response to changing trends and other circumstances that affect employees
The unexpected loss of key personnel could have a material adverse impact on our business because of the loss of their skills, knowledge of our products and years of industry experience and, in some cases, the difficulty of promptly finding qualified replacement personnel.
Misconduct or fraudulent acts by employees, agents and third parties may expose us to financial loss, disruption of business, regulatory assessments and reputational harm
The Company and the insurance industry are inherently susceptible to past and future misconduct or fraudulent activities by employees, representative agents, vendors, customers and other third parties.  These activities could include:
•Fraud against the company, its employees and its customers through illegal or prohibited activities
•Unauthorized acts or representations, unauthorized use or disclosure of personal or proprietary information, deception, and misappropriation of funds or other benefits

Item 11(a).  Description of Business
Everlake Life Insurance Company (“ELIC”, formerly known as Allstate Life Insurance Company) was organized in 1957 as a stock life insurance company under the laws of the State of Illinois. ELIC previously offered life insurance and annuity products. In this document, we refer to Everlake Life Insurance Company as “ELIC” or the “Company”.
ELIC is a wholly owned subsidiary of Everlake US Holdings Company, which is wholly owned by Everlake US Parent Company, a wholly owned subsidiary of Everlake Holdings, LP.
Prior to November 1, 2021, the Company was wholly owned by Allstate Insurance Company, which is ultimately a wholly owned subsidiary of The Allstate Corporation.
On January 26, 2021, Allstate Insurance Company entered into a purchase agreement with Everlake US Holdings Company (formerly Antelope US Holdings Company), an affiliate of an investment fund managed by Blackstone Inc., to sell the Company and certain affiliates. The necessary state regulatory approvals were received on October 29, 2021, and the sale of the Company and certain affiliates was completed on November 1, 2021, at which time Everlake US Holdings Company became the parent of the Company. Subsequently, the Company was renamed to Everlake Life Insurance Company.
On March 29, 2021, the Company entered into a stock purchase agreement with Wilton Reassurance Company to sell all of the shares of common stock of Allstate Life Insurance Company of New York (“ALNY”), a wholly owned subsidiary of the Company. This transaction resulted in the Company’s divestiture of all of its New York life and annuity business. The necessary state regulatory approvals were received, and the sale of ALNY was completed on October 1, 2021.
All domestic United States insurance companies are required to prepare statutory-basis financial statements. As a result, industry data is available that enables comparisons between insurance companies. We frequently use industry publications containing statutory financial information to assess our competitive position.
Products and distribution
ELIC previously sold life insurance through Allstate exclusive agents and exclusive financial specialists. Products in force include term, whole, interest-sensitive and variable life insurance. We discontinued sales of life insurance products during the third quarter 2021. We also sold voluntary accident and health insurance through workplace enrolling independent agents in New York prior to the sale of ALNY on October 1, 2021. We previously offered and continue to have in force deferred fixed annuities and immediate fixed annuities (including standard and sub-standard structured settlements). We also previously offered variable annuities. Substantially all of the variable annuity business is reinsured. Since the acquisition by Everlake US Holdings Company on November 1, 2021, new business is generated by the opportunistic acquisition of life and annuity liabilities.
Geographic markets
The following table reflects, in percentages, the principal geographic distribution of direct statutory premiums and annuity considerations for ELIC for 2023, based on information contained in statements filed with state insurance departments. Direct statutory premiums and annuity considerations exclude reinsurance assumed. No other jurisdiction accounted for more than 5 percent of the direct statutory premiums and annuity considerations.

California	11.9%
Texas	11.0
Florida	7.7
Illinois	7.5
Pennsylvania	5.0
Strategy
Our business, which is administered by third parties, consists of traditional, interest-sensitive and variable life insurance, and deferred and immediate annuities. We provide our customers with products and support to meet their needs through every stage of life by helping provide a stable income for retirement or financial support to families after the loss of a loved one. Term and whole life insurance products offer basic life protection solutions. Universal life and retirement products cover more advanced needs. We discontinued the sale of annuities over an eight-year period from 2006 to 2014. We discontinued the sale of life insurance products during the third quarter 2021.
Since the acquisition by Everlake US Holdings Company on November 1, 2021, our strategy is to build scale and diversify our business through the opportunistic acquisition of life and annuity liabilities with a vision to be the first choice for insurers due to our demonstrated excellence in customer service, uncompromised integrity, investment capabilities, superior execution, and strong financial profile. These acquisitions could be structured as purchase agreements or reinsurance agreements. We entered into a forward flow reinsurance agreement on September 29, 2023, whereby we assume, on a coinsurance basis, 30% of certain multi-year guarantee annuity (“MYGAs”) liabilities from a third-party effective September 1, 2023. We retrocede 35% of these assumed liabilities to an affiliate.

The business in force is being managed with a focus on increasing lifetime economic value. Our investment strategy is focused on diversification, credit quality and stable, predicable cash flows. Asset allocations are determined using a segmented approach that focuses on risk, return, and Asset Liability Management (“ALM”) requirements. A cashflow matching strategy is employed for near-term immediate and deferred annuity liabilities to provide sufficient liquidity and reduce ALM risk. For longer-dated immediate annuity cash flows with no or minimal near-term liquidity needs, we employ total return strategies to generate incremental yield with sufficient time for those strategies to be effective. The life insurance liability investment strategy aims to invest in longer duration assets at attractive yields to align with the long-dated liabilities and cash flow positive nature of the block.
REGULATION
ELIC is subject to extensive regulation, primarily at the state level. The method, extent and substance of such regulation vary by state but generally have their source in statutes that establish standards and requirements for conducting the business of insurance and that also delegate regulatory authority to a state agency. These rules have a substantial effect on our business and relate to a wide variety of matters, including insurer solvency and statutory surplus sufficiency, reserve adequacy, insurance company licensing and examination, policy forms, rate setting, the nature and amount of investments, claims practices, participation in guaranty funds, transactions with affiliates, the payment of dividends, underwriting standards, statutory accounting methods, trade practices, privacy regulation and data security, corporate governance and risk management. In addition, state legislators and insurance regulators continue to examine the appropriate nature and scope of state insurance regulation. For a discussion of statutory financial information, see Note 9 of the financial statements included in Item 11(e). For a discussion of regulatory contingencies, see Note 19 of the financial statements under the heading “Other Contingencies” included in Item 11(e). Notes 9 and 18 are incorporated in this Item 11(a) by reference.
As part of an effort to strengthen the regulation of the financial services market, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) was enacted in 2010. Dodd-Frank created the Federal Insurance Office (“FIO”) within the U.S. Department of the Treasury. The FIO monitors the insurance industry, provides advice to the Financial Stability Oversight Council (“FSOC”), represents the U.S. on international insurance matters, and studies the current regulatory system.
Additional regulations or new requirements may emerge from the activities of various regulatory entities, including the Federal Reserve Board, FIO, FSOC, the National Association of Insurance Commissioners (“NAIC”), and the International Association of Insurance Supervisors (“IAIS”), that are evaluating solvency and capital standards for insurance company groups. In addition, the NAIC has adopted amendments to its model holding company law that have been adopted by some jurisdictions. The outcome of these actions is uncertain; however, these actions may result in changes in the level of capital and liquidity required by insurance holding companies.
We cannot predict whether any specific state or federal measures will be adopted to change the nature or scope of the regulation of insurance or what effect any such measures would have on the Company.
Limitations on Dividends by Insurance Subsidiaries. ELIC may receive dividends from time to time from its subsidiaries. When received, these dividends represent a source of cash from which ELIC may meet some of its obligations. If a subsidiary is an insurance company, its ability to pay dividends may be restricted by state laws regulating insurance companies. For additional information regarding those restrictions, see Note 9 of the financial statements included in Item 11(e).
Guaranty Funds. Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, in order to cover certain obligations of insolvent insurance companies. We do not anticipate any material adverse financial impact from these assessments.
Investment Regulation. Our insurance subsidiaries are subject to state regulation that specifies the types of investments that can be made and concentration limits of invested assets. Failure to comply with these rules leads to the treatment of non-conforming investments as non-admitted assets for purposes of measuring statutory surplus. Further, in some instances, these rules require divestiture of non-conforming investments.
Variable Life Insurance and Registered Fixed Annuities. The sale and administration of variable life insurance and registered fixed annuities with market value adjustment features are subject to extensive regulatory oversight at the federal and state level, including regulation and supervision by the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”).
Privacy Regulation and Data Security. Federal law and the laws of many states require financial institutions to protect the security and confidentiality of consumer information and to notify consumers about their policies and practices relating to collection, use, and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Federal law and the laws of many states also regulate disclosures and disposal of consumer information. Congress, state legislatures, and regulatory authorities are expected to consider additional regulation relating to privacy and other aspects of consumer information.

For example, the California Consumer Privacy Act of 2018 (“CCPA”), which took effect in January 2020, created certain privacy rights for individuals and imposes prescriptive operational requirements for covered businesses relating to the processing and protection of California residents’ personal information. The CCPA is enforceable by the Attorney General of California and the California Privacy Protection Agency (“CPPA”), and authorizes civil penalties and administrative fines for violations. The CCPA also provides for a private right of action for certain data breaches that arise from failure to implement and maintain reasonable security procedures and practices, which may increase the likelihood of, and risks associated with, data breach litigation.
In addition, laws and regulations relating to privacy, cybersecurity and data protection are changing rapidly, and any such proposed or new legal frameworks could impact our business. For example, the California Privacy Rights Act of 2020, which took effect on January 1, 2023, amends and expands the CCPA by creating additional privacy rights for California residents, establishing the CPPA to enforce and implement the CCPA, and subjecting businesses to additional requirements in relation to personal information.
Environmental, Social and Governance (ESG). Regulators have imposed and likely will continue to impose ESG-related rules and guidance, which may conflict with one another and impose additional costs on us or expose us to new or additional risks. For example, California recently adopted two climate-related bills, SB 253 and SB 261, that require annual greenhouse gas emission reporting and biannual climate-related risk disclosure, respectively. The ultimate impact of these rules will depend in part on the nature of implementing rules to be adopted over the next several years. In addition, the United States Securities and Exchange Commission recently adopted final rules that will require certain companies to provide climate-related information in their registration statements. The rules will require information about a company’s climate-related risks that have materially impacted, or are reasonably likely to have a material impact on, its business strategy, results of operations, or financial condition. In addition, under the rules, certain disclosures related to severe weather events and other natural conditions will be required in a registrant’s audited financial statements.
The application and enforcement of these changing legal requirements is uncertain, may require us to modify our information practices and policies, and subject us to additional compliance obligations and potential enforcement exposure. Additional states are likely to adopt similarly themed requirements in the future. We cannot predict the impact on our business of possible future legislative measures regarding privacy or data security.
EMPLOYEES
ELIC has no employees. Instead, we primarily use the services of employees of Everlake Services Company (“ESCO”), an affiliate. We also make use of other services provided by ESCO. These services include human resources, finance, information technology and legal services. We reimburse ESCO for these services.
WEBSITE
Our website is everlakelife.com.

Item 11(b). Description of Property
As of December 31, 2023, the Company’s principal executive office is leased and located in Northbrook, Illinois. Additional office space is leased in Lincoln, Nebraska.
The facilities are leased by Everlake Services Company, an affiliate of the Company. Expenses associated with the leased facilities are allocated to us. We believe that these facilities are suitable and adequate for our current operations.

Item 11(c). Legal Proceedings
Information required for Item 11(c) is incorporated by reference to the discussion under the heading “Other contingencies” in Note 19 of the financial statements included in Item 11(e).

EVERLAKE LIFE INSURANCE COMPANY
Statutory-basis Statements of Financial Position as of December 31, 2023 and 2022,
Statutory-basis Statements of Operations, Changes in Capital and Surplus
and Cash Flows for the Years Ended December 31, 2023, 2022 and 2021,
Statutory-basis Supplemental Schedules as of December 31, 2023,
Independent Auditor’s Report

Item 11(e). Financial Statements and Notes to Financial Statements

INDEPENDENT AUDITOR’S REPORT
To the Audit & Risk Committee of
Everlake US Holdings Company
Northbrook, Illinois

Opinions
We have audited the statutory-basis financial statements of Everlake Life Insurance Company (the “Company”), which is a wholly-owned subsidiary of Everlake US Holdings Company, which comprise the statutory-basis statements of financial position as of December 31, 2023 and 2022, and the related statutory-basis statements of operations, changes in capital and surplus, and cash flows for each of the three years in the period ended December 31, 2023, and the related notes to the statutory-basis financial statements (collectively referred to as the “statutory-basis financial statements”).
Unmodified Opinion on Statutory-Basis of Accounting
In our opinion, the accompanying statutory-basis financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in accordance with the accounting practices prescribed or permitted by the Illinois Department of Insurance described in Note 2. Also, in our opinion, Schedule I-Summary of Investments Other Than Investments in Related Parties, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
Adverse Opinion on Accounting Principles Generally Accepted in the United States of America
In our opinion, because of the significance of the matter described in the Basis for Adverse Opinion on Accounting Principles Generally Accepted in the United States of America section of our report, the statutory-basis financial statements do not present fairly, in accordance with accounting principles generally accepted in the United States of America, the financial position of Everlake Life Insurance Company as of December 31, 2023 and 2022, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2023.
Basis for Opinions
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Statutory-Basis Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.
Basis for Adverse Opinion on Accounting Principles Generally Accepted in the United States of America
As described in Note 2 to the statutory-basis financial statements, the statutory-basis financial statements are prepared by the Company using the accounting practices prescribed or permitted by the Illinois Department of Insurance, which is a basis of accounting other than accounting principles generally accepted in the United States of America, to meet the requirements of the Illinois Department of Insurance. The effects on the statutory-basis financial statements of the variances between the statutory-basis of accounting described in Note 2 and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material and pervasive.
Responsibilities of Management for the Statutory-Basis Financial Statements
Management is responsible for the preparation and fair presentation of the statutory-basis financial statements in accordance with the accounting practices prescribed or permitted by the Illinois Department of Insurance. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of statutory-basis financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the statutory-basis financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the statutory-basis financial statements are issued.
Auditor’s Responsibilities for the Audit of the Statutory-Basis Financial Statements
Our objectives are to obtain reasonable assurance about whether the statutory-basis financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the statutory-basis financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the statutory-basis financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the statutory-basis financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the statutory-basis financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 22, 2024

EVERLAKE LIFE INSURANCE COMPANY
STATUTORY-BASIS STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value and number of shares)	December 31,
	2023	2022
ADMITTED ASSETS
Bonds (fair value: $14,395 and $14,896)	$15,514	$16,542
Common stocks:
Unaffiliated companies (cost: $5 and $12)	5	15
Subsidiaries and affiliates (cost: $64 and $64)	50	47
Mortgage loans on real estate	4,165	4,107
Cash, cash equivalents and short-term investments	542	328
Contract loans	543	540
Derivatives	142	65
Other invested assets	1,901	1,677
Receivables for securities	16	40
Subtotals, cash and invested assets	22,878	23,361
Investment income due and accrued	190	179
Premiums and considerations	155	162
Reinsurance recoverables and other reinsurance receivables	241	201
Receivables from parent, subsidiaries and affiliates	9	—
Negative interest maintenance reserve	155	—
Other assets	39	64
From Separate Accounts, Segregated Accounts and Protected Cell Accounts	2,110	2,035
Total admitted assets	$25,777	$26,002

LIABILITIES
Aggregate reserve for life contracts	$11,797	$11,846
Aggregate reserve for accident and health contracts	31	33
Liability for deposit-type contracts	1,390	1,517
Contract claims and liabilities	66	79
Other amounts payable on reinsurance	101	110
Net deferred tax liability	198	120
Asset valuation reserve	511	427
Payable to parent, subsidiaries and affiliates	46	38
Funds held under reinsurance treaties with unauthorized and certified reinsurers	6,545	6,555
Funds held under coinsurance	723	764
Derivatives	74	32
Repurchase agreements	205	552
Other liabilities	142	134
From Separate Accounts Statement	2,110	2,035
Total liabilities	23,939	24,242

CAPITAL AND SURPLUS
Common capital stock ($227 par value; 23,800 shares authorized, issued and outstanding)	5	5
Gross paid in and contributed surplus	1,483	1,678
Aggregate write-ins for special surplus funds	155	—
Unassigned funds (surplus)	195	77
Total capital and surplus	1,838	1,760
Total liabilities and capital and surplus	$25,777	$26,002

See notes to statutory-basis financial statements.

EVERLAKE LIFE INSURANCE COMPANY
STATUTORY-BASIS STATEMENTS OF OPERATIONS

($ in millions)	Year Ended December 31,
	2023	2022	2021
Premiums and annuity considerations for life and accident and health contracts	$1,022	$662	$(5,882)
Net investment income	1,138	1,052	1,323
Amortization of interest maintenance reserve	(1)	54	44
Commissions and expense allowances on reinsurance ceded	78	70	(420)
Reserve adjustments on reinsurance ceded	(261)	(305)	(422)
Fees associated with Separate Accounts	41	42	42
Experience refund on reinsurance ceded	129	154	73
Non-proprietary product revenue	—	—	17
Other income	2	2	2
Total	2,148	1,731	(5,223)

Death benefits	450	447	721
Annuity benefits	438	458	722
Surrender benefits and withdrawals for life contracts	549	389	492
Interest and adjustments on contracts or deposit-type contract funds	44	49	71
Increase (decrease) in aggregate reserves for life and accident and health contracts	(51)	(331)	(7,027)
Other contract benefits	9	7	24
Commissions and general insurance expenses, including insurance taxes, licenses and fees	220	163	362
Net transfers to or (from) Separate Accounts net of reinsurance	(319)	(310)	(465)
Funds withheld expense	394	408	231
Total	1,734	1,280	(4,869)

Net gain (loss) from operations after dividends to policyholders and before federal income taxes and realized capital gains or (losses)	414	451	(354)

Federal and foreign income taxes incurred (excluding tax on capital gains)	24	94	(30)

Net gain (loss) from operations after dividends to policyholders and federal income taxes and before realized capital gains or (losses)	390	357	(324)

Net realized capital gains (losses) (excluding gains (losses) transferred to the IMR) less capital gains tax of $1, $(8) and $(156) (excluding taxes of $(6), $(60) and $105 transferred to the IMR)	3	(30)	1,397

Net income	$393	$327	$1,073

See notes to statutory-basis financial statements.

EVERLAKE LIFE INSURANCE COMPANY
STATUTORY-BASIS STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS

($ in millions)	Year Ended December 31,
	2023	2022	2021
Capital and surplus, December 31, prior year	$1,760	$2,402	$3,927
Net income	393	327	1,073
Change in net unrealized capital gains (losses)	86	(117)	(791)
Change in net unrealized foreign exchange capital gains (losses)	(5)	2	(16)
Change in net deferred income tax	(55)	27	(545)
Change in nonadmitted assets	143	(89)	226
Change in reserve on account of change in valuation basis	—	(11)	3
Change in asset valuation reserve	(84)	69	477
Paid-in surplus adjustment	(194)	(249)	40
Dividends to stockholder	(206)	(601)	(1,992)
Capital and surplus, December 31, current year	$1,838	$1,760	$2,402

See notes to statutory-basis financial statements.

EVERLAKE LIFE INSURANCE COMPANY
STATUTORY-BASIS STATEMENTS OF CASH FLOWS

($ in millions)	Year Ended December 31,
	2023	2022	2021
Cash from operations
Premiums collected net of reinsurance	$1,025	$669	$(5,692)
Net investment income	1,141	1,002	1,449
Miscellaneous income	177	203	193
Total	2,343	1,874	(4,050)

Benefits and loss related payments	1,731	1,515	2,250
Net transfers to Separate, Segregated Accounts and Protected Cell Accounts	(286)	(375)	(465)
Commissions, expenses paid and aggregate write-ins for deductions	610	574	589
Federal and foreign income taxes paid (recovered)	21	15	195
Total	2,076	1,729	2,569
Net cash from operations	267	145	(6,619)

Cash from investments
Proceeds from investments sold, matured or repaid	3,107	8,844	11,808
Cost of investments acquired (long-term only)	2,294	9,367	9,243
Net increase or (decrease) in contract loans and premium notes	3	(13)	(24)
Net cash from investments	810	(510)	2,589

Cash from financing and miscellaneous sources
Capital and paid-in surplus, less treasury stock	(194)	(249)	40
Net deposits (withdrawals) on deposit-type contracts and other insurance liabilities	(171)	(141)	(200)
Dividends to stockholder	206	601	1,638
Other cash provided (applied)	(292)	369	6,452
Net cash from financing and miscellaneous sources	(863)	(622)	4,654

Reconciliation of cash, cash equivalents and short-term investments
Net change in cash, cash equivalents and short-term investments	214	(987)	624
Cash, cash equivalents and short-term investments, beginning of year	328	1,315	691
Cash, cash equivalents and short-term investments, end of period	$542	$328	$1,315

Supplemental disclosures for non-cash transactions

Assets transferred from/to a subsidiary	$348	$1,009	$176
Portfolio investments exchanged	418	398	172
Change in receivable for securities sold	9	37	8
Change in payable for securities acquired	1	1	21
Assets transferred from the Separate Accounts	25	—	—
Bonds transferred for reinsurance settlement	—	226	37
Assets transferred from/to parent	—	—	3,001
Assets transferred to an affiliate due to reinsurance	—	—	503
Dividends to parent	—	—	354
Reinvestment of non-cash distributions from other invested assets	—	—	120
Income from other invested assets	—	—	75
Change in commitment on low income housing investments	—	—	1
Liability associated with other invested assets	—	—	1

See notes to statutory-basis financial statements.

NOTES TO STATUTORY-BASIS FINANCIAL STATEMENTS
1. General
Everlake Life Insurance Company (the “Company”, formerly known as Allstate Life Insurance Company), an Illinois domiciled insurer, is a wholly owned subsidiary of Everlake US Holdings Company (“EUHC”), a Delaware corporation. EUHC is a wholly owned subsidiary of Everlake US Parent Company, a Delaware corporation. Everlake US Parent Company is a wholly owned subsidiary of Everlake Holdings, LP. Prior to November 1, 2021, the Company was a wholly owned subsidiary of Allstate Insurance Company (“AIC”), an Illinois domiciled insurer. AIC is a wholly owned subsidiary of Allstate Insurance Holdings, LLC (“AIH”), a Delaware limited liability company. AIH is a wholly owned subsidiary of The Allstate Corporation (the “Corporation”).
On January 26, 2021, AIC and Allstate Financial Insurance Holding Corporation (“AFIHC” or “seller”) entered into a Stock Purchase Agreement (“ALIC Purchase Agreement”) with EUHC (formerly Antelope US Holdings Company), an affiliate of an investment fund managed by Blackstone Inc. to sell the Company and certain affiliates. The necessary state regulatory approvals were received on October 29, 2021 and the sale of the Company and certain affiliates was completed on November 1, 2021, at which time EUHC became the parent of the Company. Subsequently, the Company was renamed to Everlake Life Insurance Company.
The Company previously sold life insurance through Allstate exclusive agents and exclusive financial specialists. The Company is authorized to sell life insurance and retirement products in 49 states, the District of Columbia and Puerto Rico. The Company’s business consists of traditional, interest-sensitive and variable life insurance. Term and whole life insurance offer basic life protection solutions. Universal life and retirement products cover more advanced needs. The Company discontinued sales of insurance products during third quarter 2021. Since the acquisition by EUHC on November 1, 2021, the Company’s strategy is to build scale and diversify its business through the opportunistic acquisition of life and annuity liabilities. These acquisitions could be structured as purchase agreements or reinsurance agreements.
For 2023, the top geographic locations for direct statutory premiums and annuity considerations were California, Texas, Florida, Illinois and Pennsylvania. No other jurisdictions accounted for more than 5% of direct statutory premiums and annuity considerations.

2. Summary of Significant Accounting Policies
Basis of presentation
The Company prepares its financial statements in conformity with accounting practices prescribed or permitted by the Illinois Department of Insurance (“IL DOI”). Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (“NAIC”), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.
The State of Illinois requires its domestic insurance companies to prepare financial statements in conformity with the NAIC Accounting Practices and Procedures Manual (“APPM”), which includes all Statements of Statutory Accounting Principles (“SSAPs”), subject to any deviations prescribed or permitted by the IL DOI.
The Company’s net income and capital and surplus did not include any accounting practices prescribed or permitted by the IL DOI during 2023, 2022 or 2021.
Accounting practices and procedures of the NAIC as prescribed or permitted by the IL DOI comprise a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America (“GAAP”). The more significant differences relevant to the Company are as follows:
•Bonds, including loan-backed and structured securities (“LBASS”) but excluding Securities Valuation Office (“SVO”)-identified investments, and short-term investments are stated at amortized cost, or lower of amortized cost or fair value, or recovery value, while under GAAP, they are carried at fair value.
•Under the APPM, unaffiliated common stocks are reported at fair value and changes in fair value are recorded as a change in net unrealized capital gains (losses), which is a component of unassigned surplus. Under GAAP, equity investments, including common stocks and limited partnership interests not accounted for under the equity method of accounting (“EMA”) or that do not result in consolidation, are measured at fair value with changes in fair value recognized in net income.
•Under the APPM, mortgage loans are carried at unpaid principal amount net of unamortized premium or discount. Under GAAP, they are carried at amortized cost, net of credit loss allowances, which are estimates of expected credit losses, established for loans upon origination or purchase, and are adjusted periodically considering all relevant information available, including past events, current conditions, and reasonable and supportable forecasts over the life of the loans. Under the APPM, impairment adjustments on mortgage loans are recorded when it is probable contractual principal and interest will not be collected. Other-than-temporary impairment (“OTTI”) adjustments reduce the carrying value of mortgage loans to the fair value of the collateral less the estimated cost to sell. Under GAAP, loans are evaluated on a pooled basis when they share similar risk characteristics; while under the APPM, loans are evaluated individually.
•Investments classified as cash equivalents under the APPM are stated at fair value or amortized cost, while under GAAP these investments are carried at fair value.
•Certain investments in joint ventures, partnerships and limited liability companies under GAAP are recorded at fair value. Per the APPM, these investments require EMA to be used. EMA on a statutory basis, in conjunction with asset valuation reserve (“AVR”) recognition requirements as discussed below, recognizes the earnings of the investment in surplus with only the portion distributed recorded in investment income, while GAAP recognizes all earnings, both distributed and undistributed in investment income. Investments in joint ventures, partnerships and limited liability companies are required to have audited U.S. GAAP financial statements or audited U.S. tax-basis financial statements to be admitted. For investments in non-U.S. joint ventures, partnerships and limited liability companies for which audited GAAP or International Financial Reporting Standards financial statements are not available, admission requires using certain audited financial statements prepared using foreign generally accepted accounting principles with an audited reconciliation to U.S. GAAP.
•Investments in certain non-insurance affiliates are carried at amounts prescribed by the APPM and admitted if there are audited GAAP financial statements. GAAP requires consolidation when certain criteria are met. Differences between the APPM and GAAP result from differences in the entities that are accounted for under EMA, combined or consolidated, as well as differences in accounting practices and procedures.
•Realized investment capital gains or losses are reported net of related income taxes, while under GAAP, such gains or losses are reported gross of tax.
•Under both GAAP and the APPM, the Company is required to identify impairments and recognize credit or intent related losses on bonds including LBASS (i.e., the term used in the APPM is “OTTI”, effective January 1, 2020, this term is no longer used in GAAP). However, the measurement of credit impairments differs for bonds and the trigger for intent impairments differs for LBASS.
Intent related credit losses are recorded when there is a decision to sell a security or when it is more likely than not that the Company will be required to sell the security before the recovery of the amortized cost basis. Under GAAP and the APPM, for intent related credit losses, bonds, including LBASS are written down to fair value. In addition, for LBASS under the APPM, intent related OTTI is also recognized when there is no intent and ability to hold the security until it recovers in value, which is not required under GAAP.
Credit related impairments result from an assessment that the entire amortized cost basis is not expected to be recovered. Under GAAP, for bonds, including LBASS, in an unrealized loss position, credit losses are recorded to expected recovery value, which is recognized as a contra asset allowance and may not exceed fair value. Recovery value is determined by calculating the best estimate of future cash flows considering past events, current conditions and reasonable and supportable forecasts discounted at the security’s current effective rate. Under the APPM, for credit related OTTI, bonds other than LBASS, are written down to fair value and LBASS are written down to the expected recovery value.
•Under the APPM, derivatives which follow hedge accounting are reported in a manner consistent with the hedged item with no ineffectiveness separately recorded. Derivatives that are not designated as accounting hedges are recorded at fair value, with changes in fair value recorded as unrealized capital gains or losses in unassigned surplus until the transaction is closed (e.g., terminated, sold, expired, exercised). Derivatives which are used in replication are reported in a manner consistent with the asset that has been replicated. Embedded derivative instruments are not accounted for separately as derivative instruments. Derivative assets and liabilities are reported gross in the financial statements.
Under GAAP, derivatives that qualify as a fair value hedge are recorded at fair value in the same income statement line item as the hedged item; cash flow hedges are also recorded at fair value. Hedge ineffectiveness, if any, is recorded along with the hedged item. The change in fair value of a non-hedge derivative, including derivatives used in replication, is recorded as a realized capital gain or loss. Embedded derivative instruments are accounted for separately and marked to market through realized capital gains or losses. Derivative assets and liabilities that qualify for offsetting with a counterparty are reported as a net asset or liability in the financial statements.
•Under the APPM, costs that are related directly to the successful acquisition of new or renewal life insurance and investment contracts, principally agents’ and brokers’ remuneration and certain underwriting costs, are expensed as incurred. Under GAAP, these costs are deferred and amortized to income either over the premium paying period of the related policies in proportion to the estimated revenue on such business or in relation to the present value of estimated gross profits on such business over the estimated lives of the contracts.
•Both GAAP and the APPM require a provision for deferred taxes on temporary differences between the reporting and tax bases of assets and liabilities. The change in deferred taxes is reported in surplus per the APPM, while under GAAP, the change is reported in the Statement of Operations. The APPM also includes limitations as to the amount of deferred tax assets (“DTAs”) that may be reported as an admitted asset. Both GAAP and the APPM require a valuation allowance for DTAs and the allowance is similarly measured.
•Under the APPM, the effects of reinsurance are netted against the corresponding assets or liabilities versus reported on a gross basis for GAAP. For paid and unpaid reinsurance recoverables and receivables reported gross on the GAAP balance sheet, effective January 1, 2020 credit loss allowances, which are estimates of expected credit losses, are established through a charge to GAAP income and reported as a contra asset. GAAP credit loss allowances are established considering all relevant information available, including past events, current conditions, and reasonable and supportable forecasts over the life of the asset. Under GAAP, reinsurance recoverables and receivables may be evaluated on a pooled basis when they share similar risk characteristics; while under the APPM, reinsurance recoverables and receivables are generally evaluated individually for collectibility and amounts determined to be uncollectible are charged to income in the period the determination is made. Under the APPM, a loss on reinsurance is expensed immediately, while under GAAP, a loss is deferred as cost of reinsurance and amortized into income over the estimated life of the policies.
•Certain reported assets, including prepaid commissions, prepaid expenses, certain other receivables over 90 days past due, certain agent and bills receivables and receivable from sale of securities over 15 days past due, are designated as nonadmitted assets and are charged directly to unassigned surplus. Under GAAP, these assets are reported in the Statements of Financial Position, net of any valuation allowance. The Company adopted the guidance in INT 23-01 – Net Negative (Disallowed) Interest Maintenance Reserve (“IMR”) effective September 30, 2023. All net negative IMR as of December 31, 2023 was admitted. As of December 31, 2022, reported assets that were nonadmitted included net negative IMR.
•For holders of surplus notes, interest is not accrued until approved by the insurance departments of the applicable states of domicile per the APPM. GAAP requires interest on surplus notes to be accrued whether or not state approval has been obtained.
•Life statutory policy reserves are based on mortality, interest and other assumptions applied in compliance with statutory regulations and subject to reserve testing with assumptions subject to statutory requirements. Health statutory policy reserves are based on morbidity, interest, and withdrawal assumptions applied in compliance with statutory regulations. Statutory formula policy reserves in certain cases are subject to stand alone reserve testing with assumptions subject to statutory requirements. Statutory policy reserves generally differ from policy reserves under GAAP, which are based on the Company’s estimates of mortality, morbidity, interest and withdrawals and include sufficiency testing with assumptions representative of the Company’s current expectations. The effect, if any, on reserves due to a change in valuation basis is recorded directly to unassigned surplus per the APPM rather than included in the determination of net gain from operations for GAAP.
•The AVR and IMR are required by the APPM, but not GAAP.
•Under the APPM, liabilities from guaranty funds or other assessments from insolvencies of entities that wrote long term care contracts are recorded at discounted rates, while all other assessments are reported at undiscounted rates. Under GAAP, all guaranty funds or other assessments are reported at undiscounted rates.
•The assets and reserves relating to indexed variable annuity contracts are reflected as assets and liabilities related to Separate Accounts and are carried at fair value. Premium receipts and benefits on these contracts are recorded as revenue and expense and are transferred to or (from) the Separate Accounts. Under GAAP, these assets are reported as bonds and mortgage loans. Bonds designated as available for sale are carried at fair value and mortgage loans are carried at amortized cost, net of credit loss allowances, which are estimates of expected credit losses, established for loans upon origination or purchase, and are adjusted periodically considering all relevant information available, including past events, current conditions, and reasonable and supportable forecasts over the life of the loans. Liabilities are reported as contractholder funds. Revenues are comprised of contract charges and fees for contract administration and surrenders.
•Under the APPM, premium receipts and benefits on certain annuity contracts and universal life-type contracts are recorded as revenue and expense. Under GAAP, revenue on certain annuity contracts and universal life-type contracts is comprised of contract charges and fees, which are recognized when assessed against the policyholder account balance. Additionally, premium receipts on certain annuity contracts and universal life-type contracts are considered deposits and are recorded as interest-bearing liabilities, while benefits are recognized as expenses in excess of the policyholder account balance.
•GAAP requires the presentation of comprehensive income and its components in the financial statements, which is not required by the APPM.
•Under the APPM, economic transactions between related parties involving the exchange of assets or liabilities are accounted for at their fair value and non-economic transactions are accounted for at their fair value if lower than book value, while under GAAP, the exchange of assets or liabilities between related parties are accounted for at book value.

If the related parties are affiliates under common control and if the common parent is subject to APPM guidance, increases in surplus on such transactions are deferred by the common parent reporting entity.
Use of estimates
The preparation of financial statements in conformity with the NAIC Annual Statement Instructions and accounting practices prescribed or permitted by the IL DOI requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Reclassification
To conform to the current year presentation, certain amounts in the prior year’s financial statements and notes were reclassified. In addition, the classification of the cost of reinsurance associated with the Company’s Funds Withheld Reinsurance Agreement with Everlake Reinsurance Limited (“ERL”) was prospectively changed in 2022. In 2022, Interest and adjustments on contracts or deposit-type contract funds includes cost of reinsurance of $47 million. In 2021, Funds withheld expense includes cost of reinsurance of $7 million.
Investments
Bonds with an NAIC designation of 1 through 5, including LBASS, and excluding SVO-identified investments, are reported at amortized cost using the effective yield method. Bonds with an NAIC designation of 6 are reported at the lower of amortized cost or fair value, with the difference reflected in unassigned surplus as an unrealized capital loss. In general, LBASS utilize a multi-step process for determining carrying value and NAIC designation in accordance with SSAP No. 43R, Loan-backed and Structured Securities. The Company’s bond portfolio also includes SVO-identified investments, which are reported at fair value. Changes in the fair value of SVO-identified investments are recorded as a change in net unrealized capital gains (losses), which is a component of unassigned surplus.
Unaffiliated common stocks are reported at fair value. The differences between amortized cost or cost and fair value are recorded as a change in net unrealized capital gains (losses), which is a component of unassigned surplus.
Common stock investments in insurance subsidiaries are recorded based on the underlying statutory equity of the subsidiary.
Mortgage loans are reported at unpaid principal balances, net of unamortized premium or discount.
Cash equivalents are reported at fair value or amortized cost. Cash equivalents reported at amortized cost are readily convertible into known amounts of cash and so near their maturity that they present an insignificant risk of change in value because of changes in interest rates.
Short-term investments are reported at amortized cost.
Contract loans are reported at the unpaid principal and capitalized interest balance. Interest is capitalized into the loan balance each contract anniversary. Loans deemed uncollectible are written off. Loan balances in excess of cash value are non-admitted.
Other invested assets consist of investments in joint ventures, partnerships, limited liability companies, low income housing tax credit (“LIHTC”) property investments and surplus notes. Investments in joint ventures, partnerships and limited liability companies are generally reported based on the underlying audited GAAP equity of the investee, with undistributed earnings or losses reflected in unassigned surplus as a change in net unrealized capital gains and losses and, are generally recognized on a delay due to the availability of financial statements. The change in net unrealized capital gains and losses is reported in unassigned surplus, as well as used in the calculation of the AVR provision. LIHTC property investments are carried at proportional amortized cost, based on the proportion of tax benefits received in the current year to total estimated tax benefits allocated to the Company. Surplus notes are reported at amortized cost or the lower of amortized cost or fair value depending on the NAIC designation.
Realized capital losses recognized on all bonds due to OTTI resulting from changes in the general level of interest rates are reported in the IMR, net of tax and amortized into the Statements of Operations. For LBASS designated as no intent and ability to hold, the non-interest related portion of OTTI losses is used in the calculation of the AVR provision, while the interest-related OTTI is reported in IMR. All other net realized capital gains and losses for other invested assets resulting from changes in the general level of interest rates and OTTI realized capital losses for other invested assets and bonds that are not a result of changes in the general level of interest rates are reported in the Statements of Operations and used in the calculation of the AVR provision, the change of which is reported within unassigned surplus.
Investment income primarily consists of interest, dividends, income from limited partnership interests, rental income from real estate and amortization of any premium or discount. Interest is recognized on an accrual basis using the effective yield method and dividends are recorded at the ex-dividend date. Interest income for LBASS is determined considering estimated pay-downs, including prepayments, obtained from third-party data sources and internal estimates. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the prepayments originally anticipated and the actual prepayments received and currently anticipated. For LBASS of high credit quality with fixed interest rates, the effective yield is recalculated on a retrospective basis. For all others, the effective yield is recalculated on a prospective basis. In periods subsequent to the recognition of an OTTI on a bond, including LBASS, the difference between the new amortized cost basis and the cash flows expected to be collected is accreted as interest income. Accrual of income is suspended for other-than-temporarily impaired bonds when the timing and amount of cash flows expected to be received is not reasonably estimable. Accrual of income is suspended for mortgage loans and bank loans that are in default or when the full and timely collection of principal and interest payments is not probable. Cash receipts on investments on nonaccrual status are generally recorded as a reduction of carrying value. Cash distributions received from investments in joint ventures, partnerships and limited liability companies are recognized in investment income to the extent that they are not in excess of the undistributed accumulated earnings attributable to the investee and the unrealized gain would be reversed. Any distributions that are in excess of the undistributed accumulated earnings attributable to the investee reduce the carrying amount of the investment.
Realized capital gains and losses include gains and losses on investment sales, write-downs in value due to other than temporary declines in fair value, expirations and settlements of certain derivatives. Realized capital gains and losses on investment sales are determined on a specific identification basis.
The Company has a comprehensive portfolio monitoring process to identify and evaluate each bond, including LBASS, and common stock, whose carrying value may be other-than-temporarily impaired. For each bond, excluding LBASS, in an unrealized loss position (fair value is less than amortized cost), the Company assesses whether management with the appropriate authority has made a decision to sell the bond prior to its maturity at an amount below its carrying value. If the decision has been made to sell the bond, the bond’s decline in fair value is considered other than temporary and the Company recognizes a realized capital loss equal to the difference between the amortized cost and the fair value of the bond at the balance sheet date the assessment is made. If the Company has not made the decision to sell the bond, but it is probable the Company will not be able to collect all amounts due according to contractual terms, the bond’s decline in value is considered other-than-temporarily impaired, and a write-down of the amortized cost to fair value is required. For securities with an NAIC designation of 6, unrealized losses that are not deemed other-than-temporarily impaired are reflected in the Company’s unassigned surplus.
For LBASS, the Company assesses whether management with the appropriate authority has made a decision to sell each LBASS in an unrealized loss position or does not have the intent and ability to retain the LBASS for a period of time sufficient to recover the amortized cost basis. If either situation exists, the security’s decline in value is considered other-than-temporarily impaired and the security is written down as a realized capital loss to fair value. If management has not made the decision to sell the LBASS and management intends to hold the security for a period of time sufficient to recover the amortized cost basis, the Company analyzes the present value of the discounted cash flows expected to be collected. If the present value of the discounted cash flows expected to be collected is less than the amortized cost, the security is considered other-than-temporarily impaired and the Company recognizes a realized capital loss for the difference between the present value of the discounted cash flows and the amortized cost. For securities with an NAIC designation of 6, unrealized losses that are not deemed other-than-temporarily impaired are reflected in the Company’s unassigned surplus.
For common stocks, the Company considers various factors, including whether the Company has the intent and ability to hold the stock for a period of time sufficient to recover its cost basis. Where the Company lacks the intent and ability to hold to recovery, or believes the recovery period is extended, the stock’s decline in fair value is other than temporary and the difference between the stock’s cost and fair value is recognized as a realized capital loss. A decision to sell stock for an amount below its cost would be an other than temporary decline and a realized capital loss is recorded. For stocks managed by a third-party, either the Company has contractually retained its decision making authority as it pertains to selling stocks that are in an unrealized loss position or it recognizes an unrealized loss at the end of the period through a charge to realized capital loss.
The Company’s portfolio monitoring process includes a quarterly review of all securities to identify instances where the fair value of a security compared to its amortized cost (for bonds, including LBASS) or cost (for stocks) is below internally established thresholds. The process also includes the monitoring of other impairment indicators such as ratings, ratings downgrades and payment defaults. The securities identified, in addition to other securities for which the Company may have a concern, are evaluated for potential OTTI using all reasonably available information relevant to the collectibility or recovery of the security. Inherent in the Company’s evaluation of OTTI for these securities are assumptions and estimates about the financial condition and future earnings potential of the issue or issuer. Some of the factors that may be considered in evaluating whether a decline in fair value is other than temporary are: (1) the financial condition, near-term and long-term prospects of the issue or issuer, including relevant industry specific market conditions and trends, geographic location and implications of rating agency actions and offering prices; (2) the specific reasons that a security is in an unrealized loss position, including overall market conditions which could affect liquidity; and (3) the length of time and extent to which the fair value has been less than amortized cost or cost.
Impairment adjustments on mortgage loans are recorded when it is probable contractual principal and interest will not be collected. OTTI adjustments reduce the carrying value of mortgage loans to the fair value of the collateral less the estimated cost to sell. The carrying value of real estate is adjusted for OTTI only if it is not recoverable and exceeds fair value.
Due and accrued investment income is recorded as an asset, with three exceptions. Due and accrued investment income on mortgage loans in default, where interest is more than 180 days past due, is nonadmitted. Due and accrued investment income for investments other than mortgage loans, that is more than 90 days past due, is nonadmitted. In addition, due and accrued investment income that is determined to be uncollectible, regardless of its age, is written off in the period that determination is made.
Derivative financial instruments
Derivative financial instruments include interest rate, total return, credit default and foreign currency swap agreements, foreign currency forward contracts, futures contracts, interest rate cap agreements and index option contracts. When derivatives meet specific criteria, they may be designated as accounting hedges, which means they may be accounted for and reported on in a manner that is consistent with the hedged asset or liability. Derivatives that are not designated as accounting hedges are accounted for on a fair value basis, with changes in fair value recorded as unrealized capital gains or losses in unassigned surplus. The determination of the AVR and IMR impact of realized capital gains and losses on derivatives is based on how the realized capital gains and losses of the underlying asset is reported. The Company’s accounting policy for the various types of derivative instruments is discussed further in Note 5.
AVR and IMR
The Company establishes the AVR and IMR as promulgated by the NAIC. The AVR offsets potential credit-related investment losses and volatility in recorded changes in fair value measurements on all invested asset categories excluding cash, contract loans, premium notes, collateral notes and income receivables. The AVR calculation is formula-based and considers the prior year reserve balance, the current year’s realized credit-related (default) and equity capital gains and losses, net of capital gains tax, and the current year’s unrealized capital gains and losses, net of deferred taxes thereon, applicable to the invested asset categories that are grouped within the default and equity components. The default component includes long-term bonds, short-term bonds, derivatives and mortgage loans. The equity component includes common stocks and other invested assets. Other invested assets consist of investments in joint ventures, partnerships, limited liability companies, LIHTC property investments, collateral loans and surplus notes. The undistributed earnings or losses from investments in joint ventures, partnerships and limited liability companies are reported as changes in unrealized capital gains and losses and included in the AVR. Cash distributions received from investments in joint ventures, partnerships and limited liability companies are recognized in investment income to the extent that they are not in excess of the undistributed accumulated earnings attributable to the investee and the unrealized gain would be reversed, whereas, any distributions that are in excess of the undistributed accumulated earnings attributable to the investee reduce the carrying amount of the investment. Realized and unrealized capital gains increase the AVR and realized and unrealized capital losses decrease the AVR. The Company’s total AVR is generally limited to a maximum amount of credit-related reserve that is calculated using a set of factors applied to the admitted asset values of the various invested asset categories. Total AVR in one sub-component of either the default or equity component that is in excess of the maximum reserve must be transferred to the “sister” sub-component if that sub-component’s total AVR is below its maximum reserve. If the total AVR in either of the combined default or equity component is in excess of the combined maximum reserve, the Company may transfer the excess to the other component if that component’s total AVR is below its maximum reserve, or the excess reserve may be released to unassigned surplus. In general, decreases in the Company’s total invested assets portfolio will decrease the total AVR and increases will increase the total AVR.
The IMR captures the realized capital gains and losses that result from changes in the overall level of interest rates and amortizes them into investment income over the approximate remaining life of the investments sold. The IMR includes all realized capital gains and losses, net of capital gains tax thereon, due to interest rate changes on fixed income investments, mortgage loans and derivatives, and excludes credit-related realized capital gains and losses on default component invested assets, realized capital gains and losses on equity investments and unrealized capital gains and losses. After a realized capital gain or loss has been identified as interest-related and an expected maturity date has been determined, a company may select either a grouped method or seriatim method for calculating the IMR amortization. The Company has elected to use the grouped method in calculating its IMR amortization. The total IMR is calculated by adding the current year’s interest-related capital gains and losses, net of capital gains tax, to the prior year reserve and subtracting the current year’s amortization released to the Statements of Operations. Make whole fees and prepayment penalties are recorded as investment income and not included in the IMR. The Company adopted the guidance in INT 23-01 – Net Negative (Disallowed) Interest Maintenance Reserve effective September 30, 2023. All net negative IMR as of December 31, 2023 was admitted. The Company’s net negative IMR was reported as a nonadmitted asset as of December 31, 2022.
Securities loaned
The Company’s business activities include securities lending transactions, which are used primarily to generate net investment income. The proceeds received in conjunction with securities lending transactions are reinvested in cash equivalents, short-term investments or bonds.
Repurchase agreements
The Company has entered into secured financing transactions whereby certain securities are sold under repurchase agreements, in which the Company transfers securities in exchange for cash, with an agreement by the Company to repurchase the same or substantially similar securities at agreed-upon dates specified in the repurchase agreements. Under the repurchase agreements the Company requires collateral equal to, at a minimum, 97 percent of the fair value of the transferred securities. Cash collateral received is invested in various securities which are reported as invested assets on the Company’s Statement of

Financial Position and the offsetting collateral liabilities are classified as repurchase agreements and included in aggregate write-ins for liabilities. The reinvested collateral subject to repurchase agreements are classified as restricted assets.
The Company manages risk associated with repurchase agreements through counterparty selection and collateral requirements. Repurchase agreements remain subject to counterparty risk and risk of changes in the fair value of the transferred securities. Losses may be recognized if the counterparty defaults or if the fair value of the transferred securities decline to below the amount by which the Company is required to repurchase the securities.

Off-balance-sheet financial instruments
Commitments to invest, commitments to extend loans, and commitments to purchase private placement securities have off-balance-sheet risk because their contractual amounts are not recorded in the Company’s Statements of Financial Position. The details of the off-balance-sheet commitments are discussed further in Note 5.
Premiums and annuity considerations
Annual premiums for most traditional life insurance policies are recognized as revenue on the policy anniversary date. Premiums, based on modal payment, for accident and health insurance, group life and certain immaterial traditional life insurance policies are recognized as revenue when due. Considerations received for supplementary contracts with life contingencies are recognized as revenue when due. Premiums for all single and flexible premium life insurance and annuity products are recognized as revenue when collected. Considerations received on deposit-type funds, which do not contain any life contingencies, are recorded directly to the related reserve liability.
Premiums written and not yet collected from policyholders are shown as a receivable, with balances older than 90 days nonadmitted.
Reserves for policy benefits
The Company adopted Principles Based Reserving (“PBR”) which are computed actuarially according to the Valuation Manual Section 20 method with interest, mortality and other assumptions applied in compliance with statutory regulations for life policies issued on or after January 1, 2020.
Policy benefit reserves for traditional and flexible premium life insurance policies excluding PBR policies are computed actuarially according to the Commissioners' Reserve Valuation Method with interest, mortality and other assumptions applied in compliance with statutory regulations. Benefit reserves for annuity products are calculated according to the Commissioners' Annuity Reserve Valuation Method with interest, mortality and other assumptions applied in compliance with statutory regulations. Benefit reserves for modified guaranteed annuity products are calculated according to Title 50 of the Illinois Administrative Code, Part 1410 with interest and mortality applied in compliance with statutory regulations.
Reserves for deposit-type funds are equal to deposits received and interest credited to the benefit of contractholders, less surrenders and withdrawals that represent a return to the contractholder. For deposit-type funds with no cash values prior to maturity, reserves are present values of contractual payments with interest applied in compliance with statutory regulations. Tabular interest on deposit-type funds is calculated as the prescribed valuation interest rate times the mean amount of funds subject to such rate held at the beginning and end of the year of valuation.
On February 25, 2022, the Company received approval of membership in the Federal Home Loan Bank of Chicago (“FHLB”). In connection with membership, the Company purchased stock in the FHLB. Acquisition of FHLB capital stock allows members to conduct business activity (borrowings) from the FHLB. These borrowings may take different forms such as debt or funding agreements. All amounts borrowed by the Company in 2023 and 2022 were in the form of funding agreements. The Company measures its liability for the amounts borrowed in accordance with SSAP No. 52, Deposit-Type Contracts.
Policy benefit reserves for accident and health and group life insurance products include claim reserves, contract reserves and unearned premiums, if applicable. Claim reserves, including incurred but not reported claims, represent management's estimate of the ultimate liability associated with unpaid policy claims, based primarily upon analysis of past experience. To the extent the ultimate liability differs from the amounts recorded, such differences are reflected in the Statements of Operations when additional information becomes known.
On traditional life insurance contracts, the Company waives deduction of deferred fractional premiums upon the death of the insured and returns any portion of the final premium beyond the date of death. Surrender values are not contracted in excess of the reserve as legally computed. For life contracts, the cost of additional mortality for each policy is assumed to equal the additional premium charged for that policy period and is reserved accordingly. Additional premiums are collected for policies issued on substandard lives. Reserves are held in a manner consistent with traditional policies. For annuity contracts issued as substandard, reserves are calculated according to Actuarial Guidelines IX-A and IX-C as applicable.
Tabular interest, tabular less actual reserves released and tabular cost are determined by formula as described in the APPM. Tabular interest for contracts not involving life contingencies represents the net amount credited taking into account increments of premiums and annuity considerations and decrements of benefits, withdrawals, loads and policy charges.

Reinsurance
The Company reinsures certain of its risks to other insurers primarily under the following types of reinsurance agreements: yearly renewable term, coinsurance, coinsurance with funds withheld and modified coinsurance agreements. These agreements result in a passing of the agreed-upon percentage or amount of risk to the reinsurer in exchange for negotiated reinsurance premium payments. Modified coinsurance is similar to coinsurance, except that the cash and investments that support the liability for contract benefits are not transferred to the assuming company and settlements are made on a net basis between the companies.
The amounts reported in the Statements of Financial Position as amounts recoverable from reinsurers include amounts billed to reinsurers for losses paid and experience refunds due. Contract claims are reported net of reinsurance recoverables on unpaid losses, which represent estimates of amounts expected to be recovered from reinsurers on incurred losses that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contract and in accordance with the coverage, terms and conditions of the reinsurance agreement. Reinsurance premiums are generally reflected in income in a manner consistent with the terms of the reinsurance agreements. Reinsurance does not extinguish the Company’s primary liability under the policies written. Reinsurance recoverable balances that are current and from authorized reinsurers are reported as admitted assets. Reinsurance recoverable balances from unauthorized reinsurers require collateral at least equal to the amount recoverable, or the recoverable balance is nonadmitted. Reinsurance recoverable balances from unauthorized reinsurers where the Company retains assets on a funds withheld basis are reported as admitted assets. If it is probable that reinsurance recoverables on paid or unpaid claim or benefit payments are uncollectible, these amounts are written off through a charge to the Statements of Operations.
Income taxes
The income tax provision is calculated under the liability method. DTAs and deferred tax liabilities (“DTLs”) are recorded based on the difference between the statutory financial statement and tax bases of assets and liabilities at the enacted tax rates. Deferred income taxes also arise from net unrealized capital gains and losses on certain investments carried at fair value. The net change in DTAs and DTLs is applied directly to unassigned surplus. The nonadmitted portion of gross DTAs is determined by applying the rules prescribed by SSAP No. 101, Income Taxes (“SSAP No. 101”).
The application of SSAP No. 101 requires the Company to evaluate the recoverability of DTAs and to establish a statutory valuation allowance adjustment (“valuation allowance”) if necessary to reduce the DTA to an amount which is more likely than not to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance the Company considers many factors, including: (1) the nature of the DTAs and DTLs; (2) whether they are ordinary or capital; (3) the timing of their reversal; (4) taxable income in prior carryback years as well as projected taxable earnings exclusive of reversing temporary differences and carryforwards; (5) the length of time that carryovers can be utilized; (6) unique tax rules that would impact the utilization of the DTAs; and (7) any tax planning strategies that the Company would employ to avoid an operating loss or tax credit carryforward from expiring unused. Although the realization is not assured, management believes it is more likely than not that the DTAs, net of the valuation allowance, will be realized.
The stock of the Company was acquired on November 1, 2021 by EUHC. For tax purposes, the transaction was treated as a reinsurance transaction. This treatment resulted in the reset of the tax basis of assets, which impacted the related deferred tax values. The net impact to the deferred tax values is reported in the effective tax rate analysis, except for those items accelerated by the seller through the current provision, such as the acceleration of accounting method changes, and recognition of deferred intercompany gains and losses.
Separate Accounts
The assets of the Separate Accounts are carried at fair value. Separate Accounts liabilities represent the contractholders’ claims to the related assets and are carried at the fair value of the assets. In the event the asset values of certain contractholder accounts are projected to be below the value guaranteed by the Company, a liability is established through a charge to earnings. Reserves for guarantees provided by the Company are included in the Company’s General Account.
The Company holds on a direct basis and assumes via a modified coinsurance agreement, reserves for variable annuity contracts and variable life policies at less than the fund balances carried in the Separate Accounts. The difference between the reserves and the fund balances of the Separate Accounts is transferred from the Separate Accounts to the General Account, and the majority of the variable annuity portion is subsequently reinsured via a modified coinsurance agreement. Premiums, contract benefits, reserve transfers, policy loans and policyholder charges are also transferred from the Separate Accounts to the General Account.
Separate Accounts premium deposits, benefit expenses and contract charges for mortality risk, and contract and policy administration are recorded by the Company and reflected in the Statements of Operations. Investment income, realized capital gains and losses and changes in unrealized capital gains and losses related to assets which support variable annuity contracts and variable life policies accrue directly to the contractholders and, therefore, are not included in the Statements of Operations. Investment income, realized capital gains and losses and changes in unrealized capital gains and losses related to assets which support indexed variable annuity contracts accrue to the Company. Gains or losses from the indexed variable annuity business, net of reinsurance, are included in net transfers to or (from) Separate Accounts in the Statements of Operations. Reserve liabilities for indexed variable annuity contracts are valued using a prescribed statutory valuation interest rate.

3. Sale of Allstate Life Insurance Company of New York
On March 29, 2021, the Company, AIC, AIH and AFIHC entered into a Stock Purchase Agreement (“ALNY Purchase Agreement”) with Wilton Reassurance Company (“WRAC”) to sell all of the shares of common stock of Allstate Life Insurance Company of New York (“ALNY”), a wholly owned subsidiary of the Company and Intramerica Life Insurance Company (“ILIC”), a wholly owned subsidiary of AFIHC for $220 million in cash plus the growth in statutory value through the sale date. This transaction resulted in the Company’s divestiture of all of its New York life and annuities business. The necessary state regulatory approvals were received and the sale of ALNY was completed on October 1, 2021.
ALNY was classified as held for sale beginning March 31, 2021. The carrying value of ALNY immediately prior to the classification as held for sale was $556 million. The amount of loss recognized from the sale of ALNY in 2021 and the cumulative amount of loss recognized since the classification of ALNY as held for sale was $281 million primarily recorded in net realized capital gains (losses).

4. Investments
Investment Income
The total amount of due and accrued investment income non-admitted was $3 million as of December 31, 2023. All due and accrued investment income was admitted as of December 31, 2022.
Gross, nonadmitted and admitted amounts for interest income due and accrued as of December 31, 2023 were as follows:

($ in millions)
Interest Income Due and Accrued	Amount
Gross	$193
Nonadmitted	$3
Admitted	$190
The Company did not have deferred interest admitted as of December 31, 2023.
Cumulative amount of paid-in-kind (“PIK”) interest included in the current principal balance as of December 31, 2023 was as follows:

($ in millions)	Amount
Cumulative amount of PIK interest included in the current principal balance	$3

Fair values
The following table summarizes the statement value, gross unrealized gains, gross unrealized losses and fair value of the Company’s bonds and SVO-identified investments, excluding bonds that have been written down to fair value as of December 31:

($ in millions)	Statement value	Gross unrealized		Fair value
		Gains	Losses
December 31, 2023
Industrial and miscellaneous	$9,231	$92	$(839)	$8,484
Parent, subsidiaries and affiliates	5,074	8	(276)	4,806
U.S. special revenue	230	3	(29)	204
U.S. governments	45	—	(4)	41
U.S. political subdivisions	170	3	(7)	166

Bank loans
Affiliated bank loans	547	1	(56)	492
Unaffiliated bank loans	119	4	(1)	122
Total bank loans	666	5	(57)	614

States, territories and possessions	31	—	(5)	26
Hybrid securities	67	—	(13)	54
All other governments	—	—	—	—
Total bonds	$15,514	$111	$(1,230)	$14,395

December 31, 2022
Industrial and miscellaneous	$10,642	$36	$(1,171)	$9,507
Parent, subsidiaries and affiliates	4,467	—	(376)	4,091
U.S. special revenue	273	3	(36)	240
U.S. governments	56	—	(5)	51
U.S. political subdivisions	185	3	(9)	179

Bank loans
Affiliated bank loans	653	—	(70)	583
Unaffiliated bank loans	149	1	(2)	148
Total bank loans	802	1	(72)	731

States, territories and possessions	38	—	(5)	33
Hybrid securities	69	—	(14)	55
All other governments	10	—	(1)	9
Total bonds	$16,542	$43	$(1,689)	$14,896
Unrealized losses
Unrealized losses are calculated as the difference between amortized cost and fair value for the Company’s investment securities, including securities written down to fair value. They result from declines in fair value below amortized cost for bonds, including LBASS, or cost for unaffiliated common stocks, and are evaluated for OTTI. Every security with unrealized losses was included in the portfolio monitoring process.
The following tables summarize the fair value and gross unrealized losses of bonds and LBASS by the length of time individual securities have been in a continuous unrealized loss position as of December 31.

($ in millions)	2023
	Less than 12 Months		12 Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Total Unrealized Losses
Bonds, excluding LBASS	$177	$(5)	$5,045	$(890)	$(895)
LBASS	1,002	(41)	5,104	(294)	(335)
Total	$1,179	$(46)	$10,149	$(1,184)	$(1,230)

($ in millions)	2022
	Less than 12 Months			12 Months or More
	Fair Value	Unrealized Losses		Fair Value		Unrealized Losses	Total Unrealized Losses
Bonds, excluding LBASS	$3,786	$(481)		$2,323		$(693)	$(1,174)
LBASS	6,279	(464)		718		(51)	(515)
Total	$10,065	$(945)	$(945)	$3,041	$3,041	$(744)	$(1,689)
The following table summarizes the gross unrealized losses by unrealized loss position and credit quality as of December 31, 2023.

($ in millions)	Investment Grade	Below Investment Grade	Total
Bonds, including LBASS with unrealized loss position less than 20% of amortized cost (2)	$(685)	$(23)	$(708)
Bonds, including LBASS with unrealized loss position greater than or equal to 20% of amortized cost (4)	(453)	(69)	(522)
Total unrealized losses (1)(3)	$(1,138)	$(92)	$(1,230)
(1) Below investment grade bonds, including LBASS included $15 million that had been in an unrealized loss position for less than twelve months.
(2) Related to bonds, including LBASS with an unrealized loss position less than 20% of amortized cost, the degree of which suggested that these securities did not pose a high risk of being other-than-temporarily impaired.
(3) Below investment grade bonds, including LBASS included $77 million that had been in an unrealized loss position for a period of twelve or more consecutive months.
(4) Evaluated based on factors such as discounted cash flows and the financial condition and near-term and long-term prospects of the issue or issuer and were determined to have adequate resources to fulfill contract obligations.
Investment grade is defined as a security having an NAIC designation of 1 or 2, a rating of Aaa, Aa, A or Baa from Moody’s, a rating of AAA, AA, A or BBB from S&P Global Ratings, a comparable rating from another nationally recognized rating agency, or a comparable internal rating if an externally provided rating is not available. Market prices for certain securities may have credit spreads which imply higher or lower credit quality than the current third-party rating. Unrealized losses on investment grade securities were principally related to an increase in market yields which may include increased risk-free interest rates or wider credit spreads since the time of initial purchase. Unrealized losses on below investment grade securities were the result of wider credit spreads resulting from higher risk premiums since the time of the initial purchase. The unrealized losses are expected to reverse as the securities approach maturity.
LBASS in an unrealized loss position were evaluated based on actual and projected collateral losses relative to the securities’ positions in the respective securitization trusts, security specific expectations of cash flows, and credit ratings. This evaluation also takes into consideration credit enhancement, measured in terms of: (1) subordination from other classes of securities in the trust that are contractually obligated to absorb losses before the class of security the Company owns, and (2) the expected impact of other structural features embedded in the securitization trust beneficial to the class of securities the Company owns, such as overcollateralization and excess spread. Municipal bonds in an unrealized loss position, were evaluated based on the underlying credit quality of the primary obligor, obligation type and the quality of the underlying assets.
Unrealized losses on unaffiliated common stocks were primarily related to temporary equity market fluctuations of securities that are expected to recover.
As of December 31, 2023, the Company had not made a decision to sell and it was not more likely than not the Company would be required to sell bonds, including LBASS, with unrealized losses before recovery of the amortized cost basis. As of December 31, 2023, the Company had the intent and ability to hold LBASS and unaffiliated common stocks with unrealized losses for a period of time sufficient for them to recover.
Scheduled maturities
The scheduled maturities for bonds, cash equivalents and short-term investments were as follows as of December 31, 2023:

($ in millions)	Statement Value	Fair Value
Due in one year or less	$835	$815
Due after one year through five years	7,084	6,817
Due after five years through ten years	3,949	3,605
Due after ten years	3,646	3,158
Total	$15,514	$14,395

Actual maturities may differ from those scheduled as a result of calls and make-whole payments by the issuers.
Net realized capital gains and losses
Net realized capital gains and losses from investment securities including calls consisted of the following:

($ in millions)	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)
Year Ended December 31, 2023
Bonds	$32	$86	$(54)
Unaffiliated common stocks	—	—	—
Derivatives	99	65	34
Mortgage loans	1	—	1
Preferred stocks	—	—	—
Other invested assets	—	7	(7)
Cash, cash equivalents and short-term investments	20	18	2
Real estate	—	—	—
	$152	$176	(24)
Capital gain tax benefit			5
Transferred to IMR			22
Total			$3

($ in millions)	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)
Year Ended December 31, 2022
Bonds	$30	$367	$(337)
Unaffiliated common stocks	1	—	1
Derivatives	124	111	13
Mortgage loans	—	—	—
Preferred stocks	—	—	—
Other invested assets	—	—	—
Cash, cash equivalents and short-term investments	10	10	—
Real estate	—	—	—
	$165	$488	(323)
Capital gain tax benefit			68
Transferred to IMR			225
Total			$(30)

($ in millions)	Gross Realized Gains	Gross Realized Losses	Net Realized Gains (Losses)
Year Ended December 31, 2021
Bonds	$494	$50	$444
Unaffiliated common stocks	580	10	570
Derivatives	28	13	15
Mortgage loans	19	(4)	23
Preferred stocks	7	—	7
Other invested assets	750	130	620
Cash, cash equivalents and short-term investments	—	—	—
Real estate	61	2	59
	$1,939	$201	1,738
Capital gain tax expense			51
Transferred to IMR			(392)
Total			$1,397
Proceeds from sales of bonds, exclusive of calls, maturities and pay downs were $1.68 billion, $7.13 billion and $8.36 billion in 2023, 2022 and 2021, respectively. Gross gains of $7 million, $29 million and $491 million and gross losses of $62 million, $359 million and $14 million, were realized on sales of bonds, exclusive of calls, maturities and pay downs during 2023, 2022 and 2021, respectively. In addition, the Company recorded $22 million and $5 million of realized losses due to impaired bonds in 2023 and 2022, respectively. The Company recorded $35 million of realized losses due to impaired bonds and unaffiliated common stocks offset by $7 million mortgage loans credit loss reversal in 2021.
Municipal bonds
The Company maintains a diversified portfolio of municipal bonds. The following table shows the principal geographic distribution of municipal bond issuers represented in the Company’s portfolio as of December 31:

(% of total municipal bond statement value)	2023	2022
Texas	29.6%	30.7%
Oregon	18.6	16.2
California	9.5	8.5
New York	7.5	6.8
Hawaii	7.0	6.4
Colorado	5.1	4.6
Mortgage loans on real estate
The minimum and maximum lending rates for commercial mortgage loans in 2023 and 2022 were 4.35% and 3.13%, and 8.20% and 8.20%, respectively. The minimum and maximum lending rates for residential mortgage loans in 2023 and 2022 were 2.00% and 3.25%, and 10.13% and 10.50%, respectively.
For commercial loans acquired during 2023 and 2022, the maximum percentage of any one loan to the value of the property at the time of the loan was 79.6% and 79.8%, respectively. For residential loans acquired during 2023 and 2022, the maximum percentage of any one loan to the value of the property at the time of the loan was 79.9% and 94.3%, respectively.

The age analysis of the Company’s mortgage loans as of December 31, 2023 and 2022 is presented in the table below. The table also includes the identification of mortgage loans in which the Company is a participant or co-lender in a mortgage loan agreement.

($ in millions)	Residential		Commercial
	Insured	All Other	Insured	All Other	Total
Current year
Recorded investment (all)
Current	$—	$1,755	$—	$2,346	$4,101
30-59 days past due	$—	$28	$—	$—	$28
60-89 days past due	$—	$15	$—	$—	$15
90-179 days past due	$—	$8	$—	$—	$8
180+ days past due	$—	$13	$—	$—	$13
Accruing interest 90-179 days past due
Recorded investment	$—	$5	$—	$—	$5
Interest accrued	$—	$—	$—	$—	$—
Accruing interest 180+ days past due
Recorded investment	$—	$1	$—	$—	$1
Interest accrued	$—	$—	$—	$—	$—
Interest reduced
Recorded investment	$—	$—	$—	$—	$—
Number of loans	—	—	—	—	—
Percent reduced	—%	—%	—%	—%	—%
Participant or co-lender in a mortgage loan agreement
Recorded investment	$—	$—	$—	$525	$525

Prior year
Recorded investment (all)
Current	$—	$1,663	$—	$2,405	$4,068
30-59 days past due	$—	$27	$—	$—	$27
60-89 days past due	$—	$4	$—	$—	$4
90-179 days past due	$—	$3	$—	$—	$3
180+ days past due	$—	$5	$—	$—	$5
Accruing interest 90-179 days past due
Recorded investment	$—	$1	$—	$—	$1
Interest accrued	$—	$—	$—	$—	$—
Accruing interest 180+ days past due
Recorded investment	$—	$1	$—	$—	$1
Interest accrued	$—	$—	$—	$—	$—
Interest reduced
Recorded investment	$—	$—	$—	$—	$—
Number of loans	—	—	—	—	—
Percent reduced	—%	—%	—%	—%	—%
Participant or co-lender in a mortgage loan agreement
Recorded investment	$—	$—	$—	$204	$204
Mortgage loans are evaluated for impairment on a specific loan basis through a quarterly credit monitoring process and review of key credit quality indicators. Mortgage loans are considered impaired when it is probable the Company will not collect the contractual principal and interest. Accrual of income is suspended for mortgage loans that are in default or when full and timely collection of principal and interest payments is not probable. Cash receipts on mortgage loans on nonaccrual status are generally recorded as a reduction of carrying value.
The debt service coverage ratio is considered a key credit quality indicator when mortgage loans are evaluated for impairment and represents the amount of estimated cash flow from the property available to the borrower to meet principal and interest payment obligations. The ratio estimates are updated annually or more frequently if conditions are warranted based on the Company’s credit monitoring process.

The following table reflects the carrying value of non-impaired fixed rate and variable rate mortgage loans summarized by the debt service coverage ratio distribution as of December 31:

($ in millions)	2023			2022
Debt Service Coverage Ratio Distribution	Fixed Rate Mortgage Loans	Variable Rate Mortgage Loans	Total	Fixed Rate Mortgage Loans	Variable Rate Mortgage Loans	Total
Below 1.0	$258	$74	$332	$185	$67	$252
1.0 - 1.25	723	12	735	576	8	584
1.26 - 1.50	702	34	736	644	12	656
Above 1.50	2,296	66	2,362	2,544	71	2,615
Total non-impaired mortgage loans	$3,979	$186	$4,165	$3,949	$158	$4,107
Mortgage loans with a debt service coverage ratio below 1.0 that are not considered impaired primarily relate to instances where the borrower has the financial capacity to fund the revenue shortfalls from the properties for the foreseeable term, the decrease in cash flows from the properties is considered temporary, or there are other risk mitigating circumstances such as additional collateral, escrow balances or borrower guarantees.
The Company’s recorded investment in impaired mortgage loans was $264 thousand of which all were residential mortgage loans as of December 31, 2023. All the impaired residential mortgage loans as of December 31, 2023 were without an allowance for credit loss. The Company did not have impaired mortgage loans as of December 31, 2022.
The Company’s recorded investments on nonaccrual status related to impaired residential mortgage loans was $264 thousand as of December 31, 2023. Average recorded investment in impaired residential mortgage loans in 2023 was $132 thousand. Interest income recognized on impaired residential mortgage loans was $46 thousand in 2023.
The Company's mortgage loan portfolio is substantially all non-recourse to the borrower and collateralized by a variety of commercial and residential real estate property types located throughout the United States. The following table shows the principal geographic distribution of commercial and residential real estate exceeding 5% of the mortgage loan portfolio as of December 31:

(% of mortgage loan portfolio carrying value)	2023	2022
Texas	14.0%	14.4%
California	11.3	8.4
Florida	11.1	11.1
New Jersey	5.0	5.2
The types of properties collateralizing the mortgage loan portfolio as of December 31 were as follows:

(% of mortgage loan portfolio carrying value)	2023	2022
Apartment complexes	40.7%	43.0%
Residential homes	25.8	21.6
Office buildings	11.5	12.5
Warehouse	10.9	9.1
Retail	3.1	5.1
Other	8.0	8.7
Total	100.0%	100.0%
Debt restructuring
The Company did not have any investments in restructured loans as of December 31, 2023 or 2022. The Company did not recognize realized capital gains or losses related to these loans in 2023 or 2022. The Company recognized realized capital losses related to these loans of $9 million in 2021. The Company did not have contractual commitments to extend credit to debtors owing receivables whose terms have been modified in troubled debt restructurings as of December 31, 2023 or 2022.

Loan-backed securities
The Company held LBASS as of December 31, 2023 and 2022. Prepayment assumptions for LBASS were obtained from external sources and, if not available, developed internally. The following table presents the aggregate amortized cost of LBASS before recognized OTTI, the amount of OTTI recognized and the fair value of those securities.

($ in millions)	2023			2022
	Amortized Cost Basis Before OTTI	OTTI Recognized in Loss	Fair Value	Amortized Cost Basis Before OTTI	OTTI Recognized in Loss	Fair Value
OTTI recognized 1st Quarter
Intent to sell	$—	$—	$—	$—	$—	$—
Inability or lack of intent to retain the investment in the security for a period of time sufficient to recover the amortized cost basis	—	—	—	—	—	—
Present value of cash flows expected to be collected is less than the amortized cost basis	3	—	3	—	—	—
Total 1st Quarter	$3	$—	$3	$—	$—	$—

OTTI recognized 2nd Quarter
Intent to sell	$—	$—	$—	$—	$—	$—
Inability or lack of intent to retain the investment in the security for a period of time sufficient to recover the amortized cost basis	—	—	—	—	—	—
Present value of cash flows expected to be collected is less than the amortized cost basis	—	—	—	—	—	—
Total 2nd Quarter	$—	$—	$—	$—	$—	$—

OTTI recognized 3rd Quarter
Intent to sell	$—	$—	$—	$—	$—	$—
Inability or lack of intent to retain the investment in the security for a period of time sufficient to recover the amortized cost basis	—	—	—	—	—	—
Present value of cash flows expected to be collected is less than the amortized cost basis	—	—	—	4	1	3
Total 3rd Quarter	$—	$—	$—	$4	$1	$3

OTTI recognized 4th Quarter
Intent to sell	$—	$—	$—	$—	$—	$—
Inability or lack of intent to retain the investment in the security for a period of time sufficient to recover the amortized cost basis	—	—	—	—	—	—
Present value of cash flows expected to be collected is less than the amortized cost basis	—	—	—	—	—	—
Total 4th Quarter	$—	$—	$—	$—	$—	$—
Annual Aggregate Total		$—			$1

The following table presents the percent of statement value of the Company’s LBASS portfolio that is comprised of asset-backed securities (“ABS”), residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS”) as of December 31:

	2023	2022
ABS	74%	68%
CMBS	21	27
RMBS	5	5
Total	100%	100%
Ninety-two percent and ninety-three percent of the ABS had an NAIC designation of 1 or 2 and the majority were backed by corporate and industrial and miscellaneous obligations as of December 31, 2023 and 2022, respectively.
All the CMBS had an NAIC designation of 1 or 2 as of December 31, 2023 and 2022.
All the RMBS had an NAIC designation of 1 or 2 as of December 31, 2023 and 2022.
The following LBASS were other-than-temporarily impaired at the end of each quarter presented, as a result of the discounted present value of the cash flows expected to be collected being less than amortized cost.

($ in millions)
CUSIP	Book/Adjusted Carrying Value Amortized Cost Before Current Period OTTI	Present Value of Projected Cash Flows	Recognized OTTI	Amortized Cost After OTTI	Fair Value At Time of OTTI	Date of Financial Statement Where Reported
606935AM6	$3	$3	$0.2	$3	$3	3/31/2023
Total			$0.2

606935AM6	$4	$3	$1	$3	$3	9/30/2022
Total			$1
Real estate
The Company recognized net gains of $59 million on the sales of multiple real estate investments in 2021. Gains and losses on the sale of real estate investments are reported in realized capital gains or losses. As of December 31, 2023, 2022 or 2021, the Company did not hold investments in real estate.
LIHTC property investments
The Company had LIHTC property investments as of December 31, 2023 of which the number of remaining years of unexpired tax credits ranged from 1 to 12 years as of December 31, 2023. The Company had LIHTC property investments as of December 31, 2022 of which the number of remaining years of unexpired tax credits ranged from 3 to 12 years as of December 31, 2022. The Company did not have LIHTC property investments as of December 31, 2021. The Company did not recognize any LIHTC tax benefits during 2023 or 2022. The net amount of LIHTC and other tax benefits recognized during 2021 was $51 million. The balance of the admitted LIHTC property investments recognized within other invested assets was $3 million and $475 thousand as of December 31, 2023 and 2022, respectively.

Restricted assets
Restricted assets (including pledged) consisted of the following as of December 31:

($ in millions)	2023
Restricted Asset Category	Total General Account (G/A)	Total S/A Restricted Assets	Total	Total From Prior Year	Increase/(Decrease)
Collateral held under security lending agreements	$—	$—	$—	$—	$—
Subject to repurchase agreements	271	—	271	748	(477)
FHLB capital stock	5	—	5	3	2
On deposit with states	13	—	13	16	(3)
On deposit with other regulatory bodies	3	—	3	3	—
Pledged as collateral to FHLB (including assets backing funding agreements)	608	—	608	68	540
Collateral pledged for derivatives	4	—	4	4	—
Other restricted assets - Puerto Rico bonds required to be held	—	—	—	1	(1)
Other restricted assets – Syngenta Finance NV	—	—	—	1	(1)
Total restricted assets	$904	$—	$904	$844	$60

(continued)
Restricted Asset Category	Total Nonadmitted Restricted	Total Admitted Restricted	% of Gross (Admitted & Nonadmitted) Restricted to Total Assets	% of Admitted Restricted to Total Admitted Assets
Collateral held under security lending agreements	$—	$—	—%	—%
Subject to repurchase agreements	—	271	1.0	1.0
FHLB capital stock	—	5	—	—
On deposit with states	—	13	0.1	0.1
On deposit with other regulatory bodies	—	3	—	—
Pledged as collateral to FHLB (including assets backing funding agreements)	—	608	2.4	2.4
Collateral pledged for derivatives	—	4	—	—
Other restricted assets - Puerto Rico bonds required to be held	—	—	—	—
Other restricted assets – Syngenta Finance NV	—	—	—	—
Total restricted assets	$—	$904	3.5%	3.5%

($ in millions)	2022
Restricted Asset Category	Total General Account (G/A)	Total S/A Restricted Assets	Total	Total From Prior Year	Increase/(Decrease)
Collateral held under security lending agreements	$—	$—	$—	$—	$—
Subject to repurchase agreements	748	—	748	—	748
FHLB capital stock	3	—	3	—	3
On deposit with states	16	—	16	20	(4)
On deposit with other regulatory bodies	3	—	3	—	3
Pledged as collateral to FHLB (including assets backing funding agreements)	68	—	68	—	68
Collateral pledged for derivatives	4	—	4	3	1
Other restricted assets - Puerto Rico bonds required to be held	1	—	1	1	—
Other restricted assets – Syngenta Finance NV	1	—	1	5	(4)
Total restricted assets	$844	$—	$844	$29	$815

(continued)
Restricted Asset Category	Total Nonadmitted Restricted	Total Admitted Restricted	% of Gross (Admitted & Nonadmitted) Restricted to Total Assets	% of Admitted Restricted to Total Admitted Assets
Collateral held under security lending agreements	$—	$—	—%	—%
Subject to repurchase agreements	—	748	2.8	2.8
FHLB capital stock	—	3	—	—
On deposit with states	—	16	0.1	0.1
On deposit with other regulatory bodies	—	3	—	—
Pledged as collateral to FHLB (including assets backing funding agreements)	—	68	0.3	0.3
Collateral pledged for derivatives	—	4	—	—
Other restricted assets - Puerto Rico bonds required to be held	—	1	—	—
Other restricted assets – Syngenta Finance NV	—	1	—	—
Total restricted assets	$—	$844	3.2%	3.2%
For letter stock or securities restricted as to sale, excluding FHLB capital stock, the nature of restriction is an executive order. All trading is restricted, pursuant to Executive Order 13959, barring transactions in communist Chinese military companies. Trading is prohibited until further notice by Blackstone Central Compliance.
The following table summarizes collateral received and reflected as assets within the Company’s financial statements as of December 31:

($ in millions)	2023
Collateral Assets	Book/Adjusted Carrying Value (“BACV”)	Fair Value	% of BACV of Total Assets (Admitted and Nonadmitted	% of BACV of Total Admitted Assets
General Account:
Cash, cash equivalents and short-term investments	$203	$203	0.1%	0.1%
Total collateral assets	$203	$203	0.1%	0.1%

($ in millions)	2022
Collateral Assets	BACV	Fair Value	% of BACV of Total Assets (Admitted and Nonadmitted	% of BACV of Total Admitted Assets
General Account:
Cash, cash equivalents and short-term investments	$561	$561	2.3%	2.3%
Total collateral assets	$561	$561	2.3%	2.3%
The Company’s obligations to return collateral assets (General Account) were $208 million and $561 million as of December 31, 2023 and 2022, respectively, and accounted for 0.1% and 2.5% of the Company’s total liabilities as of December 31, 2023 and 2022, respectively.
5GI Securities
The Company held the following 5GI securities as of December 31:

($ in millions)	2023	2022	2023	2022	2023	2022
Investment	Number of 5GI Securities		Aggregate book/Adjusted Carrying Value		Aggregate Fair Value
Other than LBASS - AC	3	—	$8	$—	$8	$—
LBASS - AC	—	—	—	—	—	—
Preferred stocks - AC	—	—	—	—	—	—
Preferred stocks - FV	—	—	—	—	—	—
Total	3	—	$8	$—	$8	$—

AC - Amortized cost FV - Fair value
Prepayment penalty and acceleration fees
The following table provides the number of CUSIPs sold, redeemed or otherwise disposed of and the aggregate amount of investment income generated for bonds, including LBASS, sold, redeemed or otherwise disposed of as a result of a callable feature for the years ended December 31:

($ in thousands)	2023		2022		2021
	General Account	Separate Account	General Account	Separate Account	General Account	Separate Account
Number of CUSIPs	15	—	52	—	218	1
Aggregate amount of investment income	$341	$—	$4,320	$—	$42,640	$—

5. Fair Value Measurements
Fair value is defined, per SSAP No. 100R, Fair Value (“SSAP No. 100R”), as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SSAP No. 100R identified three valuation techniques which are used, either independently or in combination, to determine fair value: (1) market approach; (2) income approach; and (3) cost approach. SSAP No. 100R also contains guidance about observable and unobservable inputs, which are assumptions that market participants would use in pricing an asset or liability. To increase consistency and comparability in fair value measurements, the fair value hierarchy prioritizes the inputs to valuation techniques into three broad levels: 1, 2 and 3. The hierarchy for inputs used in determining fair value maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Certain assets are measured utilizing net asset value (“NAV”) as a practical expedient to determine fair value.
The Company is responsible for the determination of fair value and the supporting assumptions and methodologies. The Company gains assurance that assets and liabilities are appropriately valued through the execution of various processes and controls designed to ensure the overall reasonableness and consistent application of valuation methodologies, including inputs and assumptions, and compliance with accounting standards. For fair values received from third parties or internally estimated, the Company’s processes and controls are designed to ensure that the valuation methodologies are appropriate and consistently applied, the inputs and assumptions are reasonable and consistent with the objective of determining fair value, and the fair values are accurately recorded. For example, on a continuing basis, the Company assesses the reasonableness of individual fair values that have stale security prices or that exceed certain thresholds as compared to previous fair values received from valuation service providers or brokers or derived from internal models. The Company performs procedures to understand and assess the methodologies, processes and controls of valuation service providers. In addition, the Company may validate the reasonableness of fair values by comparing information obtained from valuation service providers or brokers to other third-party valuation sources for selected securities. The Company performs ongoing price validation procedures such as back-testing of actual sales, which corroborate the various inputs used in internal models to market observable data. When fair value determinations are expected to be more variable, the Company validates them through reviews by members of management who have relevant expertise and who are independent of those charged with executing investment transactions.
The Company has two types of situations where investments are classified as Level 3 in the fair value hierarchy:
(1) Specific inputs significant to the fair value estimation models are not market observable. This primarily occurs in the Company’s use of broker quotes to value certain securities where the inputs have not been corroborated to be market observable, and the use of valuation models that use significant non-market observable inputs.
(2) Quotes continue to be received from independent third-party valuation service providers and all significant inputs are market observable; however, there has been a significant decrease in the volume and level of activity for the asset when compared to normal market activity such that the degree of market observability has declined to a point where categorization as a Level 3 measurement is considered appropriate. The indicators considered in determining whether a significant decrease in the volume and level of activity for a specific asset has occurred include the level of new issuances in the primary market, trading volume in the secondary market, the level of credit spreads over historical levels, applicable bid-ask spreads, and price consensus among market participants and other pricing sources.

The following tables summarize the Company’s assets and liabilities measured and reported at fair value in the Statements of Financial Position as of December 31:

($ in millions)	2023
Description for each class of asset or liability	(Level 1)	(Level 2)	(Level 3)	NAV	Total
Assets at fair value
Unaffiliated common stocks
Industrial and miscellaneous	$—	$—	$5	$—	$5
Total unaffiliated common stocks	—	—	5	—	5

Cash equivalents
Exempt money market mutual funds	298	—	—	—	298
Other money market mutual funds	242	—	—	—	242
Total cash equivalents	540	—	—	—	540

Derivative assets
Interest rate contracts	—	4	—	—	4
Equity and index contracts	—	137	—	—	137
Foreign currency contracts	—	1	—	—	1
Total derivative assets	—	142	—	—	142

Other invested assets
Residual tranches	—	3	—	—	3

Separate Accounts assets	2,109	1	—	—	2,110
Total assets at fair value/NAV	$2,649	$146	$5	$—	$2,800

Liabilities at fair value
Derivative liabilities
Equity and index contracts	$—	$(73)	$—	$—	$(73)
Foreign currency contracts	—	(1)	—	—	(1)
Total derivative liabilities	—	(74)	—	—	(74)

Separate Accounts - Derivatives	—	(1)	—	—	(1)
Total liabilities at fair value	$—	$(75)	$—	$—	$(75)

($ in millions)	2022
Description for each class of asset or liability	(Level 1)	(Level 2)	(Level 3)	NAV	Total
Assets at fair value
Unaffiliated common stocks
Industrial and miscellaneous	$—	$—	$4	$11	$15
Total unaffiliated common stocks	—	—	4	11	15

Cash equivalents
Exempt money market mutual funds	98	—	—	—	98
Other money market mutual funds	—	—	—	—	—
Total cash equivalents	98	—	—	—	98

Derivative assets
Interest rate contracts	—	12	—	—	12
Equity and index contracts	—	52	—	—	52
Foreign currency contracts	—	—	—	—	—
Total derivative assets	—	64	—	—	64

Other invested assets
Residual tranches	—	—	—	—	—

Separate Accounts assets	1,992	21	22	—	2,035
Total assets at fair value/NAV	$2,090	$85	$26	$11	$2,212

Liabilities at fair value
Derivative liabilities
Equity and index contracts	$—	$(30)	$—	$—	$(30)
Foreign currency contracts	—	(1)	—	—	(1)
Total derivative liabilities	—	(31)	—	—	(31)

Separate Accounts - Derivatives	—	—	—	—	—
Total liabilities at fair value	$—	$(31)	$—	$—	$(31)
The Company did not have investments in common stocks measured and reported at NAV as of December 31, 2023. As of December 31, 2022, investments in certain common stocks were measured and reported at NAV in the Statements of Financial Position and presented in the table above are generally not redeemable with the issuing corporation and cannot be sold without approval of the managing members. Distributions of income are usually received from the sale of common stock or the liquidation of the underlying asset or assets of the issuing corporation over the life of these investments, typically 3-7 years. There are no remaining commitments to invest in these investments over their remaining lives.
The Company consistently follows its policy for determining when transfers between levels are recognized. The policy about the timing of recognizing transfers into Level 3 is the same as that for recognizing transfers out of Level 3.
There were no transfers in or out of Level 3 during 2023 or 2022.
In determining fair value, the Company principally uses the market approach which generally utilizes market transaction data for the same or similar instruments. To a lesser extent, the Company uses the income approach which involves determining fair values from discounted cash flow methodologies. For the majority of Level 2 and Level 3 valuations, a combination of the market and income approaches is used.
Listed below is a summary of the significant valuation techniques for assets and liabilities measured and reported at fair value.
Level 2 measurements
•Derivatives - Free-standing exchange listed derivatives that are not actively traded are valued based on quoted prices for identical instruments in markets that are not active. Over-the-counter (“OTC”) derivatives, including foreign exchange forward contracts, total return swap agreements and credit default swap agreements, are valued using models that rely on inputs such as interest rate yield curves, implied volatilities, index price levels, currency rates, and credit spreads that are observable for substantially the full term of the contract. The valuation techniques underlying the models are widely accepted in the financial services industry and do not involve significant judgment.

•Separate Accounts - Indexed variable annuity contracts may be supported by corporate bonds, including those that are privately placed. The primary inputs to the valuation for publicly traded corporate bonds include quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields and credit spreads. Privately placed corporate bonds are valued using a discounted cash flow model that is widely accepted in the financial services industry and uses market observable inputs and inputs derived principally from, or corroborated by, observable market data. The primary inputs to the discounted cash flow model include an interest rate yield curve, as well as published credit spreads for similar assets in markets that are not active that incorporate the credit quality and industry sector of the issuer. In addition, indexed variable annuity contracts may be supported by exchange listed derivatives that are not actively traded and are valued based on quoted prices for identical instruments in markets that are not active.
•Other invested assets - The fair value of residual tranches in Level 2 is primarily based on quoted prices for identical or similar assets in markets that are not active combined with other observable market data to determine fair value.
Level 3 measurements
•Unaffiliated common stocks - The primary inputs to the valuation include quoted prices or quoted net asset values for identical or similar assets in markets that exhibit less liquidity relative to those markets supporting Level 2 measurements.
•Separate Accounts - Indexed variable annuity contracts are supported by mortgage loans. The fair value of mortgage loans on real estate is based on discounted contractual cash flows or, if the loans are impaired due to credit reasons, the fair value of collateral less costs to sell. Risk adjusted discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics using similar types of properties as collateral.
As of December 31, 2023 or 2022, the Company did not have bonds measured and reported at fair value within Level 3. As of December 31, 2023 and 2022, the Company had unaffiliated common stocks of $5 million and $4 million, respectively, in Level 3 valued based on quoted prices for identical or similar assets in markets that exhibit less liquidity relative to those markets supporting Level 2 measurements. The Company did not have Separate Accounts assets measured and reported at fair value within Level 3 as of December 31, 2023. The Company had Separate Accounts assets of $22 million measured and reported at fair value within Level 3 as of December 31, 2022.
The following tables present the rollforward of Level 3 assets and liabilities measured and reported at fair value:

($ in millions)
Description	Beginning balance as of 01/01/2023	Transfers into Level 3	Transfers out of Level 3	Total gains and (losses) included in net income	Total gains and (losses) included in surplus
Unaffiliated common stocks
Industrial and miscellaneous	$4	$—	$—	$—	$—

Separate Accounts assets	22	—	—	—	—
Total assets and liabilities	$26	$—	$—	$—	$—

(continued)
Description	Purchases	Issuances	Sales	Settlements	Ending balance as of 12/31/2023
Unaffiliated common stocks
Industrial and miscellaneous	$2	$—	$(1)	$—	$5

Separate Accounts assets	—	—	(22)	—	—
Total assets and liabilities	$2	$—	$(23)	$—	$5

($ in millions)
Description	Beginning balance as of 01/01/2022	Transfers into Level 3	Transfers out of Level 3	Total gains and (losses) included in net income	Total gains and (losses) included in surplus
Unaffiliated common stocks
Industrial and miscellaneous	$—	$—	$—	$—	$—

Separate Accounts assets	29	—	—	—	(2)
Total assets and liabilities	$29	$—	$—	$—	$(2)

(continued)
Description	Purchases	Issuances	Sales	Settlements	Ending balance as of 12/31/2022
Unaffiliated common stocks
Industrial and miscellaneous	$4	$—	$—	$—	$4

Separate Accounts assets	—	—	—	(5)	22
Total assets and liabilities	$4	$—	$—	$(5)	$26
Presented below are the aggregate fair value estimates and the admitted values of financial instruments as of December 31. The Company was able to estimate the fair value of its bonds, including LBASS, and common stocks as of December 31, 2023 and 2022.

Financial assets

($ in millions)	2023
Type of Financial Instrument	Aggregate Fair Value	Admitted Assets	(Level 1)	(Level 2)	(Level 3)	NAV
Bonds:
Other than LBASS	$7,218	$8,018	$41	$6,563	$614	$—
LBASS	$7,177	$7,496	$—	$7,151	$26	$—
Unaffiliated common stocks	$5	$5	$—	$—	$5	$—
Mortgage loans on real estate	$3,789	$4,165	$—	$—	$3,789	$—
Cash equivalents	$540	$540	$540	$—	$—	$—
Short-term investments	$1	$1	$—	$—	$1	$—
Derivatives	$141	$142	$—	$141	$—	$—
Other invested assets:
Unaffiliated surplus notes	$8	$11	$—	$8	$—	$—
Residual tranches	$3	$3	$—	$3	$—	$—
LIHTC property investments	$3	$3	$—	$—	$3	$—
Separate Accounts	$2,110	$2,110	$2,109	$1	$—	$—

($ in millions)	2022
Type of Financial Instrument	Aggregate Fair Value	Admitted Assets	(Level 1)	(Level 2)	(Level 3)	NAV
Bonds:
Other than LBASS	$7,491	$8,626	$51	$6,683	$757	$—
LBASS	$7,405	$7,916	$—	$7,380	$25	$—
Unaffiliated common stocks	$15	$15	$—	$—	$4	$11
Mortgage loans on real estate	$3,770	$4,107	$—	$—	$3,770	$—
Cash equivalents	$273	$273	$273	$—	$—	$—
Short-term investments	$25	$25	$—	$—	$25	$—
Derivatives	$65	$65	$—	$65	$—	$—
Other invested assets:
Unaffiliated surplus notes	$—	$—	$—	$—	$—	$—
Residual tranches	$—	$—	$—	$—	$—	$—
LIHTC property investments	$—	$—	$—	$—	$—	$—
Separate Accounts	$2,035	$2,035	$1,992	$21	$22	$—
The fair value of bonds in Level 1 is based on unadjusted quoted prices for identical assets in active markets the Company can access. The fair value of publicly traded bonds in Level 2 is based upon quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields and credit spreads. Non-publicly traded bonds in Level 2 are valued using a discounted cash flow model that is widely accepted in the financial services industry and uses market observable inputs and inputs derived principally from, or corroborated by, observable market data. The primary inputs to the discounted cash flow model include an interest rate yield curve, as well as published credit spreads for similar assets in markets that are not active that incorporate the credit quality and industry sector of the issuer. The fair value of municipal bonds in Level 3 not rated by third-party credit rating agencies, but receiving an NAIC designation is based on quoted prices for identical or similar assets in markets that exhibit less liquidity relative to those markets supporting Level 2 fair value measurements, contractual cash flows, benchmark yields and credit spreads. Also included are municipal bonds valued based on non-binding broker quotes where the inputs have not been corroborated to be market observable and municipal bonds in default valued based on the present value of expected cash flows. The fair value of corporate bonds in Level 3 is primarily based on non-binding broker quotes where the inputs have not been corroborated to be market observable. Other inputs for corporate bonds include an interest rate yield curve, as well as published credit spreads for similar assets that incorporate the credit quality and industry sector of the issuer. The fair value of LBASS in Level 2 is primarily based on valuation models utilizing quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields, prepayment speeds, collateral performance and credit spreads to determine fair value. Certain LBASS in Level 2 are valued based on non-binding broker quotes whose inputs have been corroborated to be market observable. The fair value of LBASS in Level 3 is primarily based on non-binding broker quotes where the inputs have not been corroborated to be market observable or internal models with non-market observable inputs.
The fair value of unaffiliated common stocks in Level 3 is based on the valuation methods described earlier in this note. Certain unaffiliated private common stocks carried at fair value, which do not have readily determinable fair values, and are investments in investment companies that measure their assets at fair value on a recurring basis, are reported utilizing NAV as a practical expedient and are excluded from the fair value hierarchy.
The fair value of mortgage loans on real estate in Level 3 is based on discounted contractual cash flows or, if the loans are impaired due to credit reasons, the fair value of collateral less costs to sell. Risk adjusted discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar types of properties as collateral.
The fair value of cash equivalents in Level 1 is based on unadjusted quoted prices or daily quoted net asset values for identical assets in active markets the Company can access.
The fair value of short-term investments in Level 3 is based on discounted contractual cash flows or, if the loans are impaired due to credit reasons, the fair value of collateral less costs to sell. Risk adjusted discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar types of properties as collateral.
The fair value of derivatives in Level 2 is based on the valuation methods described earlier in this note.
The fair value of unaffiliated surplus notes in Level 2 is based upon quoted prices for identical or similar assets in markets that are not active, contractual cash flows, benchmark yields and credit spreads.
The fair value of residual tranches in Level 2 is based on the valuation methods described earlier in this note.
The fair value of LIHTC property investments in Level 3 is based on internal models with non-market observable inputs.

The fair value of the assets of the Separate Account in Level 1 is based on actively traded mutual funds that have daily quoted net asset values that are readily determinable for identical assets the Company can access. The fair value of the assets of the Separate Accounts in Levels 2 and 3 is based on the valuation methods described earlier in this note.
Presented below are the aggregate fair value estimates and statement values of financial instruments as of December 31.
Financial liabilities

($ in millions)	2023
Type of Financial Instrument	Aggregate Fair Value	Statement Value	(Level 1)	(Level 2)	(Level 3)	NAV
Deposit-type contracts	$1,235	$1,324	$—	$—	$1,235	$—
Repurchase agreement under secured borrowing	$205	$205	$—	$205	$—	$—
Derivatives	$74	$74	$—	$74	$—	$—
Separate Accounts - Derivatives	$1	$1	$—	$1	$—	$—

($ in millions)	2022
Type of Financial Instrument	Aggregate Fair Value	Statement Value	(Level 1)	(Level 2)	(Level 3)	NAV
Deposit-type contracts	$1,342	$1,420	$—	$—	$1,342	$—
Repurchase agreement under secured borrowing	$552	$552	$—	$552	$—	$—
Derivatives	$32	$32	$—	$32	$—	$—
Separate Accounts - Derivatives	$—	$—	$—	$—	$—	$—
The fair value of the liability for deposit-type contracts in Level 3 is generally based on the terms of the underlying contracts incorporating current market-based crediting rates for similar contracts that reflect the Company’s own credit risk. Immediate annuities without life contingencies and fixed rate funding agreements are valued at the present value of future benefits using current market-based implied interest rates and reflect the Company’s own credit risk. Fixed annuities are valued at the account value less surrender charges.
The Company received cash under repurchase agreement transactions. Repurchase agreements are short term in nature and therefore the carrying amount of these liabilities approximates fair value.
The fair value of derivatives in Level 2 is based on the valuation methods described earlier in this note.
Derivative financial instruments
Derivative financial instruments utilized by the Company during 2023 and 2022 included interest rate swap agreements, foreign currency swap agreements, total return and credit default swap agreements, foreign currency forward contracts, futures contracts, interest rate cap agreements and index option contracts. The Company uses derivatives for risk reduction and to increase investment portfolio returns through asset replication. Risk reduction activity is focused on managing the risks with certain assets and liabilities arising from the potential adverse impacts from changes in risk-free interest rates, changes in equity market valuations, increases in credit spreads and foreign currency fluctuations. Asset replication refers to the “synthetic” creation of assets through the use of derivatives. The Company replicates bonds using a combination of a credit default swap agreement or a total return swap agreement and one or more highly rated bonds, primarily investment grade host bonds, to synthetically replicate the economic characteristics of one or more cash market securities. The Company replicates equity returns using total return swap agreements, futures and options to increase equity exposure. With the exception of non-hedge derivatives used for asset replication, all of the Company’s derivatives are evaluated for their ongoing effectiveness as either an accounting hedge or non-hedge derivative financial instrument on at least a quarterly basis. The Company does not use derivatives for speculative purposes.
The following tables summarize the notional amount, fair value and statement value of the Company’s derivative financial instruments, including those with off-balance sheet risk as of December 31:

($ in millions)	2023
	Notional Amount		Fair Value		Statement Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Swaps	$257	$36	$4	$(1)	$5	$(1)
Futures	3	7	—	—	—	—
Options	940	1,007	137	(73)	137	(73)
Total	$1,200	$1,050	$141	$(74)	$142	$(74)

($ in millions)	2022
	Notional Amount		Fair Value		Statement Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities
Swaps	$289	$25	$13	$(2)	$13	$(2)
Futures	—	9	—	—	—	—
Options	934	912	52	(30)	52	(30)
Total	$1,223	$946	$65	$(32)	$65	$(32)
The notional amounts specified in the contracts are used to calculate the exchange of contractual payments under the agreements and are generally not representative of the potential for gain or loss on these agreements. However, the notional amounts specified in credit default swap agreements where the Company has sold credit protection represent the maximum amount of potential loss, assuming no recoveries.
Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. To limit this risk, the Company’s senior management has established risk control limits. In addition, changes in fair value of the derivative financial instruments that the Company uses for risk management purposes are generally offset by the change in the fair value or cash flows of the hedged risk component of the related assets, liabilities or forecasted transactions.
The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. The Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance. Other derivatives, including futures and certain option contracts, are traded on organized exchanges, which require margin deposits and guarantee the execution of trades, thereby mitigating any potential credit risk.
Counterparty credit exposure represents the Company’s potential loss if all of the counterparties concurrently fail to perform under the contractual terms of the contracts and all collateral, if any, becomes worthless. This exposure is measured by the statement value of OTC and cleared derivative contracts with a positive statement value at the reporting date.
Swaps
Interest rate swap agreements are agreements that periodically exchange the difference between two designated sets of cash flows, (fixed to variable rate, variable to fixed rate, or variable to variable rate), based upon designated market rates or rate indices and a notional amount. The Company primarily uses interest rate swap agreements to change the interest rate characteristics of existing assets and liabilities to ensure the relationship is maintained within specified ranges and to reduce exposure to rising or falling interest rates. Cash settlements usually occur at dates specified in individual agreements. The amount of cash exchanged is equal to the difference between the rate in the contract at which the Company receives cash compared to the rate at which the Company is to pay cash.
Foreign currency swap agreements involve the periodic exchange of consideration based on relative changes in two designated currencies and, if applicable, differences between fixed rate and variable cash flows or two different variable cash flows, all based on a pre-determined notional amount. The Company enters into these agreements primarily to reduce the currency risk associated with holding foreign currency denominated investments. Cash settlements are required when the contract matures. The amount of cash exchanged is based on the difference between the specified rate on the date the contract was entered into (contract rate) compared to the actual rate on the settlement date. On the settlement date, the Company will either pay or receive cash equal to the difference between the contract rate and the actual rate multiplied by a specified notional amount.
Total return swap agreements are agreements where one party makes payments based on a set rate, either fixed or variable, while the other party makes payments based on the return of an underlying asset, which includes both the income it generates and any capital gains. The Company uses total return swap agreements for asset replication and as a hedge to offset valuation losses in the portfolio during periods of declining market values. Cash settlements usually occur at dates specified in individual agreements. The amount of cash exchanged is equal to the difference between the set rate in the contract and the return of the underlying asset.
Credit default swap agreements are used for either buying credit protection or selling credit protection on a specified entity, basket of entities or index. Buying credit protection requires a payment of a premium to a counterparty or a clearing house in exchange for a future cash settlement or a promise to deliver a bond, if a specified credit event occurs. Selling credit protection provides for the receipt of a premium from a counterparty or a clearing house in exchange for a future cash settlement, or a promise to purchase a bond, if a specified credit event occurs. The Company enters into certain credit default swap agreements as a means to buy protection, mitigating the credit risk in a particular bond or bond portfolio, while leaving the security or bond portfolio intact. The Company enters into other credit default swap agreements as replication transactions, enabling greater diversification of credit risk by selling protection on specified entities, or baskets of entities that may not be frequent issuers in the traditional corporate bond market and by selling protection on indices also as a less expensive alternative to the cash market.

Total return swap agreements used as a hedge receive non-hedge accounting treatment. Credit default swap agreements used for buying protection receive non-hedge accounting treatment. Periodic settlements, which represent amounts receivable from/payable to the counterparties or clearing houses are based on the settlement terms within the agreement, and reported as a component of net investment income. The change in the fair value of certain open swap agreements that receive non-hedge accounting treatment are reported as net unrealized capital gains and losses, within unassigned surplus and used in the calculation of the AVR provision. Total return and credit default swap agreements entered into as replication transactions are valued at amortized cost.
Foreign currency forward contracts involve the future exchange or delivery of foreign currencies based on terms negotiated at the inception of the contract which are settled at the end of the contract. They are primarily used to reduce foreign currency risk associated with holding foreign currency denominated investments. Cash settlement is required when the contract matures. The amount of cash exchanged is based on the difference between the specified rate on the date the contract was entered into (contract rate) compared to the actual rate on the settlement date. On the settlement date, the Company will either pay or receive cash equal to the difference between the contract rate and the actual rate multiplied by the specified notional amount. The change in the fair value of open foreign currency forward contracts is reported as net unrealized capital gains and losses, within unassigned surplus and used in the calculation of the AVR provision, until closed (e.g. terminated or settled). If the contract was hedging coupon payments of a bond, any gains and losses at closing are reported in net investment income. If the contract was hedging the original principal of a bond or the bond the Company was hedging is sold, any gains and losses at closing are reported in realized capital gains or losses. These contracts receive non-hedge accounting treatment.
Futures
The Company utilizes equity index and interest rate futures contracts. Futures contracts are defined as commitments to buy or sell designated financial instruments based on specified prices, yields or indices. Futures contracts provide returns at specified or optional dates based upon a specified index or interest rate applied to a notional amount. The Company utilizes futures contracts to (1) change the interest rate characteristics of existing assets and liabilities to ensure the relationship is maintained within specified ranges and to reduce exposure to rising or falling interest rates; (2) hedge the equity exposure contained in equity indexed life and annuity product contracts that offer equity returns to contractholders; (3) offset valuation losses in the common and preferred stock portfolios during periods of declining equity market values; and (4) increase equity exposure through asset replication. Daily cash settlement of variation margins is required for futures contracts and is based on the changes in daily prices. The final settlement of equity index and interest rate futures contracts is always in cash. Daily cash settlements of margin gains or losses for futures contracts receiving fair value hedge accounting treatment are reported in net investment income. The daily cash settlements of margin gains and losses for futures contracts that receive non-hedge accounting treatment and have terminated are reported in net realized capital gains or losses. The daily cash settlements of margin gains and losses for open futures contracts that receive non-hedge accounting treatment are reported as net unrealized capital gains and losses within unassigned surplus and used in the calculation of the AVR provision. Futures contracts receive either fair value hedge accounting or non-hedge accounting treatment, depending on the strategy.
Options
Interest rate cap agreements give the holder the right to receive at a future date, the amount, if any, by which a specified market interest rate exceeds the fixed cap rate, applied to a notional amount. These agreements are utilized to change the interest rate characteristics of existing assets and liabilities to ensure the relationship is maintained within specified ranges and to reduce exposure to rising or falling interest rates. Typically a premium is paid to the counterparty at the inception of a contract. Cash is received based on the amount, if any, by which a specified market interest rate exceeds the fixed cap rate, applied to the notional amount. Premiums paid are reported as derivative assets. Periodic settlements received are reported as net investment income. The change in the fair value of open agreements is reported as net unrealized capital gains and losses, within unassigned surplus and used in the calculation of the AVR provision. If an agreement is terminated prior to its expiration date, gains or losses are reported in net realized capital gains or losses. For certain interest rate cap agreements whose premiums are payable in installments, the initial interest rate cap agreement asset is equal to the initial premium payment plus the sum of the remaining premium installments payable. Interest rate cap agreements receive non-hedge accounting treatment.
Index option contracts provide returns at specified or optional dates based on a specified equity index applied to the option's notional amount. When the Company purchases or writes (sells) option contracts at specific prices, a premium is calculated for the right, but not the obligation, to buy/sell the value of an underlying index at a stated price on or before the expiration date of the option. The amount of premium calculated is based on the number of contracts purchased/sold, the specified price and the maturity date of the contract. Premiums are paid or received in cash at either the inception of the purchase/sale of the contract or throughout the life of the contract depending on the agreement with the counterparties and brokers. If the option is exercised, the Company receives/pays cash equal to the product of the number of contracts and the specified price in the contract (strike price). Purchased and written put and call index option contracts are cash settled upon exercise. If the options are not exercised, then no additional cash is exchanged when the contract expires. Premiums incurred when purchasing option contracts are reported as a derivative asset and premiums received when writing option contracts are reported as a derivative liability.

The Company purchases and writes option contracts to hedge the equity exposure contained in equity indexed life and annuity product contracts that offer equity returns to contractholders. Purchased and written index option contracts used as a hedge receive non-hedge accounting treatment. The change in the fair value of purchased/written option contracts is reported as net unrealized capital gains and losses, within unassigned surplus, with an adjustment to derivative assets/liabilities. The gain or loss on the cash settled exercise of a purchased/written index option is reported in realized capital gains or losses. If the purchased/written option contract expires without being exercised, the premiums paid/received are reported as realized capital gains or losses and the corresponding asset/liability previously recorded is reversed. The purchased and written option contracts are accounted for as fair value hedges. The change in the fair value of purchased/written option contracts is reported as net investment income, with an adjustment to derivative assets/liabilities. The gain or loss on the cash settled exercise of a purchased/written index option is reported in net investment income. If the purchased/written option contract expires without being exercised, the premiums paid/received are reported as net investment income and the corresponding asset/liability previously recorded is reversed.
The Company purchases and writes option contracts for asset replication and as a hedge to offset valuation losses in the investment portfolio during periods of declining market values. Purchased and written index option contracts used as a hedge receive non-hedge accounting treatment. The change in the fair value of purchased/written option contracts is reported as net unrealized capital gains and losses, within unassigned surplus, with an adjustment to derivative assets/liabilities. The gain or loss on the cash settled exercise of a purchased/written index option is reported in realized capital gains or losses. If the purchased/written option contract expires without being exercised, the premiums paid/received are reported as realized capital gains or losses and the corresponding asset/liability previously recorded is reversed.
Purchased and written index option contracts entered into as replication transactions are valued at amortized cost. Premiums paid for a purchased/written option contract are amortized/accreted into net investment income over the life of the option. The gain or loss on the cash settled exercise of a purchased/written index option contract is reported in realized capital gains or losses.
The Company entered into option contracts which required the payment/receipt of premiums at either the inception of the contract or throughout the life of the contract, depending on the agreement with counterparties and brokers.
In general, the collateral pledged by the Company is in the custody of a counterparty, a clearing house or an exchange. However, the Company has access to this collateral at any time, subject to replacement. For certain exchange traded and cleared derivatives, margin deposits are required as well as daily cash settlements of margin accounts. As of December 31, 2023 and 2022, the Company pledged securities with fair values of $4 million in the form of margin deposits. The Company pledges or obtains collateral for OTC derivative transactions when certain predetermined exposure limits are exceeded. As of December 31, 2023 and 2022, counterparties pledged $3 million and $11 million, respectively, in cash collateral to the Company for OTC derivatives.
During 2023 or 2022, the Company did not have any derivatives held for other-than-hedging-purposes. There were no derivatives held for other-than-hedging purposes as of December 31, 2023 or 2022 or 2021. The 2021 net average fair value of derivatives held for other-than-hedging purposes was an asset of $5 million.
The Company did not recognize gains or losses within net investment income related to derivatives held for other-than-hedging purposes in 2023 or 2022. The Company recognized losses of $3 million within net investment income related to derivatives held for other-than-hedging purposes in 2021.
Off-balance-sheet financial instruments
The contractual amounts of off-balance sheet financial instruments as of December 31 were as follows:

($ in millions)	2023	2022
Commitments to invest in limited partnership interests	$716	$158
Commitments to invest in LIHTC property investments	$112	$47
Commitments to invest in private placement securities	$34	$—
Other loan commitments	$673	$—
The contractual amounts represent the amount at risk if the contract was fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. The Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.
Commitments to invest in limited partnership interests represent agreements to acquire new or additional participation in certain limited partnership investments. Commitments to invest in limited partnership interests included commitments to invest in real estate, which represent an agreement to provide additional capital for the development of real estate property. Commitments to invest in LIHTC limited partnership interests represent agreements to acquire new or additional participation in certain Low-Income Housing Tax Credits. Commitments to invest in private placement securities represent commitments to purchase private placement debt and private equity securities at a future date. The Company enters into these agreements in the normal course of business. Other loan commitments are agreements to lend to a borrower provided there is no violation of any conditions in the contract. The Company enters into these agreements to commit to future loan fundings at a predetermined amount.
6. Income Taxes
The components of the net DTA/(DTL) were as follows as of December 31:

($ in millions)	2023			2022			Change
	Ordinary	Capital	Total	Ordinary	Capital	Total	Ordinary	Capital	Total
Gross DTAs	$179	$63	$242	$259	$95	$354	$(80)	$(32)	$(112)
Valuation allowance	—	—	—	—	—	—	—	—	—
Adjusted gross DTAs	$179	$63	$242	$259	$95	$354	$(80)	$(32)	$(112)
DTAs nonadmitted	—	—	—	—	—	—	—	—	—
Subtotal – net admitted DTA	$179	$63	$242	$259	$95	$354	$(80)	$(32)	$(112)
DTLs	153	287	440	183	291	474	(30)	(4)	(34)
Net admitted DTA/(net DTL)	$26	$(224)	$(198)	$76	$(196)	$(120)	$(50)	$(28)	$(78)
The amount of adjusted gross DTAs admitted under each component of SSAP No. 101 was as follows as of December 31:

($ in millions)	2023
	Ordinary	Capital	Total
Federal income taxes paid in prior years recoverable through loss carrybacks	$—	$—	$—
Adjusted gross DTAs expected to be realized (excluding the amount of DTAs from above) after application of the threshold limitation.	26	61	87
Adjusted gross DTAs expected to be realized following the balance sheet date	26	61	87
Adjusted gross DTAs allowed per limitation threshold	XXX	XXX	330
Adjusted gross DTAs (excluding the amount of DTAs from above) offset by gross DTLs	153	2	155
DTAs admitted as the result of application of SSAP No. 101, total	$179	$63	$242

($ in millions)	2022
	Ordinary	Capital	Total
Federal income taxes paid in prior years recoverable through loss carrybacks	$—	$—	$—
Adjusted gross DTAs expected to be realized (excluding the amount of DTAs from above) after application of the threshold limitation.	22	94	116
Adjusted gross DTAs expected to be realized following the balance sheet date	22	94	116
Adjusted gross DTAs allowed per limitation threshold	XXX	XXX	275
Adjusted gross DTAs (excluding the amount of DTAs from above) offset by gross DTLs	237	1	238
DTAs admitted as the result of application of SSAP No. 101, total	$259	$95	$354

($ in millions)	Change
	Ordinary	Capital	Total
Federal income taxes paid in prior years recoverable through loss carrybacks	$—	$—	$—
Adjusted gross DTAs expected to be realized (excluding the amount of DTAs from above) after application of the threshold limitation.	4	(33)	(29)
Adjusted gross DTAs expected to be realized following the balance sheet date	4	(33)	(29)
Adjusted gross DTAs allowed per limitation threshold	XXX	XXX	55
Adjusted gross DTAs (excluding the amount of DTAs from above) offset by gross DTLs	(84)	1	(83)
DTAs admitted as the result of application of SSAP No. 101, total	$(80)	$(32)	$(112)
The Company’s threshold information used to determine the amount of DTAs admitted was as follows as of December 31:

($ in millions)	2023	2022
Ratio percentage used to determine recovery period and threshold limitation amount	1,109.4%	1,104.0%
Amount of adjusted capital and surplus used to determine recovery period and threshold limitation	$2,203	$2,009

The impact of tax-planning strategies on adjusted gross and net admitted DTAs was as follows as of December 31:

($ in millions)	2023		2022		Change
	Ordinary	Capital	Ordinary	Capital	Ordinary	Capital
Determination of adjusted gross DTAs and net admitted DTAs, by tax character as a percentage
Adjusted gross DTAs amount	$179	$63	$259	$95	$(80)	$(32)
Percentage of adjusted gross DTAs by tax character attributable to the impact of tax-planning strategies	—%	96.8%	—%	98.7%	—%	(1.9)%
Net admitted adjusted gross DTAs amount	$179	$63	$259	$95	$(80)	$(32)
Percentage of net admitted adjusted gross DTAs by tax character admitted because of the impact of tax-planning strategies	—%	96.8%	—%	98.7%	—%	(1.9)%
The Company’s tax planning strategies do not include the use of reinsurance.

The tax effects of temporary differences that gave rise to significant portions of DTAs and DTLs were as follows as of December 31:

($ in millions)	2023	2022	Change
DTAs:
Ordinary
Policyholder reserves	$130	$123	$7
Investments	14	21	(7)
Deferred acquisition costs	19	16	3
Receivables - nonadmitted	9	6	3
Net operating loss carry-forward	—	90	(90)
Other	7	3	4
Subtotal	$179	$259	$(80)

Valuation allowance	—	—	—
Nonadmitted	—	—	—

Admitted ordinary DTAs	$179	$259	$(80)

Capital
Investments	$2	$1	$1
Net capital loss carry-forward	61	94	(33)
Subtotal	$63	$95	$(32)

Valuation allowance	—	—	—
Nonadmitted	—	—	—

Admitted capital DTAs	$63	$95	$(32)

Admitted DTAs	$242	$354	$(112)

DTLs:
Ordinary
Investments	$119	$147	$(28)
Policyholder reserves	—	34	(34)
Deferred and uncollected premium	32	—	32
Other	2	2	—
Subtotal	$153	$183	$(30)

Capital
Investments	$196	$223	$(27)
Other	91	68	23
Subtotal	$287	$291	$(4)

DTLs	$440	$474	$(34)

Net DTAs/DTLs	$(198)	$(120)	$(78)

The change in net deferred income tax comprises the following as of December 31 (this analysis is exclusive of nonadmitted assets, as the change in nonadmitted assets is reported separately from the change in net deferred income tax in the Statements of Changes in Capital and Surplus):

($ in millions)	2023	2022	Change
Total DTAs	$242	$354	$(112)
Total DTLs	440	474	(34)
Net DTAs (DTLs)	$(198)	$(120)	(78)
Tax effect of unrealized gains (losses)			23
Change in net deferred income tax			(55)
Tax effect of change in deferred income tax due to transaction settlement			—
Change in net deferred income tax relating to the provision			$(55)

($ in millions)	2022	2021	Change
Total DTAs	$354	$367	$(13)
Total DTLs	474	534	(60)
Net DTAs (DTLs)	$(120)	$(167)	47
Tax effect of unrealized gains (losses)			(20)
Change in net deferred income tax			27
Tax effect of change in deferred income tax due to transaction settlement			—
Change in net deferred income tax relating to the provision			$27

($ in millions)	2021	2020	Change
Total DTAs	$367	$368	$(1)
Total DTLs	534	304	230
Net DTAs (DTLs)	$(167)	$64	(231)
Tax effect of unrealized gains (losses)			(101)
Change in net deferred income tax			(332)
Tax effect of change in deferred income tax due to transaction settlement			(213)
Change in net deferred income tax relating to the provision			$(545)
The provision for incurred income taxes for the years ended December 31 was:

($ in millions)	2023	2022	Change
Current Income Tax
Federal	$24	$26	$(2)
Federal income tax on net capital gains (losses)	(5)	—	(5)
Federal and foreign income taxes incurred	$19	$26	$(7)

($ in millions)	2022	2021	Change
Current Income Tax
Federal	$26	$(30)	$56
Federal income tax on net capital gains (losses)	—	(51)	51
Federal and foreign income taxes incurred	$26	$(81)	$107

The provision for federal income taxes incurred was different from that which would have been obtained by applying the statutory federal income tax rate to income before taxes. The items causing this difference were as follows as of December 31:

($ in millions)	2023	Effective Tax Rate	2022	Effective Tax Rate	2021	Effective Tax Rate
Provision computed at statutory rate	$82	21.0%	$27	21.0%	$291	21.0%
Change in net deferred income taxes	—	—	1	1.0	—	—
338(h)(10) impact	—	—	—	—	319	23.0
Change in nonadmitted assets	(3)	(0.7)	—	—	5	0.3
Transaction costs	—	—	—	—	(84)	(6.0)
Tax credits	—	—	—	—	(44)	(3.2)
Section 338 re-measurement	—	—	(14)	(10.5)	(12)	(0.9)
IMR amortization	—	—	(12)	(9.1)	(9)	(0.7)
Dividend received deduction	—	—	—	—	(2)	(0.1)
LLC income	—	—	—	—	1	0.1
Transferring price adjustment	(2)	(0.6)	(2)	(1.9)	—	—
Other	(3)	(0.8)	(1)	(1.0)	(1)	(0.1)
Total statutory income taxes	$74	18.9%	$(1)	(0.5)%	$464	33.4%

Federal and foreign income taxes incurred	$24	6.1%	$26	20.9%	$(30)	(2.1)%
Realized capital gains (losses) tax	(5)	(1.3)	—	—	(51)	(3.7)
Change in net deferred income taxes	55	14.1	(27)	(21.4)	545	39.2
Total statutory income taxes	$74	18.9%	$(1)	(0.5)%	$464	33.4%
The stock of the Company was acquired on November 1, 2021 by EUHC. For tax purposes, the transaction was treated as a reinsurance transaction. This treatment resulted in the reset of the tax basis of assets, which impacted the related deferred tax values. The net impact to the deferred tax values is reported in the effective tax rate analysis, except for those items accelerated by the seller through the current provision, such as the acceleration of accounting method changes, and recognition of deferred intercompany gains and losses.
As of December 31, 2023, the Company did not have a net operating loss carryforward available to offset future net income subject to federal income taxes. As of December 31, 2023, the Company did not have tax credit carryforwards available to offset future net income subject to federal income taxes.
As of December 31, 2023, there are no capital gain income taxes incurred by the Company that are available for recoupment in the event of future net capital losses.
For period from January 1 to October 31, 2021 (prior to the sale of the Company on November 1, 2021), the Company joined the Corporation and its 134 domestic subsidiaries in the filing of a consolidated federal income tax return. The consolidated group has elected under Internal Revenue Code (“IRC”) Section 1552(a)(2) to allocate the consolidated federal income tax liability based on each member’s federal income tax liability computed on a separate return basis, except all tax benefits resulting from operating losses and tax credits are allocated to the Company to the extent they can be utilized in the consolidated return. The Corporation is responsible for all Internal Revenue Service (“IRS”) examinations covering the periods prior to November 1, 2021.
For period from November 1 to December 31, 2021 and for the years ended December 31, 2022 and 2023, the Company joined Everlake Assurance Company (“EAC”) and ELIC Reinsurance Company (“ELIC Re”) in the filing of a consolidated federal income tax return. The consolidated group has elected under IRC Section 1552(a)(2) to allocate the consolidated federal income tax liability based on each member’s federal income tax liability computed on a separate return basis; however, all tax benefits resulting from losses and tax credits are allocated to the Company to the extent they can be utilized in the consolidated return.
The Inflation Reduction Act, which created a new corporate alternative minimum tax (“CAMT”) effective January 1, 2023 for calendar year taxpayers, was enacted on August 16, 2022. Based on current IRS and Treasury guidance, the reporting entity (or the controlled group of corporations of which the reporting entity is a member) has determined that Everlake is not an “applicable corporation” for the 2023 tax year such that it is not required to perform the CAMT calculations and therefore has not recognized any impact from the CAMT. This view is based on current guidance. Changes to guidance or interpretations may result in the reporting entity’s average “adjusted financial statement income” being above the thresholds and require it to perform the CAMT calculations and potentially be liable for the CAMT.

7. Information Concerning Parent, Subsidiaries and Affiliates
Related party transactions
The following transactions were entered into by the Company with related parties in 2023, 2022 and 2021 that involved more than ½ of 1% of the Company’s admitted assets. Activity resulting from reinsurance agreements, insurance contracts or cost allocation transactions in accordance with intercompany agreement provisions was excluded.
Transactions with Allstate Finance Company Agency Loans, LLC (“AFCAL”)
On December 22, 2016, the Company purchased $279 million of bonds issued by AFCAL. On December 16, 2019, the Company agreed to allow AFCAL to redeem the original notes at fair value of $284 million, which included realized capital gains of $10 million, plus accrued interest of $219 thousand; and issue new notes at market rate. Concurrently with the redemption, the Company purchased an additional $148 million of bonds issued by AFCAL. AFCAL was a bankruptcy remote, special purpose entity wholly owned by Allstate Non-insurance Holdings, Inc., which is wholly owned by the Corporation. The purpose of AFCAL was limited to purchasing and securitizing fixed rate term agent loans from Allstate Finance Company, LLC (“AFCO”), a wholly owned subsidiary of the Company prior to the sale of the Company, at fair value. AFCO originates commercial loans to Allstate exclusive insurance agents that are independent contractors of AIC and, as a result, the Company reports the investment in bonds as unaffiliated. The loans’ sale transaction from AFCO to AFCAL met “sale accounting” conditions in SSAP No. 103R, Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. AFCAL used the agent loans as collateral in the issuance of bonds, which were the sole source of cash flows for debt service. The transaction was structured as a loan securitization with oversight by a trustee and a servicer managing the portfolio. On August 16, 2021, the Company agreed to allow AFCAL to redeem all the outstanding notes at fair value of $420 million, which included realized capital gains of $15 million, plus accrued interest of $6 million. AFCAL was dissolved on September 22, 2021.
Transactions with AIC
The Company paid ordinary dividends of $392 million to AIC, its parent prior to the sale of the Company, consisting of investments with fair values of $40 million and $314 million on April 1, 2021 and May 1, 2021, respectively, and cash of $19 million on both May 1, 2021 and June 30, 2021. With the approval of the IL DOI, the Company also paid an extraordinary dividend of $1.25 billion in cash to AIC on November 1, 2021 prior to the sale of the Company.
The ALIC Purchase Agreement specified that certain investments of the Company be sold or transferred prior to the sale closing (“Excluded investment assets”). As part of the Excluded investment assets transactions executed during the third quarter of 2021, the Company transferred bonds, preferred stocks, common stocks, real estate investments, mortgage loans and other invested assets with fair values of $2.99 billion to AIC in exchange for bonds and cash. These transactions were accounted for as investment sales.
Transactions with EUHC
The Company paid an extraordinary distribution totaling $400 million in cash to EUHC, its parent, on August 25, 2023. This distribution included a $206 million dividend recorded as a reduction to unassigned funds, which was the entire amount of the Company’s unassigned funds as of the payment date. The remaining $194 million of the distribution was a return of capital that was recorded as a reduction to gross paid in and contributed surplus.
The Company paid an extraordinary distribution totaling $850 million in cash to EUHC, its parent, on September 30, 2022. This distribution includes a $601 million dividend recorded as a reduction to unassigned funds, which was the entire amount of the Company’s unassigned funds as of the payment date. The remaining $249 million of the distribution was a return of capital that was recorded as a reduction to gross paid in and contributed surplus. With the approval of the IL DOI, the Company paid an extraordinary dividend of $350 million in cash to EUHC, its parent subsequent to the sale of the Company, on November 1, 2021.
On November 1, 2021, EUHC contributed all the issued and outstanding common stock of EAC, formerly Allstate Assurance Company, to the Company. The contribution was recorded as an increase to gross paid in and contributed surplus totaling $40 million.
Transactions with Everlake Private Fund Borrower, LLC (“EPFB”)
On July 5, 2022, the Company formed two wholly owned subsidiaries (i) EPFB and (ii) Everlake Private Fund Midco, LLC (“EPFM”). On September 27, 2022, the Company contributed wholly owned subsidiaries EPFM and Everlake Private Fund I, LLC (“EPFI”) to EPFB in assets totaling $956 million. EPFB further contributed EPFI to EPFM in assets totaling $1.07 billion and distributed $113 million to the Company which was accounted for as a return of capital. On December 31, 2022, the Company contributed $11 million of assets to EPFB which EPFB further contributed to EPFM and EPFI. The assets transferred to EFPB were in an unrealized gain position. No gain or loss was recognized when the assets were transferred. Net investment income for 2022 includes distributions of earnings of $70 million from EPFB.

On March 31, 2023, a capital contribution totaling $341 million, consisting of common stock with fair values of $11 million and limited partnership interest of $330 million, was transferred to EPFB, which EPFB further contributed to EPFM and EPFM further contributed to EPFI.
On May 1, 2023, a capital contribution totaling $9 million of limited partnership interests and cash was transferred to EPFB, which EPFB further contributed to EPFM and EPFM further contributed to EPFI.
Transactions with Everlake International Assignments, Ltd. (“EIA”)
On December 29, 2023, the Company received a dividend of $9 million in cash from EIA, a wholly owned subsidiary. The Company did not receive dividends from EIA in 2022.
Transactions with Everlake Settlement Corporation (“ESTC”)
On December 29, 2023, the Company received a dividend of $7 million in cash from ESTC, a wholly owned subsidiary. The Company did not receive dividends from ESTC in 2022.
Transactions with ALNY
As of September 30, 2021, the necessary state regulatory approvals were received and the sale of ALNY was completed on October 1, 2021. Immediately before the consummation of the sale of ALNY, AIH invested $660 million in ALNY in exchange for shares of newly authorized common capital stock. WRAC paid $400 million in exchange for 100% of the shares of common capital stock of ALNY and ILIC, of which $207 million was allocated to the Company in consideration for its investment in ALNY.
The ALNY Purchase Agreement specified that certain ALNY investments be sold or transferred prior to the sale closing (“Pre-sale asset reallocation transactions”). As part of the Pre-sale asset reallocation transactions executed during the third quarter of 2021, ALNY transferred mortgage loans with fair values of $307 million to the Company in exchange for mortgage loans, other invested assets and cash.
Surety Bonds Issued by AIC
The Company’s issuance of structured settlement annuities (“SSAs”), a type of immediate annuity, in 2013 and prior at prices determined using interest rates in effect at the time of purchase, to fund structured settlements in matters involving AIC remain in effect subsequent to the sale of the Company.
In most cases, these annuities were issued under a “qualified assignment”, whereby Everlake Assignment Company (“EACO”), formerly known as Allstate Assignment Company, and prior to July 1, 2001 ESTC, formerly known as Allstate Settlement Corporation, both wholly owned subsidiaries of the Company, purchased annuities from the Company. Effective March 22, 2013, the Company no longer offers SSAs. AIC issued surety bonds to indemnify the payment of structured settlement benefits assigned to ESTC from both AIC and unaffiliated parties, and funded by certain annuity contracts issued by the Company through June 30, 2001. ESTC entered into a General Indemnity Agreement pursuant to which it indemnified AIC for any liabilities associated with the surety bonds and gave AIC certain collateral security rights with respect to the annuities and certain other rights in the event of any defaults covered by the surety bonds. For contracts written on or after July 1, 2001, AIC no longer issues surety bonds to indemnify the payment of structured settlement benefits. Alternatively, the Company guarantees the payment of structured settlement benefits on all contracts issued on or after July 1, 2001. Reserves recorded by the Company for annuity payments that are indemnified by the surety bonds of AIC were $3.21 billion and $3.26 billion as of December 31, 2023 and 2022, respectively.
Transactions with AFCO
In 2021, the Company paid capital contributions in cash to AFCO totaling $4 million. AFCO provides commercial loans to insurance agents of AIC for the purpose of agency acquisitions, working capital and refinancing existing debt. AFCO ownership changed from the Company to AIC prior to the sale of the Company.
Transactions with EAC
The Company did not pay capital contributions to EAC, a wholly owned subsidiary, in 2023. On August 19, 2022, the Company paid a capital contribution of $10 million in cash to EAC.
Transactions with Allstate Short Term Pool, LLC
The Company invested in the Short term pool, which is offered by Allstate Short Term Pool, LLC, to certain wholly owned affiliated companies of the Corporation. The Short term pool is an investment pool managed by Allstate Investment Management Company (“AIMCO”), an affiliate of the Corporation, whose purpose is to efficiently manage cash and cash equivalents for its member companies. Each member company has an undivided interest in the underlying assets of the Short term pool per the Operating Agreement of Allstate Short Term Pool, LLC (“Operating Agreement”). The value of net assets that is the basis for current transactions and each share is determined daily by the Short term pool custodian. Effective August 11, 2021, the Company’s participation in the Allstate Short Term Pool was terminated due to its pending sale to EUHC on November 1, 2021.

Reinsurance Agreement with ELIC Re
The Company and ELIC Re, a wholly owned subsidiary, entered into the Amended and Restated Coinsurance Agreement effective January 1, 2017. The original reinsurance agreement included guaranteed term life business written by the Company and Lincoln Benefit Life Company (“LBL”), a former affiliate, in 2000 through 2009. The Amended and Restated Coinsurance Agreement expanded the covered business to include guaranteed term business written by LBL and EAC with issue years 2010 through 2017. The covered businesses written by LBL and EAC were ceded to the Company and retroceded to ELIC Re. The original reinsurance agreement was initially set up as a coinsurance agreement but was amended to a coinsurance agreement with partial funds withheld effective December 1, 2016, whereby the Company retains a specified amount of the assets on its books. Funds withheld under the Amended and Restated Coinsurance Agreement was $723 million and $764 million as of December 31, 2023 and 2022, respectively. Funds withheld expense was $30 million, $32 million and $32 million in 2023, 2022 and 2021, respectively.
Pursuant to the provisions of the Amended and Restated Coinsurance Agreement with ELIC Re, the final annual experience refund calculation is performed as of the last day of each calendar year and is payable on or before March 31 of the following year. The Company recorded an experience refund receivable in the amount of $125 million and $158 million as of December 31, 2023 and 2022, respectively, which was included in reinsurance recoverable and other reinsurance receivables in the Statements of Financial Position.
Gross life insurance in force ceded to ELIC Re attributable to the Amended and Restated Coinsurance Agreement was $121.48 billion and $131.62 billion as of December 31, 2023 and 2022, respectively. As of December 31, 2023 and 2022, the Company ceded $2.35 billion and $2.34 billion, respectively, of life reserves to ELIC Re. The Company also ceded premiums to ELIC Re in the amount of $238 million, $255 million and $286 million in 2023, 2022 and 2021, respectively.
The Company, ELIC Re and The Bank of New York Mellon (“BONY”) are party to an Amended and Restated Trust Agreement whereby the Company and ELIC Re created a trust account to be held by BONY for the benefit of the Company in connection with the Amended and Restated Coinsurance Agreement between the Company and ELIC Re.
Funds Withheld Reinsurance Agreement with ERL
On November 1, 2021, the Company and ERL, a wholly owned subsidiary of EUHC, entered into a Funds Withheld Reinsurance Agreement, whereby the Company ceded to ERL 35% of the majority of the Company’s net in force liabilities. In consideration for ERL's assumption of these liabilities, the Company transferred assets of $7.3 billion, an amount equal to the statutory liabilities ceded (net of other reinsurance) to a funds withheld portfolio. The Company also paid ERL a ceding commission in cash and assets in the amount of $500 million. The ceded liabilities include life contracts, accident and health contracts, and deposit-type contracts. Under SSAP No. 61R, Life, Deposit-Type and Accident and Health Reinsurance (“SSAP No. 61R”), reserve credits are recorded for the life and accident and health contracts and a funds withheld payable is established. Deposit-type contracts follow deposit accounting that only allows for recording receipts or disbursements exchanged between the entities. Since this is a funds withheld arrangement, there was no adjustment to the liability for deposit-type funds at inception. Funds withheld under the Funds Withheld Reinsurance Agreement was $6.55 billion and $6.56 billion as of December 31, 2023 and 2022, respectively. Funds withheld expense was $364 million, $376 million and $192 million in 2023, 2022 and 2021, respectively.
Gross life insurance in force ceded to ERL attributable to the reinsurance agreement was $51.29 billion and $54.29 billion as of December 31,2023 and 2022, respectively. As of December 31, 2023 and 2022, the Company ceded $6.31 billion and $6.33 billion, respectively, of life reserves to ERL. The Company also ceded life premiums to ERL in the amount of $518 million, $322 million and $6.81 billion in 2023, 2022 and 2021, respectively. Accident and health reserves credit taken other than for unearned premium was $17 million and $18 million as of December 31, 2023 and 2022, respectively. Accident and health premiums ceded to ERL was $1 million, $430 thousand and $16 million in 2023, 2022 and 2021, respectively.
Master Retrocession Agreement with ERL (“Master Retrocession Agreement”)
On September 30, 2023, the Company and ERL entered into the Master Retrocession Agreement whereby the Company may retrocede a quota share of any new assumed reinsurance transactions to ERL through an addendum to the Master Retrocession Agreement.
On September 30, 2023, the Company and ERL entered into the first addendum to the Master Retrocession Agreement (“Addendum #1”) whereby the Company retrocedes 35% of the multi-year guarantee annuities (“MYGAs”) policies assumed from Fidelity & Guaranty Life Insurance Company (“F&G”) through the forward flow reinsurance agreement entered into on September 29, 2023 to ERL on a coinsurance with funds withheld basis. The Company ceded $208 million of premium and $216 million of reserves to ERL under Addendum #1 as of December 31, 2023.
Reinsurance Agreement with ALNY
The Company had an agreement where via a reinsurance treaty it assumed reinvestment related risk on certain SSAs of ALNY. Under the terms of the agreement, if the fixed income book yield on the portion of ALNY’s investment portfolio that supports SSAs’ liabilities fell below the average statutory rates, the Company would pay a benefit. In return, the Company received a premium from ALNY that was based on and varied with the aggregate statutory reserve balance of the SSAs. The

Company received premium related to the reinsurance treaty from ALNY of $2 million in 2021. The Company paid benefits of $23 million to ALNY in 2021. This treaty was terminated on October 1, 2021 in conjunction with the sale of ALNY.
Coinsurance Agreements with American Heritage Life Insurance Company (“AHL”)
The Company had coinsurance reinsurance agreements with AHL, an affiliate prior to the sale of the Company, whereby the Company assumes certain interest-sensitive life insurance, fixed annuity contracts and accident and health insurance policies.
Immediately prior the sale of the Company, the Company entered into the following agreements with AHL.
1.Recapture and Termination Agreement covering individual and group life insurance policy reserves ceded to the Company and terminated the original agreement dated October 1, 2008.
2.Partial Recapture and Partial Termination Agreement (“PRPTA”) covering individual and group disability policy reserves ceded to the Company under the reinsurance agreement dated December 31, 2004. The PRPTA did not amend the provisions of the reinsurance agreement related to AHL’s cession of single premium deferred annuities to the Company.
3.Recapture and Termination Agreement covering certain universal life insurance policy reserves ceded to the Company and terminated the original reinsurance agreement dated December 31, 2004.
In connection with the above three agreements, the Company transferred $11 million of cash and investments with a statutory book value equal to the policy liabilities with a fair value of approximately $181 million to AHL.
The Company assumed $34 million and $36 million as of December 31, 2023 and 2022, respectively, of life reserves related to these agreements. The Company assumed $1 million in premiums related to the life reinsurance agreements in 2023 and 2022. The Company recorded a negative $104 million of assumed premiums related to the life reinsurance agreements and related recaptures in 2021. The Company did not assume accident and health reserves other than for unearned premium from AHL as of December 31, 2023, 2022 or 2021. The Company did not have accident and health premiums assumed from AHL in 2023 or 2022. Accident and health premiums assumed from AHL was $16 million in 2021.
Coinsurance and Modified Coinsurance Agreement with EAC
Effective January 1, 2017, the Company entered into a coinsurance agreement with EAC, whereby the Company assumed the guaranteed term business issued by EAC in 2015 through 2017, which was retroceded to ELIC Re pursuant to the Amended and Restated Coinsurance Agreement. As of December 31, 2023 and 2022 the Company assumed $499 million and $464 million, respectively, of life reserves attributable to this agreement. The Company also assumed premiums from EAC in the amount of $68 million, $72 million and $76 million in 2023, 2022 and 2021, respectively.
Effective December 1, 2020, the Company and EAC entered into a reinsurance agreement whereby EAC transferred assets of $184 million to the Company and ceded on a 100% coinsurance basis corresponding term life and universal life general account policy liabilities plus an adjustment for IMR of $12 million. Under the terms of the agreement, $25 million of variable life separate account liabilities were also assumed from EAC on a modified coinsurance basis. As of December 31, 2023 and 2022, the Company assumed $385 million and $313 million, respectively, of life reserves attributable to this agreement. The Company also assumed premiums from EAC in the amount of $248 million, $267 million and $284 million in 2023, 2022 and 2021, respectively.
The Company reported the following as payable to affiliates as of December 31:

($ in millions)	2023	2022
Everlake Services Company (“ESCO”)	$32	$24
Blackstone ISG-1 Advisors LLC (“BIS”)	14	14
Total	$46	$38
The Company had receivables of $9 million due from EAC as of December 31, 2023. The Company had receivables of $49 thousand due from EUHC as of December 31, 2022. Intercompany receivable and payable balances are evaluated on an individual company basis. Beginning November 1, 2021, net intercompany balances are generally settled quarterly. Prior to November 1, 2021, net intercompany balances less than $1 million and those equal to or greater than $1 million were generally settled quarterly and monthly, respectively.
Significant related party agreements
EPFB entered into a senior secured Credit Agreement (the “Credit Agreement”) with a third party lender, dated September 27, 2022 and maturing on September 27, 2037. The aggregate initial lender commitment is $900 million and borrowings may be used: (i) to finance EPFI’s origination and/or purchase of assets, (ii) to pay fees and expenses as specified in the Credit Agreement, (iii) to make distributions to the members of EPFB subject to the conditions in the Credit Agreement and (iv) to pay for general working capital purposes of EPFB and its subsidiaries. The principal amount of borrowings as of September 30, 2022 was $150 million.

On August 11, 2021, the Company was removed as a member of the Operating Agreement with the Corporation and certain of its wholly owned affiliated companies, which provided a framework for AIMCO to efficiently manage cash and cash equivalents of the Short term pool’s members.
Immediately prior to the sale of ALNY on October 1, 2021, ALNY entered into a Reinsurance Termination and Recapture Agreement (“RTRA”) with the Company. Under the RTRA, ALNY recaptured approximately $5 million of reserves representing 100% of the business under two existing reinsurance agreements and terminated a third reinsurance agreement related to reinvestment risk. The Company paid $12 million in cash to ALNY in settlement of the RTRA with $5 million related to the recaptured business and $7 million related to the settlement of accrued premiums and benefits upon termination of the reinvestment related agreement. Following the termination of the reinvestment related agreement, the Company, ALNY and The Bank of New York agreed to terminate the Credit for Reinsurance Trust Agreement (“Reinsurance Trust”). The Trust was established for the benefit of ALNY in connection with the reinvestment related agreement under the provisions of 11 CRR-NY 126 of New York Codes, Rules and Regulations (New York Regulation 114). The assets held under the Reinsurance Trust amounted to $1.56 billion as of December 31, 2020.
On November 1, 2021, the Company terminated the following agreements as a result of the sale of the Company:
•Amended and Restated Service and Expense Agreement (the “Agreement”) of the Company, the Corporation and certain of its affiliated insurance companies pursuant to which AIC provided access to a variety of services, including the utilization of shared bank accounts for cash collections and disbursements in certain situations. The Agreement provided for cost sharing and allocation of operating expense among the parties.
•Investment Management Agreement with Allstate Investments, LLC (“AILLC”) whereby AILLC provided investment management services and advice.
•Federal income tax allocation agreement with the Corporation.
•Capital Support Agreement of the Company and AIC whereby AIC provided capital and surplus to the Company in order for the Company to maintain a company action level risk-based capital ratio of at least 150.0%. AIC’s obligation to provide capital and surplus to the Company was limited to an aggregate amount of $1.00 billion, for which the Company paid AIC an annual commitment fee of 1.0% of the amount of the capital and surplus maximum, as defined in the agreement.
•Liquidity Agreement of the Company, AIC, the Corporation, EAC, ELIC Re, Castle Key Insurance Company, Road Bay Investments, LLC, and AFCO. The Liquidity Agreement allowed for short-term advances of funds to be made between parties for liquidity and other general corporate purposes, but did not establish a commitment to advance funds on the part of any party. The Company and AIC each served as a lender and borrower, and the Corporation served only as a lender, with a one-year term. The aggregate amount of advances made or received by the Company was limited to $1.00 billion.
•Intercompany Loan Agreement with the Corporation. The amount available to the Company was at the discretion of the Corporation, however, the maximum amount of loans the Corporation would have outstanding to all its eligible subsidiaries at any given point in time was limited to $1.00 billion. From time to time, the Company borrowed money from the Corporation to meet its short-term cash needs. The Corporation may have used commercial paper borrowings, bank lines of credit and securities lending to fund intercompany borrowings.
On November 8, 2021, the Company acquired equity interests in BXC DL (WH) Holdings, LLC, a direct lending warehouse facility, from Blackstone Treasury Holdings II L.L.C. for a purchase price in the amount of $231 million.
On November 1, 2021, the Company, Everlake Holdings, LP and certain of its affiliated companies entered into an Expense Sharing and Services Agreement to allow for the provision by ESCO and the affiliates of certain services and facilities to the Company, EAC and other affiliates from time to time.
On November 1, 2021, the Company, ELIC Re, EAC, and Everlake Distributors, LLC entered into a Consolidated Federal Income Tax Agreement to provide for the allocation of consolidated federal income tax liability and the manner of computation of the amounts and times of payments.
On November 1, 2021, the Company and BIS entered into an Investment Management Agreement whereby BIS provides investment management services and advice. BIS is affiliated with Blackstone Inc., the ultimate parent company of the general partner that manages Everlake Holdings, LP. Everlake Holdings, LP is an investment fund and is the Company’s indirect parent. Investment structures originated and, in some cases, also managed by BIS, are classified as affiliated investments, however nearly all the underlying investments in the structures are not affiliated with BIS.
Investments in subsidiaries, controlled or affiliated (“SCA”) entities
The Company has investments in the following 100% owned noninsurance subsidiaries (SSAP No. 97 8b(iii) entities): EIA, formerly known as Allstate International Assignments, Ltd, ESTC and EACO. The Company’s gross investment in EIA was $2 million and $11 million as of December 31, 2023 and 2022, respectively. The Company’s gross investment in ESTC was $12 million and $26 million as of December 31, 2023 and 2022, respectively. The Company’s gross investment in EACO was $1 million as of December 31, 2023 and 2022. Investments in EIA, ESTC and EACO were not admitted as of December 31, 2023 or 2022, therefore, they were excluded from Sub-2 filing requirements in 2023 and 2022.
As of December 31, 2023 and 2022, the Company determined its carrying value of its investment in EPFB as the value of the U.S. GAAP equity of EPFB as required by SSAP No. 97, Investments in Subsidiary, Controlled and Affiliated Entities. All liabilities, commitments, contingencies, guarantees and obligations of EPFB, which are required to be recorded as liabilities, commitments, contingencies, guarantees and obligations under applicable accounting guidance, were reflected in the Company’s determination of the carrying value of its investment in EPFB.
The Company did not have investments in SCA entities, partnerships, joint ventures or limited liability companies whose share of losses exceeded its reported investment as of December 31, 2023 or 2022. The Company’s share of losses exceeded its reported investment for the following SCA entities, partnerships, joint partnerships and limited liability companies as of December 31, 2021:

($ in millions)	2021
Entity	Reporting Entity’s Share of Net Income (Loss)	Accumulated Share of Net Income (Loss)	Reporting Entity’s Share of Equity, Including Negative Equity	Guaranteed Obligation/ Commitment for Financial Support (Yes/No)
Sunstone Partners II LP	$—	$—	$—	Yes

8. Company Benefit Plans
Prior to the sale of the Company on November 1, 2021, the Company utilized the services of AIC employees. AIC and the Corporation provided various benefits, including defined benefit pension plans, certain health care and life insurance benefits for certain eligible employees, retired employees and employee-agents and participation in The Allstate 401(k) Savings Plan. The Company was allocated its share of the costs associated with these benefits. The Company’s allocated share of these benefits, before reinsurance, was $3 million in 2021.
In addition, certain AIC employees participate in a share-based payment plan, The Allstate Corporation 2019 Equity Incentive Plan that amended and restated the 2013 Equity Incentive Plan. Awards of nonqualified stock options, restricted stock units, and performance stock awards are granted to certain employees of AIC. The Company was allocated expenses associated with the costs, determined at the individual participant level. The Company’s allocated share of these costs was $2 million in 2021. Contractually, the Company’s obligations were limited to its share of the allocated service costs. Beginning November 1, 2021, the Everlake employees do not participate in a share-based payment plan.
Subsequent to November 1, 2021, the Company utilizes the services of ESCO employees. ESCO uses Insperity PEO Services, L.P. as its outsourced human resource and administrative service company. Insperity PEO Services, L.P. offers various benefits, including the Insperity 401(k) Plan, to eligible ESCO employees. The Company was allocated its share of the cost associated with these benefits. The Company’s allocated share of these benefits, before reinsurance, was $1 million, $1 million and $68 thousand in 2023, 2022 and 2021, respectively.

9. Capital and Surplus
Capital stock
The Company had 23,800 common shares authorized, issued and outstanding as of December 31, 2023 and 2022. All common shares had a par value of $227 per share. In addition, the Company had 3,000,000 shares of preferred stock authorized, but none issued and outstanding as of December 31, 2023 and 2022. All preferred stock shares had a par value of $100 per share.
Unassigned surplus
The components contributing to the cumulative increase or (reduction) of unassigned surplus as of December 31 were as follows:

($ in millions)	2023	2022
Net unrealized capital gains (losses) less capital gains tax	$342	$261
Nonadmitted assets	$(56)	$(199)
AVR	$(511)	$(427)
Special surplus funds
The special surplus funds balance was $155 million as of December 31, 2023, and is related to the Company’s admitted net negative IMR. Refer to Note 19 - Other Items for additional information related to the Company’s admitted net negative IMR. All negative IMR as of December 31, 2022 was nonadmitted.

Dividend restrictions
The ability of the Company to pay dividends is generally dependent on business conditions, income, cash requirements, receipt of dividends and other relevant factors. More specifically, the Illinois Insurance Code (“Code”) provides a two-step process. First, no dividend may be declared or paid except from earned (unassigned) surplus, as distinguished from contributed surplus, nor when the payment of a dividend reduces surplus below the minimum amount required by the Code, and surplus for determining whether a dividend may be declared shall not include unrealized appreciation from investments. Secondly, a determination of the ordinary versus extraordinary dividends that can be paid is formula based and considers net income and capital and surplus, as well as the timing and amounts of dividends paid in the preceding twelve months as specified by the Code. Dividends are not cumulative. Additionally, any dividend cannot result in capital and surplus being less than the minimum amount required by law. As of December 31, 2023, the Company cannot declare or pay dividends without the prior approval of the IL DOI because of its negative unassigned surplus position of $147 million excluding unrealized appreciation from investments. Until November 1, 2024, the Company is required to obtain prior written approval from the IL DOI to declare or distribute any shareholder dividend (both ordinary and extraordinary).
10. Liabilities, Contingencies and Assessments
Contingent commitments
Refer to Note 5, Fair Value Measurements - Off-balance sheet financial instruments, for information regarding contingent commitments to invest.
Guaranty fund assessments
Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. Amounts assessed to each company are typically related to its proportion of business written in each state. The Company’s policy is to accrue assessments when the entity for which the insolvency relates has met its state of domicile’s statutory definition of insolvency and the amount of the loss is reasonably estimable. In most states, the definition is met with a declaration of financial insolvency by a court of competent jurisdiction. In certain states there must also be a final order of liquidation. As of both December 31, 2023 and 2022, the Company had accrued $3 million for future guaranty fund assessments, and $2 million for the related premium tax offset expected to be received. The period over which assessments are expected to be paid varies. Premium tax offsets are realized on a straight-line basis over the period allowed by each individual state once the guaranty fund assessment has been paid. The Company did not recognize an impairment loss on the premium tax offsets in 2023, 2022 or 2021.

Reconciliations of assets recognized from paid and accrued premium tax offsets and policy surcharges were as follows:

($ in millions)	2023	2022
Assets recognized from paid and accrued premium tax offsets and policy surcharges as of prior year end	$5	$5
Decreases during the year	—	—
Increases during the year	—	—
Assets recognized from paid and accrued premium tax offsets and policy surcharges as of current year end	$5	$5
Liabilities and assets related to guaranty fund assessments arising from insolvencies of entities that wrote long-term care contracts were as follows as of December 31, 2023:

($ in thousands)
Discount rate applied				4.3%

The undiscounted and discounted amount of the guaranty fund assessments and related assets by insolvency:
	Guaranty fund assessment		Related assets
Name of the insolvency	Undiscounted	Discounted	Undiscounted	Discounted
American Network Insurance Company	$6	$3	$5	$3
Penn Treaty Network America Insurance Company	$124	$77	$65	$55

Number of jurisdictions, ranges of years used to discount and weighted average number of years of the discounting time period for payables and recoverables by insolvency:
	Payables			Recoverables
Name of the insolvency	Number of Jurisdictions	Range of years	Weighted average number of years	Number of Jurisdictions	Range of years	Weighted average number of years
American Network Insurance Company	30	10-55	48	27	10-55	49
Penn Treaty Network America Insurance Company	38	37-56	48	34	37-56	48
Liabilities and assets related to guaranty fund assessments arising from insolvencies of entities that wrote long-term care contracts were as follows as of December 31, 2022:

($ in thousands)
Discount rate applied				4.3%

The undiscounted and discounted amount of the guaranty fund assessments and related assets by insolvency:
	Guaranty fund assessment		Related assets
Name of the insolvency	Undiscounted	Discounted	Undiscounted	Discounted
American Network Insurance Company	$6	$3	$5	$3
Penn Treaty Network America Insurance Company	$124	$77	$65	$55

Number of jurisdictions, ranges of years used to discount and weighted average number of years of the discounting time period for payables and recoverables by insolvency:
	Payables			Recoverables
Name of the insolvency	Number of Jurisdictions	Range of years	Weighted average number of years	Number of Jurisdictions	Range of years	Weighted average number of years
American Network Insurance Company	30	11-56	49	27	11-56	50
Penn Treaty Network America Insurance Company	30	38-57	49	34	38-57	49

Guarantee agreements
The Company was a party to the following guarantee agreements as of December 31, 2023:

($ in millions)
1	2	3	4	5
Nature and circumstances of guarantees and key attributes, including date and duration of the agreement	Liability recognition of guarantee (Include amount recognized at inception. If no initial recognition, document exception allowed under SSAP No. 5R)	Ultimate financial statement impact if action under the guarantee required	Maximum potential amount of future payments (undiscounted) the guarantor could be required to develop an estimate, this should be specially noted	Current status of payment of performance risk of guarantee. Also provide additional discussion as warranted
With third parties
The Company guarantees the payment of certain settlement arrangements in the event LBL is unable to make such payments.	$7	Expenses	$7	There have been no payments made
The Company guarantees the payment of surrender proceeds for a specific block of universal life policies sold through LBL in the event LBL is unable to meet its obligation.	—	Expenses	—	In 2014, the Company made payments of $467 thousand to 4 policyholders that surrendered their policies.
The Company guarantees the payment of certain structured settlement arrangements and third party payment obligations intended to be qualified assignments, established by EACO and EIA and funded by annuities purchased from ALNY.	- (1)	Expenses	578	There have been no payments made
The Company guarantees the payment of certain structured settlement arrangements and third party payment obligations to injured parties and contingent recipients through certain reinsurance agreements in the event ALNY is unable to make such payments.	- (1)	Expenses	—	There have been no payments made
Total	$7		$585
(1) Guarantees relate to a previous wholly-owned subsidiary, ALNY, that continues to be maintained after the sale.
None of the agreements above contained recourse provisions that would enable the Company to recover amounts paid to third parties under the guarantees and there were no assets held by the Company as collateral under the agreements.
In the normal course of business, the Company provides standard indemnifications to contractual counterparties in connection with numerous transactions, including divestitures. The types of indemnifications typically provided include indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third-party lawsuits. The indemnification clauses are often standard contractual terms and are entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Consequently, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations.

Total guarantee obligations if performance under the guarantees had been triggered were as follows as of December 31:

($ in millions)	2023	2022
Aggregate maximum potential of future payments of all guarantees (undiscounted) the guarantor could be required to make under guarantees	$585	$588
Current noncontingent liabilities recognized	$7	$7
Current contingent liabilities recognized	$—	$—

Ultimate financial statement impact if action under the guarantee is required
Investments in SCA	$—	$—
Joint venture	—	—
Expense	585	588
Total	$585	$588

11. Debt
Federal Home Loan Bank (“FHLB”) Agreements
On February 25, 2022, the Company received approval of membership in the FHLB. In connection with membership, the Company purchased $3 million of stock in the FHLB. Following Annual Membership Recalculation performed by FHLB, the Company purchased an additional $2 million of stock in FHLB on April 4, 2023. Acquisition of FHLB capital stock allows members to conduct business activity (borrowings) from an FHLB. These borrowings may take different forms such as debt or funding agreements. The Company may use advances or funding agreements in a manner consistent with the Company's general philosophy of managing its investments, balance sheet, and cash flows in a prudent and conservative manner. Cash advances may be used for investment spread strategies (recorded as funding agreements) or general operations should the need arise (recorded as debt). In 2023 and 2022, all cash advances were used for investment spread opportunities. The Company will have borrowing capacity from the FHLB limited to (1) the amount of eligible assets to pledge and (2) 10% of net admitted assets. As of December 31, 2023 and 2022, the Company’s maximum borrowing capacity with FHLB is $441 million and $58 million, respectively. These maximum borrowing amounts are calculated based on the collateral posted with FHLB.
Aggregate totals of FHLB capital stock owned by the Company as of December 31 are as follows:

($ in millions)	Total	General Account	Separate Accounts
Current Year
Membership stock - Class A	$—	$—	$—
Membership stock - Class B	2	2	—
Activity stock	3	3	—
Excess stock	—	—	—
Aggregate total	$5	$5	$—
Actual or Estimated Borrowing Capacity as Determined by the Insurer	441	XXX	XXX

Prior year-end
Membership stock - Class A	$—	$—	$—
Membership stock - Class B	1	1	—
Activity stock	2	2	—
Excess stock	—	—	—
Aggregate total	$3	$3	$—
Actual or Estimated Borrowing Capacity as Determined by the Insurer	58	XXX	XXX
As of December 31, 2023, all of the Company’s ownership in FHLB Class B membership stock is not eligible for redemption.

Amount borrowed from FHLB as of December 31 were as follows:

($ in millions)	Total	General Account	Separate Accounts	Funding Agreements Reserves Established
Current Year
Debt	$—	$—	$—	XXX
Funding agreements	54	54	—	54
Other	—	—	—	XXX
Aggregate total	$54	$54	$—	$54

Prior year-end
Debt	$—	$—	$—	XXX
Funding agreements	42	42	—	42
Other	—	—	—	XXX
Aggregate total	$42	$42	$—	$42
Maximum amount borrowed from FHLB during 2023 were as follows:

($ in millions)	Total	General Account	Separate Accounts

Debt	$—	$—	$—
Funding agreements	54	54	—
Other	—	—	—
Aggregate total	$54	$54	$—
The Company does not have prepayment obligations under the the above arrangements.
Amount of collateral pledged to FHLB as of December 31:

($ in millions)	Fair value	Carrying value	Aggregate total borrowing
Current year total General and Separate Accounts - Total collateral pledged	$568	$608	$54
Current year General Account - Total collateral pledged	$568	$608	$54
Current year Separate Accounts - Total collateral pledged	$—	$—	$—
Prior year-end total General and Separate Accounts - Total collateral pledged	$65	$68	$42
Maximum amount of collateral pledged to FHLB during the reporting period:

($ in millions)	Fair value	Carrying value	Amount borrowed at time of maximum collateral
Current year total General and Separate Accounts - Maximum collateral pledged	$579	$614	$54
Current year General Account - Maximum collateral pledged	$579	$614	$54
Current year Separate Accounts - Maximum collateral pledged	$—	$—	$—
Prior year-end total General and Separate Accounts - Maximum collateral pledged	$66	$69	$—
Repurchase Agreements Transactions Accounted for as Secured Borrowing
Effective the fourth quarter of 2022, the Company is a party to secured financing transactions whereby certain securities are sold under repurchase agreements, in which the Company transfers securities in exchange for cash, with an agreement by the Company to repurchase the same or substantially similar securities at agreed-upon dates specified in the agreements. Under the repurchase agreements the Company requires collateral equal to, at a minimum, 97 percent of the fair value of the transferred securities. Cash collateral received is invested in various securities and the offsetting collateral liabilities are classified as repurchase agreements and included in aggregate write-ins for liabilities.
The Company manages risk associated with repurchase agreements through counterparty selection and collateral requirements. Repurchase agreements remain subject to counterparty risk and risk of changes in the fair value of the transferred securities. Losses may be recognized if the counterparty defaults or if the fair value of the transferred securities decline to below the amount by which the Company is required to repurchase the securities. The Company manages these risks with collateral requirements and monitoring the fair value of the transferred securities for declines in fair value. If the Company believes there is a risk of sustained decline in fair value, the Company can repurchase securities immediately to limit losses.
To the extent that the maturity dates of the collateral liability do not match those of the reinvested assets, the Company has other sources of liquidity, including tradable securities, which could be used to return cash collateral. The sources of liquidity to be used to return cash collateral would be dependent upon current market conditions.
As of December 31, 2023, securities with a fair value of approximately $223 million were subject to repurchase agreements to secure amounts borrowed by the Company. Such securities are classified as bonds and other invested assets on the Company’s balance sheet and were disclosed as restricted assets in Note 4.
All repurchase agreements the Company had in 2023 were bilateral agreements.
The Company reported the following original (flow) and residual maturity for repurchase transactions in 2023:

($ in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Maximum Amount
Open - No maturity	$675	$375	$625	$553

Ending Balance
Open - No maturity	$350	$375	$550	$200
The Company reported the following securities sold under repurchase secured borrowing in 2023:

($ in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Maximum Amount
BACV	XXX	XXX	XXX	$771
Nonadmitted - Subset of BACV	XXX	XXX	XXX	$—
Fair value (“FV”)	$739	$396	$663	$568

Ending Balance
BACV	XXX	XXX	XXX	$271
Nonadmitted - Subset of BACV	XXX	XXX	XXX	$—
FV	$382	$394	$566	$223
The Company reported the following securities sold under repurchase secured borrowing by NAIC Designation as of December 31, 2023:

($ in millions)	NONE	NAIC 1	NAIC 2	NAIC 3
Ending Balance
Bonds - BACV	$—	$140	$131	$—
Other invested assets - BACV	—	—	—	—
Total assets - BACV	$—	$140	$131	$—

Bonds - FV	$—	$117	$106	$—
Other invested assets - FV	—	—	—	—
Total assets - FV	$—	$117	$106	$—

	NAIC 4	NAIC 5	NAIC 6	Nonadmitted
Ending Balance
Bonds - BACV	$—	$—	$—	$—
Other invested assets - BACV	—	—	—	—
Total assets - BACV	$—	$—	$—	$—

Bonds - FV	$—	$—	$—	$—
Other invested assets - FV	—	—	—	—
Total assets - FV	$—	$—	$—	$—

The Company reported the following collateral received under secured borrowing in 2023:

($ in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Maximum Amount
Cash	$675	$375	$625	$553
Securities (FV)	$—	$—	$—	$—

Ending Balance
Cash	$350	$375	$550	$200
Securities (FV)	$—	$—	$—	$—
The Company reported the following cash and non-cash collateral received under secured borrowing by NAIC Designation as of December 31, 2023:

($ in millions)	NONE	NAIC 1	NAIC 2	NAIC 3
Ending Balance
Cash	$200	$—	$—	$—
Total collateral assets - FV	$200	$—	$—	$—

	NAIC 4	NAIC 5	NAIC 6	Nonadmitted
Ending Balance
Cash	$—	$—	$—	$—
Total collateral assets - FV	$—	$—	$—	$—
The Company reported the following allocation of aggregate collateral by remaining contractual maturity as of December 31, 2023:

($ in millions)	Fair Value
Overnight and continuous	$200
30 days or less	$—
31 to 90 days	$—
> 90 days	$—
The Company reported the following allocation of aggregate collateral reinvested by remaining contractual maturity as of December 31, 2023:

($ in millions)	Amortized Cost	Fair Value
30 days or less	$2	$2
31 to 60 days	$—	$—
61 to 90 days	$—	$—
91 to 120 days	$—	$—
121 to 180 days	$—	$—
181 to 365 days	$1	$1
1 to 2 years	$—	$—
2 to 3 years	$—	$—
> 3 years	$197	$194
The Company reported the following liability to return collateral under secured borrowing in 2023:

($ in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Maximum Amount
Cash (Collateral - All)	$675	$382	$629	$553
Securities collateral (FV)	$—	$—	$—	$—

Ending Balance
Cash (Collateral - All)	$355	$382	$554	$205
Securities collateral (FV)	$—	$—	$—	$—

12. Reinsurance
For certain term life insurance policies issued prior to October 2009, the Company ceded up to 90% of the mortality risk depending on the year of policy issuance under coinsurance agreements to a pool of thirteen unaffiliated reinsurers. Effective October 2009, mortality risk on term business is ceded under yearly renewable term agreements under which the Company cedes mortality in excess of its retention, which is consistent with how the Company generally reinsures its permanent life insurance business. The following table summarizes those retention limits by period of policy issuance.

Period	Retention limits
April 2015 through current	Single life: $2 million per life Joint life: no longer offered
April 2011 through March 2015	Single life: $5 million per life, $3 million age 70 and over, and $10 million for contracts that meet specific criteria
Joint life: $8 million per life, and $10 million for contracts that meet specific criteria
July 2007 through March 2011	$5 million per life, $3 million age 70 and over, and $10 million for contracts that meet specific criteria
September 1998 through June 2007	$2 million per life. In 2006 the limit was increased to $5 million for instances when specific criteria were met
August 1998 and prior	Up to $1 million per life
The estimated amount of the aggregate reduction in surplus, for agreements other than those under which the reinsurer may unilaterally cancel for reasons other than for nonpayment of premium or other similar credits, of termination of all reinsurance agreements, by either party, was $2 million and $3 million as of December 31, 2023 and 2022, respectively.
The Company entered into a forward flow reinsurance agreement with F&G on September 29, 2023, whereby the Company assumes, on a coinsurance basis, 30% of certain MYGAs liabilities written by F&G beginning on September 1, 2023. The Company retrocedes 35% of the assumed liabilities to ERL under the Master Retrocession Agreement.
As of December 31, 2023, the gross life insurance in force was $310.18 billion of which $208.25 billion was ceded to affiliates and other unaffiliated reinsurers. As of December 31, 2022, the gross life insurance in force was $335.82 billion of which $228.78 billion was ceded to affiliates and other unaffiliated reinsurers.
The effects of reinsurance on premiums and annuity considerations, and benefits for the years ended December 31 were as follows:

($ in millions)	2023	2022	2021
Premiums and annuity considerations
Direct	$358	$383	$405
Assumed	1,532	1,015	990
Ceded	(868)	(736)	(7,277)
Premiums and annuity considerations, net of reinsurance	$1,022	$662	$(5,882)

($ in millions)	2023	2022	2021
Benefits
Direct	$2,111	$1,942	$2,061
Assumed	825	784	1,027
Ceded	(1,446)	(1,376)	(1,058)
Benefits, net of reinsurance	$1,490	$1,350	$2,030
Reserves assumed for all reinsurance agreements were $8.31 billion and $7.73 billion as of December 31, 2023 and 2022, respectively. Reinsurance receivables in the Statements of Financial Position were $241 million and $201 million as of December 31, 2023 and 2022, respectively. All related reserves are included in the Statements of Financial Position. The Company assumed $595 million of premium and $618 million of reserves from F&G in 2023 pursuant to the forward flow reinsurance agreement entered into on September 29, 2023.

The Company wrote off reinsurance balances due from the following companies totaling $11 million in 2023 and 2022.

($ in millions)	2023	2022
Claims incurred	$—	$—
Claims adjustment expenses incurred	$—	$—
Premiums earned	$—	$—
Other	$11	$11

Company	Amount	Amount
Scottish Re (U.S.), Inc. (“SRUS”)	$11	$11
The Company did not write off uncollectible reinsurance in 2021.
As of December 31, 2023 and 2022, the Company was subject to Actuarial Guideline XLVIII, which establishes uniform standards governing XXX or AXXX reserve financing arrangements for life insurance. There was one reinsurance contract under which covered policies were ceded by the Company. Funds consisting of primary security were held by the Company on a funds withheld basis in an amount at least equal to the required level of primary security. Other security was held in trust for the benefit of the Company in an amount at least equal to the portion of statutory reserves as to which primary security was not held.
The Company reported the following in its operations as a result of commutations of reinsurance in 2023, 2022 and 2021.

($ in millions)	2023	2022	2021
Claims incurred	$—	$—	$—
Claims adjustment expenses incurred (1)	$(4)	$(4)	$(5)
Premiums earned	$2	$2	$6
Other	$—	$—	$(2)

Total by Company
Transamerica Financial Life Insurance Company	$(2)	$—	$—
LBL	$—	$(2)	$—
ALNY	$—	$—	$(1)
(1) Includes $2 million, $3 million and $3 million of death benefits and $2 million, $1 million and $2 million of increase in reserves for 2023, 2022 and 2021, respectively.
Net loss recognized as a result of commutations was $2 million, $2 million and $1 million in 2023, 2022 and 2021, respectively.
13. Direct Premium Written/Produced by Managing General Agents (“MGAs”)/Third Party Administrators (“TPAs”)
The aggregate amount of direct premiums written/produced by MGAs/TPAs for the year ended December 31, 2023 and 2022 was $358 million and $383 million, respectively, which was greater than 5% of the Company’s surplus. The aggregate amount of direct premiums written/produced by MGAs/TPAs for the year ended December 31, 2021 was $109 million, which was less than 5% of the Company’s surplus. AIC began providing administrative services to the Company on November 1, 2021 pursuant to a Transition Services Agreement entered into in connection with the sale of the Company. In accordance with the Master Services Agreement entered on November 22, 2021 with Transactions Applications Group, Inc., a wholly owned subsidiary of NTT DATA Services Holdings Corporation (“NTT Data”), administrative services provided by AIC are being transitioned to NTT Data over a multi-year period. The following table presents information for the MGA/TPA:

($ in millions)					Total Direct Premiums Written/Produced by
Name and Address of MGA/TPA	FEIN Number	Exclusive Contract	Types of Business Written	Types of Authority Granted*	2023	2022	2021
Allstate Insurance Company 3100 Sanders Road, STE 201 Northbrook, IL 60062	36-0719665	No	Individual life, group life, individual annuity, group annuity	C, CA, P, R	$299	$353	$74
Prudential Ins Company of America 751 Broad Street Newark, NJ 07102	22-1211670	No	Individual annuity, group annuity	C, CA, P, R	1	3	5
Driasi 7930 Century Boulevard Chanhassen, MN 55317		No	Individual life, group life, individual A&H, group A&H	C, CA, P, R	8	9	10
One Main Financial 601 N.W. 2nd Street Evansville, IN 47708		No	Individual life, group life, individual A&H, group A&H	C, CA, P, R	15	17	19
LifeCare Assurance Company 21600 Oxnard Street Woodland Hills, CA 91367	86-0388413	No	Individual A&H, group A&H	C, CA, P, R	1	1	1
NTT Data 777 Research Drive Lincoln, NE 68521	04-2437166	No	Individual life, group life	C, CA, P	34	—	—
Total					$358	$383	$109

C- * C - Claims payment
CA - Claims adjustment
P - Premium collection
R - Reinsurance ceding

14. Analysis of Annuity Actuarial Reserves and Deposit-Type Liabilities by Withdrawal Characteristics
Withdrawal characteristics of annuity reserves and deposit-type contracts and other liabilities without life or disability contingencies were as follows as of December 31:

($ in millions)	2023
	General Account	Separate Account with Guarantees	Separate Account Non-guaranteed	Total	% of Total
INDIVIDUAL ANNUITIES:
(1) Subject to discretionary withdrawal:
a.With market value adjustment	$208	$—	$—	$208	2.1%
b. At book value less current surrender charge of 5% or more	618	—	—	618	6.3
c. At fair value	17	—	834	851	8.7
d. Total with market value adjustment or at fair value (total of a through c)	843	—	834	1,677	17.1%
e. At book value without adjustment (minimal or no charge or adjustment)	2,225	38	—	2,263	23.0
(2) Not subject to discretionary withdrawal	5,878	—	14	5,892	59.9
(3) Total (gross: direct + assumed)	8,946	38	848	9,832	100.0%
(4) Reinsurance ceded	3,381	—	—	3,381
(5) Total (net) (3) – (4)	$5,565	$38	$848	$6,451
(6) Amount included in (1)b above that will move to (1)e for the first time within the year after the statement date	$—	$—	$—	—

GROUP ANNUITIES:
(1) Subject to discretionary withdrawal:
a.With market value adjustment	$91	$—	$—	$91	3.3%
b. At book value less current surrender charge of 5% or more	1	—	—	1	—
c. At fair value	—	—	1,198	1,198	43.2
d. Total with market value adjustment or at fair value (total of a through c)	92	—	1,198	1,290	46.5%
e. At book value without adjustment (minimal or no charge or adjustment)	686	1	—	687	24.8
(2) Not subject to discretionary withdrawal	785	—	11	796	28.7
(3) Total (gross: direct + assumed)	1,563	1	1,209	2,773	100.0%
(4) Reinsurance ceded	824	—	—	824
(5) Total (net) (3) – (4)	$739	$1	$1,209	$1,949
(6) Amount included in (1)b above that will move to (1)e for the first time within the year after the statement date	$1	$—	$—	1

DEPOSIT-TYPE CONTRACTS (no life contingencies):
(1) Subject to discretionary withdrawal:
a.With market value adjustment	$—	$—	$—	$—	—%
b. At book value less current surrender charge of 5% or more	—	—	—	—	—
c. At fair value	1	—	—	1	—
d. Total with market value adjustment or at fair value (total of a through c)	1	—	—	1	—%
e. At book value without adjustment (minimal or no charge or adjustment)	61	—	—	61	4.4
(2) Not subject to discretionary withdrawal	1,328	—	—	1,328	95.6
(3) Total (gross: direct + assumed)	1,390	—	—	1,390	100.0%
(4) Reinsurance ceded	—	—	—	—
(5) Total (net) (3) – (4)	$1,390	$—	$—	$1,390
(6) Amount included in (1)b above that will move to (1)e for the first time within the year after the statement date	$—	$—	$—	—

($ in millions)	2022
	General Account	Separate Account with Guarantees	Separate Account Non-guaranteed	Total	% of Total
INDIVIDUAL ANNUITIES:
(1) Subject to discretionary withdrawal:
a.With market value adjustment	$257	$—	$—	$257	2.6%
b. At book value less current surrender charge of 5% or more	1	—	—	1	—
c. At fair value	18	—	790	808	8.3
d. Total with market value adjustment or at fair value (total of a through c)	276	—	790	1,066	10.9%
e. At book value without adjustment (minimal or no charge or adjustment)	2,650	84	—	2,734	27.9
(2) Not subject to discretionary withdrawal	5,970	—	13	5,983	61.2
(3) Total (gross: direct + assumed)	8,896	84	803	9,783	100.0%
(4) Reinsurance ceded	3,392	—	—	3,392
(5) Total (net) (3) – (4)	$5,504	$84	$803	$6,391
(6) Amount included in (1)b above that will move to (1)e for the first time within the year after the statement date	$1	$—	$—	1

GROUP ANNUITIES:
(1) Subject to discretionary withdrawal:
a.With market value adjustment	$117	$—	$—	$117	4.0%
b. At book value less current surrender charge of 5% or more	3	—	—	3	0.1
c. At fair value	—	—	1,136	1,136	38.6
d. Total with market value adjustment or at fair value (total of a through c)	120	—	1,136	1,256	42.7%
e. At book value without adjustment (minimal or no charge or adjustment)	827	1	—	828	28.2
(2) Not subject to discretionary withdrawal	848	—	8	856	29.1
(3) Total (gross: direct + assumed)	1,795	1	1,144	2,940	100.0%
(4) Reinsurance ceded	937	—	—	937
(5) Total (net) (3) – (4)	$858	$1	$1,144	$2,003
(6) Amount included in (1)b above that will move to (1)e for the first time within the year after the statement date	$3	$—	$—	3

DEPOSIT-TYPE CONTRACTS (no life contingencies):
(1) Subject to discretionary withdrawal:
a.With market value adjustment	$—	$—	$—	$—	—%
b. At book value less current surrender charge of 5% or more	—	—	—	—	—
c. At fair value	1	—	—	1	0.1
d. Total with market value adjustment or at fair value (total of a through c)	1	—	—	1	0.1%
e. At book value without adjustment (minimal or no charge or adjustment)	88	—	—	88	5.8
(2) Not subject to discretionary withdrawal	1,428	—	—	1,428	94.1
(3) Total (gross: direct + assumed)	1,517	—	—	1,517	100.0%
(4) Reinsurance ceded	—	—	—	—
(5) Total (net) (3) – (4)	$1,517	$—	$—	$1,517
(6) Amount included in (1)b above that will move to (1)e for the first time within the year after the statement date	$—	$—	$—	—

Reconciliation of total annuity actuarial reserves and deposit fund liabilities was as follows as of December 31:
($ in millions)	2023	2022
Life & Accident & Health Annual Statement:
Exhibit 5, Annuities Section, Total (net)	$6,303	$6,362
Exhibit 5, Supplementary Contracts with Life Contingencies Section, Total (net)	1	1
Exhibit 7, Deposit-Type Contracts, Line 14, Column 1	1,390	1,516
Subtotal	$7,694	$7,879

Separate Accounts Annual Statement:
Exhibit 3, Line 0299999, Column 2	2,096	2,032
Subtotal	2,096	2,032

Combined total	$9,790	$9,911

15. Analysis of Life Actuarial Reserves by Withdrawal Characteristics
Withdrawal characteristics of life actuarial reserves were as follows as of December 31:

($ in millions)	2023
	Account Value	Cash Value	Reserve
General Account
Subject to discretionary withdrawal, surrender values, or policy loans:
Term policies with cash value	$—	$28	$91
Universal life	3,077	3,077	3,152
Universal life with secondary guarantees	2,490	2,086	3,290
Indexed universal life	27	27	27
Indexed universal life with secondary guarantees	987	712	803
Other permanent cash value life insurance	—	573	700
Variable universal life	71	70	75
Miscellaneous reserves	—	—	—
Not subject to discretionary withdrawal or no cash values:
Term policies without cash value	XXX	XXX	2,762
Accidental death benefits	XXX	XXX	1
Disability – Active lives	XXX	XXX	2
Disability – Disabled lives	XXX	XXX	46
Miscellaneous reserves	XXX	XXX	400
Total (gross: direct + assumed)	6,652	6,573	11,349
Reinsurance ceded	2,303	2,290	5,856
Total (net)	$4,349	$4,283	$5,493

Separate Account Nonguaranteed
Subject to discretionary withdrawal, surrender values, or policy loans:
Variable universal life	$44	$44	$44
Not subject to discretionary withdrawal or no cash values:
Term policies without cash value	XXX	XXX	—
Accidental death benefits	XXX	XXX	—
Disability – Active lives	XXX	XXX	—
Disability – Disabled lives	XXX	XXX	—
Miscellaneous reserves	XXX	XXX	—
Total (gross: direct + assumed)	44	44	44
Reinsurance ceded	—	—	—
Total (net)	$44	$44	$44

($ in millions)	2022
	Account Value	Cash Value	Reserve
General Account
Subject to discretionary withdrawal, surrender values, or policy loans:
Term policies with cash value	$—	$26	$65
Universal life	3,204	3,204	3,282
Universal life with secondary guarantees	2,429	1,974	3,255
Indexed universal life	27	27	28
Indexed universal life with secondary guarantees	930	625	737
Other permanent cash value life insurance	—	561	690
Variable universal life	67	66	72
Miscellaneous reserves	—	—	—
Not subject to discretionary withdrawal or no cash values:
Term policies without cash value	XXX	XXX	2,838
Accidental death benefits	XXX	XXX	1
Disability – Active lives	XXX	XXX	2
Disability – Disabled lives	XXX	XXX	45
Miscellaneous reserves	XXX	XXX	478
Total (gross: direct + assumed)	6,657	6,483	11,493
Reinsurance ceded	2,307	2,258	6,011
Total (net)	$4,350	$4,225	$5,482

Separate Account Nonguaranteed
Subject to discretionary withdrawal, surrender values, or policy loans:
Variable universal life	$40	$40	$40
Not subject to discretionary withdrawal or no cash values:
Term policies without cash value	XXX	XXX	—
Accidental death benefits	XXX	XXX	—
Disability – Active lives	XXX	XXX	—
Disability – Disabled lives	XXX	XXX	—
Miscellaneous reserves	XXX	XXX	—
Total (gross: direct + assumed)	40	40	40
Reinsurance ceded	—	—	—
Total (net)	$40	$40	$40

Reconciliation of total life actuarial reserves was as follows as of December 31:
($ in millions)	2023	2022
Life & Accident & Health Annual Statement:
Exhibit 5, Life Insurance Section, Total (net)	$5,260	$5,255
Exhibit 5, Disability – Active Lives Section, Total (net)	1	1
Exhibit 5, Disability – Disabled Lives Section, Total (net)	27	26
Exhibit 5, Miscellaneous Reserves Section, Total (net)	205	200
Subtotal	$5,493	$5,482

Separate Accounts Annual Statement:
Exhibit 3, Line 0199999, Column 2	44	40
Subtotal	44	40

Combined total	$5,537	$5,522

16. Premiums and Annuity Considerations Deferred and Uncollected
Deferred and uncollected life insurance premiums and annuity considerations, net of reinsurance, as of December 31 were as follows:

($ in millions)	2023		2022
Type	Gross	Net of Loading	Gross	Net of Loading
Ordinary renewal	$92	$155	$94	$161
Group life	—	—	—	1
Total	$92	$155	$94	$162

17. Separate Accounts
The Company’s Separate Accounts were attributed to the following products/transactions as of December 31:

($ in millions)	2023		2022
Product/transaction	Legally insulated assets	Separate Account Assets (Not legally insulated)	Legally insulated assets	Separate Account Assets (Not legally insulated)
Variable annuity contracts	$2,059	$—	$1,949	$—
Variable life policies	46	—	42	—
Indexed variable annuity contracts	—	5	—	44
Total	$2,105	$5	$1,991	$44
The assets and liabilities of variable annuity contracts and variable life policies are recorded as assets and liabilities of the Separate Accounts and are legally insulated from the General Account, excluding any purchase payments or transfers directed by the contractholder to earn a fixed rate of return which are included in the Company’s General Account assets. The legal insulation of the Separate Accounts assets prevents such assets from being generally available to satisfy claims resulting from the General Account. Separate Accounts which contain variable annuity and variable life business are unit investment trusts and registered with the Securities and Exchange Commission (“SEC”). As of December 31, 2023 and 2022, all assets of the Separate Accounts that support the variable annuity and variable life business were legally insulated. Variable annuity and variable life business allow the contractholder to accumulate funds within a variety of portfolios, at rates which depend upon the return achieved from the types of investments chosen. The net investment experience of the Separate Accounts is credited directly to the contractholder and can be favorable or unfavorable. The assets of each portfolio are held separately from the other portfolios and each has distinct investment objectives and policies. Absent any contract provision wherein the Company provides a guarantee, the contractholders of the variable annuity and variable life products bear the investment risk that the Separate Account’s funds may not meet their stated investment objectives. Variable annuity and variable life business is included in the Nonguaranteed Separate Accounts column of the following tables.
The assets and liabilities of indexed variable annuity contracts are also recorded as assets and liabilities of the Separate Accounts, however, they are not legally insulated from the General Account. The indexed variable annuity product is non-unitized and is registered with the SEC. Indexed variable annuity products provide the opportunity for the contractholder to invest for a specified length of 5, 7, or 10 years in one or more investment options linked to the S&P 500 and subject to a maximum and minimum investment performance which may be negative. Indexed variable annuity business is included in the Index column of the following tables.
Some of the Separate Account liabilities are guaranteed by the General Account. To compensate the General Account for the risk taken on variable annuity products, the Separate Accounts paid risk charges of $1 million, $6 million and $8 million in 2023, 2022 and 2021, respectively. The amount paid by the General Account for Separate Account guarantees for variable annuity products was $21 million, $23 million and $18 million in 2023, 2022 and 2021, respectively.
In connection with the disposal of the Company’s variable annuity business to Prudential Insurance Company of America (“Prudential”), there is a modified coinsurance reinsurance agreement under which the Separate Account assets and liabilities remain in the Company’s Statements of Financial Position, but the related results of operations are fully reinsured to Prudential and presented net of reinsurance in the Statements of Operations. In contrast, assets supporting General Account liabilities, including the future rights and obligations related to benefit guarantees and fixed rate of return fund investments, have been transferred to Prudential under the coinsurance reinsurance provisions. The reinsurance agreements do not contain limits or indemnifications with regard to the insurance risk transfer, and transferred all of the future risks and responsibilities for performance in the underlying variable annuity contracts to Prudential, including those related to benefit guarantees and fixed rate of return fund investments, in accordance with SSAP No. 61R. The Separate Accounts balances related to the modified coinsurance reinsurance with Prudential, including the assumed modified coinsurance reinsurance from LBL and American

Maturity Life Insurance Company (“AML”), were $2.38 billion and $2.25 billion as of December 31, 2023 and 2022, respectively. The General Account liability balances reinsured to Prudential under the coinsurance reinsurance were $0.88 billion and $1.04 billion as of December 31, 2023 and 2022, respectively, and consisted of the liabilities for fixed rate of return fund investments and benefit guarantees.
Information regarding the Company’s Separate Accounts as of December 31 was as follows:

($ in millions)	2023
	Index	Nonindexed Guarantee Less Than/Equal To 4%	Nonindexed Guarantee More Than 4%	Non-Guaranteed Separate Accounts	Total
Premiums, considerations or deposits for year ended 12/31/2023	$—	$—	$—	$1	$1

Reserves as of December 31, 2023
For accounts with assets at:
Fair value	$38	$—	$—	$2,101	$2,139

By withdrawal characteristics:
Subject to discretionary withdrawal:
With market value adjustment	$38	$—	$—	$—	$38
At fair value	—	—	—	2,076	2,076
Subtotal	38	—	—	2,076	2,114
Not subject to discretionary withdrawal	—	—	—	25	25
Total	$38	$—	$—	$2,101	$2,139

Reserves for asset default risk in lieu of AVR	N/A	N/A	N/A	N/A	N/A

($ in millions)	2022
	Index	Nonindexed Guarantee Less Than/Equal To 4%	Nonindexed Guarantee More Than 4%	Non-Guaranteed Separate Accounts	Total
Premiums, considerations or deposits for year ended 12/31/2022	$—	$—	$—	$—	$—

Reserves as of December 31, 2022
For accounts with assets at:
Fair value	$85	$—	$—	$1,987	$2,072

By withdrawal characteristics:
Subject to discretionary withdrawal:
With market value adjustment	$85	$—	$—	$—	$85
At fair value	—	—	—	1,966	1,966
Subtotal	85	—	—	1,966	2,051
Not subject to discretionary withdrawal	—	—	—	21	21
Total	$85	$—	$—	$1,987	$2,072

Reserves for asset default risk in lieu of AVR	N/A	N/A	N/A	N/A	N/A

($ in millions)	2021
	Index	Nonindexed Guarantee Less Than/Equal To 4%	Nonindexed Guarantee More Than 4%	Non-Guaranteed Separate Accounts	Total
Premiums, considerations or deposits for year ended 12/31/2021	$—	$—	$—	$2	$2

Reserves as of December 31, 2021
For accounts with assets at:
Fair value	$126	$—	$—	$2,974	$3,100

By withdrawal characteristics:
Subject to discretionary withdrawal:
With market value adjustment	$—	$—	$—	$—	$—
At fair value	126	—	—	2,945	3,071
Subtotal	126	—	—	2,945	3,071
Not subject to discretionary withdrawal	—	—	—	29	29
Total	$126	$—	$—	$2,974	$3,100

Reserves for asset default risk in lieu of AVR	N/A	N/A	N/A	N/A	N/A

Reconciliation of net transfers to or (from) the Separate Accounts for the year ended December 31 was as follows:
($ in millions)	2023	2022	2021
Transfers as reported in the Summary of Operations of the Separate Accounts Statement:
Transfers to Separate Accounts	$1	$—	$2
Transfers from Separate Accounts	292	304	418
Net transfers to (from) Separate Accounts	(291)	(304)	(416)

Reconciling adjustments:
Other net transfers assumed from LBL	(36)	(19)	(58)
Net transfers assumed from AML	(1)	(2)	(1)
Net transfers assumed from EAC	9	14	10
Net transfers ceded to Prudential	—	1	—

Transfers as reported in the Statement of Operations	$(319)	$(310)	$(465)

18. Reconciliation to Annual Statement
The following reconciliations between the Company’s filed 2022 annual statement and the audited statutory financial statements relate to an adjustment to the classification of an extraordinary distribution totaling $850 million in cash, paid to EUHC on September 30, 2022 and a non-cash transaction reclassification. The adjustment reclassified $76 million of the distribution from Gross paid in and contributed surplus to Unassigned funds (surplus) with no impact to Total capital and surplus. The non-cash transaction reclassification in the Statement of Cash Flow did not impact net income or surplus. See Note 7 to the financial statements included in Item 11(e) under the caption “Transactions with EUHC” for details on the extraordinary distribution.

Statement of Financial Position
($ in millions)	As reported as of December 31, 2022	Adjustment Increase (Decrease)	Corrected Amount
Admitted assets
Total admitted assets	$26,002	$—	$26,002

Liabilities
Total liabilities	$24,242	—	$24,242

Capital and surplus
Common capital stock	$5	$—	$5
Gross paid in and contributed surplus	1,602	76	1,678
Unassigned funds (surplus)	153	(76)	77
Total capital and surplus	$1,760	$—	$1,760
Total liabilities and capital and surplus	$26,002	$—	$26,002

Statement of Changes in Capital and Surplus
($ in millions)	As reported for the year ended December 31, 2022	Adjustment Increase (Decrease)	Corrected Amount
Capital and surplus, December 31, prior year	$2,402	$—	$2,402
Net income	327	—	327
Change in net unrealized capital gains (losses)	(117)	—	(117)
Change in net unrealized foreign exchange capital gains (losses)	2	—	2
Change in net deferred income tax	27	—	27
Change in nonadmitted assets	(89)	—	(89)
Change in reserve on account of change in valuation basis	(11)	—	(11)
Change in asset valuation reserve	69	—	69
Paid-in surplus adjustment	(325)	76	(249)
Dividends to stockholder	(525)	(76)	(601)
Capital and surplus, December 31, current year	$1,760	$—	$1,760

Statement of Cash Flow
($ in millions)	As reported for the year ended December 31, 2022	Adjustment Increase (Decrease)	Corrected Amount
Cash from operations
Net cash from operations	$145	$—	$145

Cash from investments
Proceeds from investments sold, matured or repaid	$9,057	$(213)	$8,844
Cost of investments acquired (long-term only)	9,580	(213)	9,367
Net increase or (decrease) in contract loans and premium notes	(13)	—	(13)
Net cash from investments	$(510)	$—	$(510)

Cash from financing and miscellaneous sources
Capital and paid-in surplus, less treasury stock	$(325)	$76	$(249)
Net deposits on deposit-type contracts and other insurance liabilities	(141)	—	(141)
Dividends to stockholder	(525)	(76)	(601)
Other cash provided (applied)	369	—	369
Net cash from financing and miscellaneous sources	$(622)	$—	$(622)

Reconciliation of cash, cash equivalents and short-term investments
Net change in cash, cash equivalents and short-term investments	$(987)	$—	(987)
Cash, cash equivalents and short-term investments, beginning of year	1,315	—	1,315
Cash, cash equivalents and short-term investments, end of period	$328	$—	328
19. Other Items
Balances reasonably possible to be uncollectible
Agents’ balances receivable are 100% nonadmitted after the establishment of a valuation allowance. The allowance balance for admitted agents’ balances receivable, after reinsurance, was $1 million and $2 million as of December 31, 2023 and 2022, respectively.
Participating policies
For 2023, 2022 and 2021, the Company recognized premiums related to life participating policies of $26 thousand, $30 thousand and $50 thousand, respectively. In 2023, 2022 and 2021, these amounts represented less than one-half of one percent of total life premiums and annuity considerations earned. The Company uses accrual accounting to record policyholder dividends on participating policies. The Company paid dividends of $3 thousand, $3 thousand, and $4 thousand in 2023, 2022 and 2021, respectively, to participating policyholders and did not allocate additional income.
Amount of insurance for gross premium less than net premiums
As of December 31, 2023 and 2022, the Company had $2.85 billion and $4.03 billion, respectively, of insurance in force for which the gross premiums were less than the net premiums according to the standards of valuation set by the State of Illinois. Reserves to cover the above insurance totaled $28 million and $29 million as of December 31, 2023 and 2022, respectively.
Net negative (disallowed) interest maintenance reserve
As of December 31, 2023, the Company recorded $155 million of net negative IMR. All negative IMR as of December 31, 2022 was nonadmitted. Refer to the table below for the components of the Company’s net negative IMR as of December 31, 2023.

($ in millions)
Component	Gross (Positive) Net Negative IMR	(Non-Admitted) Net Negative IMR	Admitted Net Negative IMR
General Account	$155	$—	$155
Non-Insulated Separate Account	—	—	—
Insulated Separate Account	—	—	—
Total	$155	$—	$155

The admissibility assessment for net negative IMR considered adjusted capital and surplus of $1.68 billion. The Company’s admitted net negative IMR was 9.2% of adjusted capital and surplus. The Company was not limited by the RBC threshold test or the threshold test requiring admitted IMR to be less than 10% of adjusted capital and surplus.
Under the Company’s accounting policy for derivatives, realized gains and losses on certain derivatives are recorded to IMR to the extent that the underlying item being hedged is also recorded to IMR. As of December 31, 2023, the Company had the following amounts of IMR attributable to derivative gains and losses:

($ in millions)
Unamortized (Positive) Negative IMR Balance
Realized gains on derivatives	$—
Realized loss on derivatives	$—
As of December 31, 2023, the Company affirms the following:
•Fixed income investments generating IMR losses comply with the Company’s documented investment management policies. There were no deviations from the policies.
•IMR losses for fixed income related derivatives are all in accordance with prudent and documented risk management procedures, in accordance with a reporting entity’s derivative use plans and reflect symmetry with historical treatment in which unrealized derivative gains were reversed to IMR and amortized in lieu of being recognized as realized gains upon derivative termination.
•Asset sales that generated admitted net negative IMR were not compelled by liquidity pressures.
Other reserve changes for life and annuity contracts
In 2023, the Company’s aggregate reserves for life and annuity contracts were decreased by other reserve changes of $51 million. Other reserve changes in 2023 were as follows:

($ in millions)		Ordinary		Group
Item	Total	Life Insurance	Individual Annuities	Life Insurance	Annuities
Application of Actuarial Guideline 38	$(64)	$(64)	$—	$—	$—
Recapture of SRUS life liabilities	13	—	—	13	—
Total	$(51)	$(64)	$—	$13	$—
In 2022, the Company’s aggregate reserves for life and annuity contracts were decreased by other reserve changes of $40 million. Other reserve changes in 2022 were as follows:

($ in millions)		Ordinary		Group
Item	Total	Life Insurance	Individual Annuities	Life Insurance	Annuities
Application of Actuarial Guideline 38	$(40)	$(40)	$—	$—	$—
Recapture of SRUS life liabilities	—	—	—	—	—
Total	$(40)	$(40)	$—	$—	$—
Scottish Re (U.S.), Inc. (“SRUS”)
On December 14, 2018, the Delaware Insurance Commissioner placed SRUS under regulatory supervision. On March 6, 2019, the Chancery Court of the State of Delaware entered a Rehabilitation and Injunction Order in response to a petition filed by the Insurance Commissioner. That Order appointed the Delaware Insurance Commissioner as Receiver, imposed broad injunctions prohibiting cedents and other parties from enforcing contractual rights against SRUS during the rehabilitation proceeding, and directed the Receiver to take steps to rehabilitate SRUS subject to the Delaware insurance insolvency statute and approval by the Court. On May 3, 2023, the Receiver notified the Court that as a result of adverse developments, he had concluded that SRUS should be liquidated. On July 13, 2023, the Receiver filed a motion to convert the rehabilitation proceeding to a liquidation. On July 18, 2023, the Court granted that motion and entered a Liquidation and Injunction Order, which authorizes the receiver to liquidate SRUS’ business, provides broad injunctions barring actions against SRUS and its assets similar to the injunctions that were imposed under the Rehabilitation and Injunction Order, and establishes September 30, 2023 as the outside date on which all contracts under which SRUS reinsures cedents are deemed canceled and terminated.
On February 27, 2024, the Court entered an order directing the Receiver to file, by March 25, 2024, his motion for approval of policies and procedures to address the Proof of Claim process, bar dates, information necessary for Proof of Claim valuation and Proof of Claim forms, the methodology to be used in valuing claims, the determination of claims, dispute resolution, and retrocessions. Parties in interest will have 30 days to object to the motion and/or comment on the proposed procedures.

As a result of the termination of reinsurance contracts under the Liquidation and Injunction Order, the Company recaptured $31 million of life and accident and health liabilities. The Company recognized an additional $11 million impairment of the Company's reinsurance recoverable from SRUS, and, consistent with INT 23-04T: Life Reinsurance Liquidation Questions, the portion of the reinsurance recoverable attributed to previously ceded insurance reserves of $7 million was non-admitted as of December 31, 2023.
The Company’s reinsurance recoverable from SRUS after impairments and non-admitted recoveries was $26 million and $33 million as of December 31, 2023 and 2022, respectively. The Company will continue to monitor the liquidation proceedings and will reevaluate the collectability of the reinsurance recoverable as new information becomes available.
Participation agreement with Resolution Life Group Holdings Ltd. (“Resolution”)
On January 13, 2023, EUHC entered into a participation agreement with Resolution that allows the Company and certain of its affiliates to participate, on a quota share basis, in qualifying reinsurance transactions entered into by certain affiliates of Resolution for life & annuity liabilities and/or pension risk transfer liabilities originated in the U.S.
SCOR Global Life American Reinsurance Company (“SCOR”) Recapture
During the fourth quarter of 2023, ELIC came to agreement with SCOR to recapture as of December 31, 2023 $2 million of reserves for certain term conversion business. The recapture is expected to close during the first half of 2024. ELIC recognized a $2 million loss in pretax income related to this agreement in 2023.
Other contingencies
The Company is continuing to defend two putative class actions in California federal court, Holland Hewitt v. Allstate Life Insurance Company (E.D. Cal., filed May 2020) and Farley v. LBL (E.D. Cal., filed Dec. 2020). In these cases, plaintiffs generally allege that the defendants failed to comply with certain California statutes which address contractual grace periods and lapse notice requirements for certain life insurance policies. Plaintiffs claim that these statutes apply to life insurance policies issued before the statutes' effective date. The plaintiffs seek damages and injunctive relief. Similar litigation is pending against other insurance carriers. In August 2021, the California Supreme Court in McHugh v. Protective Life, a matter involving another insurer, determined that the statutory notice requirements apply to life insurance policies issued before the statutes' effective date. In April 2023, the court in the Farley case certified a subclass of insureds and beneficiaries for purposes of seeking declaratory and injunctive relief that their life insurance policies were lapsed ineffectively and remain in-force. On May 3, 2023, LBL petitioned the United States Court of Appeals for the Ninth Circuit for interlocutory review of the district court's class certification order, pursuant to Federal Rule of Civil Procedure 23(f). On September 28, 2023, the Ninth Circuit granted the petition for review and in the coming months will hear the merits of the appeal of class certification. Plaintiffs' motion for class certification in the Holland Hewitt matter remains pending. The Company asserts various defenses to plaintiffs' claims.
In March 2023, LBL was named in a putative class action Pham v. LBL (E.D. Cal., filed Mar. 2023), in which the plaintiff seeks damages on behalf of a putative class of beneficiaries of life insurance policies issued before the California statutes' effective dates, alleging that the defendants failed to comply with the statutory lapse notice requirements. The Company previously assumed responsibility for certain of the policies subject to the putative class as provided in certain reinsurance agreements and related administrative services agreements. The court dismissed this action without prejudice and with leave for the plaintiff to replead on October 26, 2023. The plaintiff filed an amended complaint on November 17, 2023. The Company asserted various defenses to plaintiffs' claims and to class certification in its answer filed December 5, 2023.
Following the consummation of the transactions contemplated by the ALIC Purchase Agreement entered by AIC and AFIHC with EUHC on January 26, 2021, decisions concerning the conduct of the Holland Hewitt and Farley litigation matters described above, including as to strategy, settlement, pursuit and abandonment, will continue to be made by Allstate (subject to certain Everlake consultation and consent rights). In addition, Allstate has agreed to indemnify Everlake for any fees, expenses and damages incurred or imposed as a result of these litigation matters. Everlake believes that Allstate also has the obligation to indemnify Everlake for any liability or defense costs arising in connection with the Pham litigation and has sent Allstate a Notice of Indemnity. Any estimate of the possible loss or range of loss from these litigation matters cannot be made at this time.
Other
In connection with EAC’s plan to withdraw its New York license, the New York Department of Financial Services (“NYDFS”) required the Company to establish a custodial account for the protection of EAC’s New York issued business. As required by the NYDFS, the custodial account is to be maintained with a minimum amount of assets which may vary over time. As of December 31, 2023, the balance in the custodial account was $3 million.

20. Events Subsequent
An evaluation of subsequent events was made through March 22, 2024, the date the audited statutory-basis financial statements were available to be issued. There were no significant subsequent events requiring adjustment to or disclosure in the statutory-basis financial statements.

******

EVERLAKE LIFE INSURANCE COMPANY
SCHEDULE I - SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES
DECEMBER 31, 2023

($ in millions)	Cost	Fair value	Amount shown in the Balance Sheet
Type of investment
Fixed maturities:
Bonds:
United States government, government agencies and authorities	$45	$41	$45
States, municipalities and political subdivisions	431	396	431
Foreign governments	—	—	—
Hybrid securities	67	53	67
All other corporate bonds	6,813	6,117	6,813
Asset-backed securities	5,576	5,290	5,575
Mortgage-backed securities	1,917	1,884	1,917
Bank loans	663	614	666
Total fixed maturities	15,512	$14,395	15,514

Equity securities:
Common stocks:
Industrial, miscellaneous and all other	5	5	5
Parent, subsidiaries and affiliates	64	50	50
Total equity securities	69	$55	55

Mortgage loans on real estate	4,166	3,789	4,165
Policy loans	543	543	543
Derivative instruments	94	141	141
Limited partnership interests	1,453	1,884	1,884
Other long-term investments	23	14	17
Receivables for securities	17	17	17
Cash, cash equivalents and short-term investments	542	542	542
Total investments	$22,419	$21,380	$22,878

Item 11(f).
None.

Item 11(h). Management’s Discussion and Analysis of Financial Condition and Results of Operations

BASIS OF PRESENTATION
The accompanying financial statements have been prepared in conformity with statutory accounting practices (“SAP”) prescribed or permitted by the Illinois Department of Insurance. Certain differences exist between SAP and accounting principles generally accepted in the United States of America. See Note 2 of the audited Statutory Financial Statements in Item 11(e) for additional information and for a summary of such differences.
OVERVIEW
The following discussion highlights significant factors influencing the financial position and results of operations of Everlake Life Insurance Company, formerly known as Allstate Life Insurance Company (referred to in this document as “we,” “our,” “us,” the “Company” or “ELIC”). It should be read in conjunction with the Company’s audited financial statements and related notes found under Item 11 (e) contained herein.
The most important factors we monitor to evaluate the financial condition and performance of our Company include:
•For operations: asset-liability matching, expenses, net income, and premiums and annuity considerations.
•For investments: exposure to market risk, asset allocation, credit quality/experience, total return, net investment income, cash flows, net realized gains and losses on investments and derivatives, unrealized capital gains and losses, stability of long-term returns, and asset and liability duration.
•For financial condition: surplus levels, risk-based capital ratios, financial strength ratings and capital position.

ORGANIZATION
ELIC, an Illinois domiciled insurer, is a wholly owned subsidiary of Everlake US Holdings Company (“EUHC”), a Delaware corporation. EUHC is a wholly owned subsidiary of Everlake US Parent Company, a Delaware corporation. Everlake US Parent Company is a wholly owned subsidiary of Everlake Holdings, LP. Prior to November 1, 2021, the Company was wholly owned by Allstate Insurance Company (“AIC”), an insurance company domiciled in the State of Illinois. AIC is a wholly owned subsidiary of Allstate Insurance Holdings, LLC (“AIH”), a Delaware limited liability company. AIH is a wholly owned subsidiary of The Allstate Corporation.
On January 26, 2021, AIC and Allstate Financial Insurance Holdings Corporation (“AFIHC”) entered into a Stock Purchase Agreement with EUHC, an affiliate of an investment fund managed by Blackstone Inc. to sell the Company and certain affiliates. The necessary state regulatory approvals were received on October 29, 2021 and the sale of the Company and certain affiliates, including Allstate Assurance Company (“AAC”), was completed on November 1, 2021, at which time EUHC became the parent of the Company. Subsequently, the Company was renamed to Everlake Life Insurance Company and AAC was renamed to Everlake Assurance Company (“EAC”).
On March 29, 2021, the Company, AIC, AIH and AFIHC entered into a stock purchase agreement (“ALNY Purchase Agreement”) with Wilton Reassurance Company to sell all of the shares of common stock of Allstate Life Insurance Company of New York (“ALNY”), a wholly owned subsidiary of the Company and Intramerica Life Insurance Company, a wholly owned subsidiary of AFIHC for $220 million in cash plus the growth in statutory value through the sale date. This transaction resulted in the Company’s divestiture of all of its New York life and annuities business. The necessary state regulatory approvals were received and the sale of ALNY was completed on October 1, 2021. The Company recognized a loss of $281 million on the sale of ALNY in 2021.
On November 1, 2021, EUHC contributed all the issued and outstanding common stock of EAC to the Company. The contribution was recorded as an increase to gross paid in and contributed surplus totaling $40 million.
The Company previously sold life insurance and retirement products. The Company is authorized to sell life insurance and retirement products in 49 states, the District of Columbia and Puerto Rico. The Company’s business, which is administered by third parties, consists of traditional, interest-sensitive and variable life insurance, and deferred and immediate annuities. Customers are provided with products and support to meet their needs through every stage of life by providing a stable income for retirement or financial support to families after the loss of a loved one. Term and whole life insurance offer basic life protection solutions. Universal life and retirement products cover more advanced needs. The Company discontinued the sale of annuities over an eight-year period from 2006 to 2014 and discontinued sales of life insurance products during third quarter 2021. Since the acquisition by EUHC on November 1, 2021, the Company’s strategy is to build scale and diversify its business through the opportunistic acquisition of life and annuity liabilities with a vision to be the first choice for insurers due to its demonstrated excellence in customer service, uncompromised integrity, investment capabilities, superior execution, and strong financial profile. These acquisitions could be structured as purchase agreements or reinsurance agreements. The business in force is being managed with a focus on increasing lifetime economic value.
Reinsurance The Company’s reinsurance ceded on life insurance in force decreased $20.53 billion to $208.25 billion as of December 31, 2023 compared to $228.78 billion as of December 31, 2022. Of the $208.25 billion life insurance in force ceded as of December 31, 2023, $121.48 billion and $51.30 billion were ceded to ELIC Reinsurance Company (“ELIC RE”)

and Everlake Reinsurance Limited (“ERL”), respectively, with the remaining ceded to unaffiliated reinsurers. Of the $228.78 billion life insurance in force ceded as of December 31, 2022, $131.62 billion and $54.29 billion were ceded to ELIC Re and ERL, respectively, with the remaining ceded to unaffiliated reinsurers. The business ceded to ELIC Re was pursuant to the Amended and Restated Reinsurance Agreement entered into by the Company and ELIC Re effective January 1, 2017. The business ceded to ERL was pursuant to the ERL reinsurance agreement effective November 1, 2021.
The Company had an agreement, where via a reinsurance treaty, it assumed reinvestment related risk on certain structured settlement annuities (“SSAs”) of its wholly owned subsidiary, ALNY. Under the terms of the agreement, if the fixed income book yield on the portion of ALNY’s investment portfolio that supports SSAs’ liabilities fell below the average statutory rates, the Company would pay a benefit. In return, the Company received a premium from ALNY that was based on and varied with the aggregate statutory reserve balance of the SSAs. The Company received premium related to the reinsurance treaty from ALNY of $2 million in 2021. The Company paid benefits of $23 million to ALNY in 2021. This treaty was terminated on October 1, 2021 in conjunction with the sale of ALNY.
Immediately prior to the sale of the Company on November 1 2021, the Company entered into the following agreements with American Heritage Life Insurance Company (“AHL”).
•Recapture and Termination Agreement covering individual and group life insurance policy reserves ceded to the Company and terminated the original agreement dated October 1, 2008.
•Partial Recapture and Partial Termination Agreement (“PRPTA”) covering individual and group disability policy reserves ceded to the Company under the reinsurance agreement dated December 31, 2004. The PRPTA did not amend the provisions of the reinsurance agreement related to AHL’s cession of single premium deferred annuities to the Company.
•Recapture and Termination Agreement covering certain universal life insurance policy reserves ceded to the Company and terminated the original reinsurance agreement dated December 31, 2004.
In connection with the above three agreements, the Company transferred $11 million of cash and investments with a statutory book value equal to the policy liabilities with a fair value of approximately $181 million to AHL.
On November 1, 2021, the Company and ERL, a wholly owned Cayman Islands domiciled insurance subsidiary of EUHC, entered into a Funds Withheld Reinsurance Agreement, whereby the Company ceded to ERL 35% of the majority of the Company’s net in force liabilities. In consideration for ERL's assumption of these liabilities, the Company transferred assets of $7.3 billion, an amount equal to the statutory liabilities ceded (net of other reinsurance) to a funds withheld portfolio. The Company also paid ERL a ceding commission in cash and assets in the amount of $500 million. The ceded liabilities include life contracts, accident and health contracts, and deposit-type contracts. Under SSAP No. 61R, Life, Deposit-Type and Accident and Health Reinsurance, reserve credits are recorded for the life and accident and health contracts and a funds withheld payable is established. Deposit-type contracts follow deposit accounting that only allows for recording receipts or disbursements exchanged between the entities. Since this is a funds withheld arrangement, there was no adjustment to the liability for deposit-type funds at inception. Funds withheld under the Funds Withheld Reinsurance Agreement were $6.55 billion and $6.56 billion as of December 31, 2023 and 2022, respectively. Funds withheld expense were $364 million, $376 million and $192 million in 2023, 2022 and 2021, respectively.
The Company entered into a forward flow reinsurance agreement with Fidelity & Guaranty Life Insurance Company (“F&G”) on September 29, 2023, whereby the Company assumes, on a coinsurance basis, 30% of certain multi-year guarantee annuities (“MYGAs”) liabilities written by F&G beginning on September 1, 2023. The Company assumed $595 million of premium and $618 million of reserves from F&G as of December 31, 2023.
On September 30, 2023, the Company and ERL entered into the Master Retrocession Agreement whereby the Company may retrocede a quota share of any new assumed reinsurance transactions to ERL through an addendum to the Master Retrocession Agreement. On September 30, 2023, the Company and ERL entered into the first addendum to the Master Retrocession Agreement (“Addendum #1”) whereby the Company retrocedes 35% of MYGAs policies assumed from F&G through the forward flow reinsurance agreement entered into on September 29, 2023 to ERL on a coinsurance with funds withheld basis. The Company ceded $208 million of premium and $216 million of reserves to ERL under Addendum #1 as of December 31, 2023.
The Company enters into reinsurance agreements with unaffiliated reinsurers to limit aggregate and single exposure to losses on large risks, while retaining primary liability as a direct insurer for all risks ceded to reinsurers.
As of December 31, 2023 and 2022, 67% and 68%, respectively, of the Company’s face amount of life insurance in force was reinsured. The Company also cedes substantially all risk associated with variable annuity contracts to non-affiliates.
The credit worthiness of external reinsurers is continuously monitored. As of December 31, 2023, 87% and 13% of ceded premiums under uncollateralized external reinsurance treaties were ceded to companies that currently have an A.M. Best financial strength rating of A- or better and two companies with a rating of B++, respectively. The remaining were ceded to companies that were not rated by A.M. Best.

2023 HIGHLIGHTS
•Net income was $393 million in 2023 compared to $327 million in 2022.
•Cash and invested assets totaling $22.88 billion as of December 31, 2023, decreased $483 million from $23.36 billion as of December 31, 2022. Net investment income increased 8.2% to $1.14 billion in 2023 from $1.05 billion in 2022.
•Net realized capital gains totaled $3 million in 2023 compared to net realized capital losses of $30 million in 2022.

FINANCIAL POSITION
Summary analysis Summarized financial position data is presented in the following table as of December 31:

($ in millions)	2023	2022
Cash and invested assets	$22,878	$23,361
Investment income due and accrued	190	179
Premiums and considerations	155	162
Reinsurance recoverables and other reinsurance receivables	241	201
Receivables from parent, subsidiaries and affiliates	9	—
Negative interest maintenance reserve	155	—
Other assets	39	64
From Separate Accounts, Segregated Accounts and Protected Cell Accounts	2,110	2,035
Total assets	$25,777	$26,002

Aggregate reserves for life contracts	$11,797	$11,846
Aggregate reserves for accident and health contracts	31	33
Liability for deposit-type contracts	1,390	1,517
Contract claims and liabilities	66	79
Other amounts payable on reinsurance	101	110
Net deferred tax liability	198	120
Asset valuation reserve	511	427
Payable to parent, subsidiaries and affiliates	46	38
Funds held under reinsurance treaties with unauthorized and certified reinsurers	6,545	6,555
Funds held under coinsurance	723	764
Derivatives	74	32
Repurchase agreement	205	552
Other liabilities	142	134
From Separate Accounts Statement	2,110	2,035
Total liabilities	23,939	24,242
Capital and surplus	1,838	1,760
Total liabilities and capital and surplus	$25,777	$26,002
Investments overview and strategy The return on our investment portfolio is an important component of our ability to fulfill our promises to customers and earn an acceptable return on capital. We manage risks that involve uncertainty related to interest rates, credit spreads, equity returns and currency exchange rates. We take a liability-driven investment approach to determine our strategic asset allocation. The investment portfolio is focused on diversification, credit quality, and production of stable, predictable cash flows. Asset allocations are determined using a segmented approach focusing on risk, return, and asset-liability management. Within appropriate ranges relative to strategic allocations, tactical allocations are made considering of prevailing or potential future market conditions.
Our portfolio is comprised of assets chosen to generate returns to support corresponding liabilities within an asset-liability framework that targets an appropriate return on capital. A cashflow matching strategy is employed for near-term Immediate and Deferred Annuity liabilities to provide sufficient liquidity and reduce asset liability management risk. For longer dated Immediate Annuity cashflows with no or minimal near-term liquidity needs, we employ total return strategies to generate incremental yield and sufficient time for those strategies to be effective. The Life Insurance investment strategy aims to invest in longer duration assets at attractive yields to align with the long-dated liabilities.
Effective November 1, 2021, we entered into an investment management agreement with Blackstone ISG-I Advisors, LLC (“BIS”). Under this agreement, BIS manages the investment and reinvestment with respect to all assets of the Company. BIS is affiliated with Blackstone Inc., the ultimate parent company of the general partner that manages Everlake Holdings, LP. Everlake Holdings, LP is an investment fund and is the Company’s indirect parent. The portfolio includes allocations to public fixed income securities, mortgage loans, privately originated credit, and limited partnerships. The portfolio is primarily allocated to assets with predicable earnings aligned to business needs.
Limited partnership returns are impacted by a variety of factors including general macroeconomic conditions and idiosyncratic risk. Variability in earnings will result from the performance of the underlying assets and the timing of sales of those investments. Earnings from the sales of investments may be recorded as net investment income or net gains and losses on investments and derivatives. The portfolio, which primarily includes private equity and real estate limited partnerships, is diversified across several characteristics, including managers or partners, vintage years, strategies, geographies (including international) and industry sectors or property types. These investments are generally illiquid in nature, often require specialized expertise, typically involve a third-party manager, and often enhance returns and income through transformation at the company or property level. A portion of these investments seek returns in markets or asset classes that are dislocated or special situations, primarily in private markets.
The Company completed its repositioning plan in 2023 to align to the Company’s updated strategic asset allocation and establish a resilient, diversified, income generating portfolio informed by the Company’s liability profile. The Company leverages BIS’ access to privately originated credit assets to seek compelling risk adjusted returns which generate incremental yield over public securities.
The Company has a comprehensive portfolio monitoring process to identify and evaluate each security whose carrying value may be other than temporarily impaired. The portfolio monitoring process includes a quarterly review of all securities to identify instances where the fair value of a security compared to its amortized cost (for bonds) or cost (for stocks) is below established thresholds. The process also includes monitoring of other impairment indicators such as ratings, rating downgrades and payment defaults.
Investments outlook We plan to focus on the following priorities:
•Maintain a resilient, diversified, income generating portfolio specific to our business informed by our liability profile and Asset Liability Management principles.
•Leverage BIS’s public market expertise and access to privately originated credit assets to seek compelling risk-adjusted returns.
Income related to limited partnership investments will result in variability of our earnings.

Portfolio composition The composition of the investment portfolio is presented in the following table as of December 31:

($ in millions)	2023	2022
Bonds	$15,514	$16,542
Common stocks	55	62
Mortgage loans on real estate	4,165	4,107
Cash, cash equivalents and short-term investments	542	328
Contract loans	543	540
Derivatives	142	65
Other invested assets	1,901	1,677
Receivables for securities	16	40
Cash and invested assets	$22,878	$23,361
Cash and invested assets decreased 2% or $483 million as of December 31, 2023 compared to December 31, 2022, primarily due to the extraordinary distribution totaling $400 million in cash to EUHC and $347 million decrease in repurchase agreement balance, partially offset by positive cash flows from operations.
Bonds by type and credit quality are listed in the following table as of December 31.

($ in millions)	2023
	Investment grade	Below Investment grade	Total
Corporate
Public	$4,959	$6	$4,965
Privately placed	2,469	112	2,581
Total corporate	7,428	118	7,546
Municipal	391	—	391
Asset-backed securities	5,118	457	5,575
Commercial mortgage-backed securities	1,920	—	1,920
U.S. government	82	—	82
Foreign government	—	—	—
Total	$14,939	$575	$15,514

	2022
	Investment grade	Below Investment grade	Total
Corporate
Public	$5,361	$88	$5,449
Privately placed	2,383	237	2,620
Total corporate	7,744	325	8,069
Municipal	433	—	433
Asset-backed securities	5,039	375	5,414
Commercial mortgage-backed securities	2,502	—	2,502
U.S. government	114	—	114
Foreign government	10	—	10
Total	$15,842	$700	$16,542

As of December 31, 2023, 96% of the total bond portfolio was rated investment grade, which is defined as a security having a National Association of Insurance Commissioners (“NAIC”) designation of 1 or 2, a rating of Aaa, Aa, A, or Baa from Moody’s, a rating of AAA, AA, A or BBB from S&P Global Ratings, a comparable rating from another nationally recognized rating agency, or a comparable internal rating if an externally provided rating is not available. There was no significant change in the bond portfolio quality distribution from the prior year.
Bonds with an NAIC designation of 1 through 5, including loan-backed and structured securities and excluding Securities Valuation Office-identified investments, are reported at amortized cost using the effective yield method. Bonds with an NAIC designation of 6 are reported at the lower of amortized cost or fair value, with the difference reflected in unassigned surplus as unrealized capital loss.
Corporate bonds include publicly traded and privately placed bonds. The portfolio of privately placed securities is made up of 498 issuers as of December 31, 2023 and is diversified by issuer, industry sector and country. Privately placed securities primarily consist of corporate issued senior debt securities that are negotiated with the borrower or are issued by public entities in unregistered form. Privately placed corporate obligations may contain structural security features such as financial covenants and call protections that provide investors greater protection against credit deterioration, reinvestment risk or fluctuations in interest rates than those typically found in publicly registered debt securities. Liquidity of securities issued by public entities in unregistered form is similar to public debt markets. Additionally, investments in these securities are made after due diligence of the issuer, typically including discussions with senior management and in some cases on-site visits to company facilities. Ongoing monitoring includes direct periodic dialogue with senior management of the issuer and continuous monitoring of operating performance and financial position. 144a bonds and registered bonds have similar secondary liquidity and trading dynamics in the public corporate debt market.
As of December 31, 2023, the corporate bonds portfolio includes $118 million of below investment grade bonds, $112 million of which are privately placed. The securities are diversified by issuer and industry sector. The below investment grade corporate bonds portfolio is made up of 291 issuers as of December 31, 2023.
Municipal bonds include general obligations of state and local issuers and revenue bonds (including pre-refunded bonds, which are bonds for which an irrevocable trust has been established to fund the remaining payments of principal and interest). The municipal bond portfolio as of December 31, 2023 consisted of 80 issues from 46 issuers. The largest exposure to a single issuer was 18% of the municipal bond portfolio.
Asset-backed securities (“ABS”) includes collateralized debt obligations, consumer and other ABS. Credit risk is managed by monitoring the performance of the underlying collateral. Many of the securities in the ABS portfolio have credit enhancement with features such as overcollateralization, subordinated structures, reserve funds, guarantees or insurance.
Commercial mortgage-backed securities (“CMBS”) consisted of CMBS and residential mortgage-backed securities (“RMBS”). RMBS is subject to interest rate risk, but unlike other fixed income securities, is additionally subject to prepayment risk from the underlying residential mortgage loans. CMBS investments are primarily traditional conduit transactions collateralized by commercial mortgage loans and typically are diversified across property types and geographical area.
Foreign government bonds includes one security. The Company held no foreign government securities as of December 31, 2023 and one security as December 31, 2022.
The fair value of bonds was $14.40 billion and $14.90 billion as of December 31, 2023 and 2022, respectively. Unrealized net capital gains (losses) on the bond portfolio, which are calculated as the difference between statement value and fair value, were $(1.12) billion and $(1.65) billion as of December 31, 2023 and 2022, respectively.
Common stocks decreased 11% or $7 million to $55 million as of December 31, 2023 compared to $62 million as of December 31, 2022, primarily due to the transfer of stock investment to Everlake Private Fund Borrower, LLC, a subsidiary of ELIC, that is reported in Other invested assets, partially offset by increase in the Company’s investment in EAC, primarily driven by income.
Mortgage loans on real estate increased 1% or $58 million to $4.17 billion as of December 31, 2023 compared to $4.11 billion as of December 31, 2022, primarily driven by the acquisition of residential and commercial mortgage loans, partially offset by paydowns and maturities. Mortgage loans mainly comprise loans secured by first mortgages on developed commercial real estate as well as residential real estate. Geographical and property type diversification are key considerations used to manage exposure. Mortgage loans are evaluated for impairment on a specific loan basis through a quarterly credit monitoring process and review of key credit quality indicators. Mortgage loans are considered impaired when it is probable the Company will not collect the contractual principal and interest.
Other invested assets increased 13% or $224 million to $1.90 billion as of December 31, 2023 compared to $1.68 billion as of December 31, 2022, primarily due to an increase in market values of limited partnerships. Other invested assets primarily consist of limited partnerships which include investments in private equity funds, real estate funds and other funds.
Derivatives increased 118% or $77 million to $142 million as of December 31, 2023 compared to $65 million as of December 31, 2022, primarily due to increase in equity markets.

Below investment grade The Company's investment policy allows it to purchase and hold below investment grade securities. The Company believes with quality research and underwriting, these securities complement its broader investment strategy and provide the appropriate level of return for the increased risk.
From Separate Accounts Separate Accounts asset increased 4% or $75 million to $2.11 billion as of December 31, 2023 compared to $2.04 billion as of December 31, 2022, primarily due to investment income, partially offset by contract benefits. Separate Account products are closed to new business and only accept additional deposits on existing contracts.
Aggregate reserve for life contracts The following table summarizes the aggregate reserve for life contracts by product as of December 31:

($ in millions)	2023	2022
Structured settlements	$3,640	$3,672
Interest sensitive life	4,146	4,205
Fixed annuities	1,418	1,680
Indexed annuities	539	463
Traditional life	561	535
Indexed life	371	497
Annuity buyouts	288	312
Payout annuities	190	208
Modified guaranteed annuity contracts	474	90
Single premium immediate annuities	89	103
Other	81	81
Total	$11,797	$11,846
Aggregate reserves for life contracts decreased $49 million as of December 31, 2023 compared to December 31, 2022, primarily due to surrenders and withdrawals on traditional and indexed deferred annuities, runoff of immediate annuities and decreased interest-sensitive life insurance reserves driven by an increase in interest rate assumption, partially offset by MYGAs assumed under forward flow reinsurance agreement.
Net deferred tax liability (“DTL”) increased $78 million to $198 million as of December 31, 2023 compared to $120 million as of December 31, 2022, reflecting a $112 million decrease in deferred tax assets (“DTAs”) driven by the utilization of net operating and capital loss carryforwards, partially offset by a $34 million decrease in investment related DTLs.
Asset valuation reserve (“AVR”) increased 20% or $84 million to $511 million as of December 31, 2023 compared to $427 million as of December 31, 2022, primarily due to increased unrealized gains. The default component of the AVR was reported at the maximum reserve level as of December 31, 2023.
Funds held under reinsurance treaties with unauthorized and certified reinsurers decreased $10 million to $6.55 billion as of December 31, 2023 compared to $6.56 billion as of December 31, 2022, driven by the net run off of business ceded to ERL. ERL is an unauthorized reinsurer in the United States of America.
Funds held under coinsurance decreased $41 million to $723 million as of December 31, 2023 compared to $764 million as of December 31, 2022, driven by the reduction in economic reserves for the business ceded to ELIC Re, resulting in a lower amount of the assets required to be retained in funds withheld.
Repurchase agreement balance decreased 63% or $347 million to $205 million as of December 31, 2023 compared to $552 million as of December 31, 2022 due to lower borrowings and the net return of collateral.

OPERATIONS
Summary analysis Summarized financial data for the years ended December 31 is presented in the following table.

($ in millions)	2023	2022	2021
Premiums and annuity considerations for life and accident and health contracts	$1,022	$662	$(5,882)
Net investment income	1,138	1,052	1,323
Amortization of interest maintenance reserve	(1)	54	44
Commissions and expense allowances on reinsurance ceded	78	70	(420)
Reserve adjustments on reinsurance ceded	(261)	(305)	(422)
Fees associated with Separate Accounts	41	42	42
Experience refund on reinsurance ceded	129	154	73
Non-proprietary product revenue	—	—	17
Other income	2	2	2
Total	2,148	1,731	(5,223)

Death benefits	450	447	721
Annuity benefits	438	458	722
Surrender benefits and withdrawals for life contracts	549	389	492
Interest and adjustments on contracts or deposit-type contract funds	44	49	71
Increase (decrease) in aggregate reserves for life and accident and health contracts	(51)	(331)	(7,027)
Other contract benefits	9	7	24
Commissions and general insurance expenses, including insurance taxes, licenses and fees	220	163	362
Net transfers to or (from) Separate Accounts net of reinsurance	(319)	(310)	(465)
Funds withheld expense	394	408	231
Total	1,734	1,280	(4,869)

Net gain (loss) from operations after dividends to policyholders and before federal income taxes and realized capital gains or (losses)	414	451	(354)
Federal and foreign income taxes incurred (excluding tax on capital gains)	24	94	(30)

Net gain (loss) from operations after dividends to policyholders and federal income taxes and before realized capital gains (losses)	390	357	(324)
Net realized capital gains (losses)	3	(30)	1,397
Net income	$393	$327	$1,073
Net income increased 20% or $66 million in 2023 compared to 2022, reflecting a $70 million reduction in income tax expense on operations and favorable $33 million change in after-tax realized capital gains and losses, partially offset by $37 million reduction in net gain from operations before income taxes. Net income decreased 70% or $746 million in 2022 compared to 2021, primarily due to an unfavorable change in after-tax realized capital gains and losses of $1.43 billion, partially offset by net income from operations in 2022 compared to net loss from operations in 2021.
Premiums and annuity considerations increased 54% or $360 million in 2023 compared to 2022 primarily due to $387 million of annuity considerations on assumed MYGAs, partially offset by the runoff of policies in force. Premiums and annuity considerations reflect gain to income of $662 million in 2022 compared to charge to income of $5.88 billion in 2021. The favorable change of $6.54 billion in 2022 compared to 2021 was primarily driven by reserve credit recorded in 2021 at the inception of the Company’s Funds Withheld Reinsurance agreement with ERL that was effective November 1, 2021.
Net investment income increased 8% or $86 million in 2023 compared to 2022, primarily due to higher income on bonds and mortgage loans, and higher dividends from non-insurance subsidiaries, partially offset by decreased income on other invested assets and higher investment expenses. Net investment income decreased 20% or $271 million in 2022 compared to 2021, primarily due to reduction in income from other invested assets of $201 million.

Experience refund on reinsurance ceded decreased 16% or $25 million in 2023 compared to 2022 and increased 111% or $81 million in 2022 compared to 2021. Under the terms of the coinsurance agreement with ELIC Re, a wholly owned subsidiary, an annual experience refund is calculated based on excess capital as defined in the agreement and is payable to the Company provided that certain financial benchmarks are attained.
Increase (decrease) in aggregate reserves for life and accident and health contracts increased by 85% or $280 million in 2023 compared to 2022, primarily due to $401 million increase in reserves for assumed MYGAs, partially offset by the run off of traditional and indexed deferred annuities as well as decrease in interest-sensitive life reserves driven by an increase in the liability discount rate. Increase (decrease) in aggregate reserves for life and accident and health contracts increased by 95% or $6.70 billion in 2022 compared to 2021, primarily due to reserve credit recorded in 2021 at the inception of the Company’s Funds Withheld Reinsurance agreement with ERL.
Net realized capital gains (losses) reflect net gains of $3 million in 2023 compared to net losses of $30 million in 2022 and net gains of $1.40 billion in 2021. The net realized capital loss in 2022 was primarily related to trading losses on repositioning sales. In 2021, the net realized capital gain was primarily driven by $1.20 billion gain from the sale of limited partnership and equity investments to AIC prior to the sale of the Company, partially offset by loss on the sale of ALNY.
Commissions and general insurance expenses, including insurance taxes, licenses and fees increased 35% or $57 million in 2023 compared to 2022, primarily due to higher commissions and reinsurance expense allowances on reinsurance assumed driven by assumed MYGAs. Commissions and general insurance expenses, including insurance taxes, licenses and fees decreased $199 million in 2022 compared to 2021, primarily due to a lower expense structure after the acquisition of the Company by Everlake US Holdings Company on November 1, 2021, decreased expense allowances on business assumed and higher expenses ceded to ERL in accordance with the Funds Withheld Reinsurance Agreement entered on November 1, 2021.

MARKET RISK
Market risk is the risk that we will incur losses due to adverse changes in interest rates, credit spreads, equity prices, commodity prices or currency exchange rates. Adverse changes to these rates and prices may occur due to changes in fiscal policy, the economic climate, the liquidity of a market or market segment, insolvency or financial distress of key market makers or participants or changes in market perceptions of credit worthiness or risk tolerance. Our primary market risk exposures are to changes in interest rates, credit spreads and equity prices. We also have direct and indirect exposure to commodity price changes through our diversified investments in infrastructure and energy held in limited partnership interests or fixed income investments.
The active management of market risk is integral to our results of operations. We may use the following approaches to manage exposure to market risk within defined tolerance ranges: 1) rebalancing existing asset or liability portfolios, 2) changing the type of investments purchased in the future and 3) using derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased.
Overview  In formulating and implementing guidelines for investing funds, we seek to earn attractive risk adjusted returns that enhance our ability to pay policyholder obligations while contributing to stable profits and long-term capital growth. Accordingly, our investment decisions and objectives are informed by the underlying risks and product profiles.
Investment policies define the overall framework for managing market and other investment risks, including accountability and controls over risk management activities. These investment activities follow policies that have been approved by our board of directors and which specify the investment limits and strategies that are appropriate given the liquidity, surplus, product profile and regulatory requirements. Executive oversight of investment activities is conducted primarily through our board of directors and investment committee. Asset-liability management (“ALM”) policies further define the overall framework for managing market and investment risks and are approved by our board of directors. ALM focuses on strategies to enhance yields, mitigate market risks and optimize capital to improve profitability and returns while incorporating future expected cash requirements to repay liabilities. These ALM policies specify limits, ranges or targets for investments that best meet business objectives in light of the demands and characteristics of the product liabilities and are intended to result in a prudent, methodical and effective management of market risk and return.
We use widely-accepted quantitative and qualitative approaches to measure, monitor and manage market risk. We evaluate our market risk exposure using multiple measures including but not limited to duration, scenario analysis and sensitivity analysis. Duration measures the price sensitivity of assets and liabilities to changes in interest rates. For example, if interest rates increase 100 basis points, the fair value of an asset with a duration of 5 is expected to decrease in value by 5%. Scenario analysis estimates the potential changes in the fair value of a portfolio that could occur under hypothetical market conditions defined by changes to multiple market risk factors: interest rates, credit spreads, equity prices or currency exchange rates. Sensitivity analysis estimates the potential changes in the fair value of a portfolio that could occur under different hypothetical shocks to a market risk factor. The selection of measures used in our sensitivity analysis should not be construed as our prediction of future market events, but only as an illustration of the potential effect of such an event. In general, we establish investment portfolio asset allocation and market limits based upon a combination of these measures. The asset allocation limits place restrictions on the total funds that may be invested within an asset class.
Interest rate risk is the risk that we will incur a loss due to adverse changes in interest rates relative to the characteristics of our interest-bearing assets and liabilities. Interest rate risk includes risks related to changes in U.S. Treasury yields and other key risk-free reference yields. This risk arises from many of our primary activities, as we invest substantial funds in interest-sensitive assets and issued interest-sensitive liabilities. Changes in interest rates can have favorable and unfavorable effects on our results. For example, increases in rates can improve investment income, but decrease the fair value of our fixed income securities portfolio and increase policyholder surrenders requiring us to liquidate assets. Decreases in rates could increase the fair value of our fixed income securities portfolio while decreasing investment income due to reinvesting at lower market yields and accelerating pay-downs and prepayments of certain investments.
We manage the interest rate risk in our assets relative to the interest rate risk in our liabilities and our assessment of overall economic and capital risk. One of the measures used to quantify this exposure is duration. The difference in the duration of our assets relative to our liabilities is our duration gap. To calculate the duration gap between assets and liabilities, we project asset and liability cash flows and calculate their net present value using a risk-free market interest rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at alternative interest rates and determining the percentage change in aggregate fair value. The cash flows used in this calculation include the expected maturity and repricing characteristics of our financial instruments and certain other items including annuity liabilities and other interest-sensitive liabilities.
The projections include assumptions (based upon historical market experience and our experience) that reflect the effect of changing interest rates on the prepayment, lapse, leverage and/or option features of instruments, where applicable. The preceding assumptions relate primarily to callable municipal and corporate bonds, fixed rate single and flexible premium deferred annuities, mortgage-backed securities and municipal housing bonds.
As of December 31, 2023, the difference between our asset and liability duration was a (2.58) gap compared to a (4.03) gap as of December 31, 2022. A negative duration gap indicates that the fair value of our liabilities is more sensitive to interest rate movements than the fair value of our assets, while a positive duration gap indicates that the fair value of our assets is more sensitive to interest rate movements than the fair value of our liabilities. We may have a positive or negative duration gap, as the duration of our assets and liabilities vary based on the characteristics of the products in force and investing activity.
Shorter-term annuity liability cash flows are invested to generate cash flows that will fund future claims, benefits and expenses, and that will earn stable returns across a wide variety of interest rate and economic scenarios. To reduce the risk that investment returns are below levels required to meet the funding needs of longer-term liabilities, we apply a total return strategy which includes directly originated corporate loans and limited partnership investments that supplement market risk with idiosyncratic risk. Limited partnership investments are generally not interest-bearing and directly originated corporate loans are floating rate; accordingly, using them to support interest-bearing liabilities contributes toward a negative duration gap.
Based upon the information and assumptions used in the duration calculation, and market interest rates as of December 31, 2023, we estimate that a 100 basis point immediate, parallel increase in interest rates (“rate shock”) would increase the net fair value of the assets and liabilities by $304 million, compared to an increase of $471 million as of December 31, 2022, reflecting year to year changes in duration and the amount of assets and liabilities. The estimate excludes traditional and interest-sensitive life insurance and accident and health insurance products that are not considered financial instruments. The assets supporting these products totaled $7.38 billion and $7.25 billion as of December 31, 2023 and 2022, respectively. Based on assumptions described above, these assets would decrease in value by $466 million as of December 31, 2023, compared to a decrease of $397 million as of December 31, 2022.
To the extent that conditions differ from the assumptions we used in these calculations, duration and rate shock measures could be significantly impacted. Additionally, our calculations assume the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the effect of non-parallel changes in the term structure of interest rates or large changes in interest rates.
Credit spread risk is the risk that we will incur a loss due to adverse changes in credit spreads (“spreads”). Credit spread is the additional yield on fixed income securities and loans above the risk-free rate (typically referenced as the yield on U.S. Treasury securities) that market participants require to compensate them for assuming credit, liquidity, complexity or prepayment risks. The magnitude of the spread will depend on the likelihood that a particular issuer will default, illiquidity of the issuer, or complexity in deal underwriting. This risk arises from many of our primary activities, as we invest substantial funds in spread-sensitive fixed income assets.
We manage the spread risk in our assets. One of the measures used to quantify this exposure is spread duration. Spread duration measures the price sensitivity of the assets to changes in spreads. For example, if spreads increase 100 basis points, the fair value of an asset exhibiting a spread duration of 5 is expected to decrease in value by 5%.

Spread duration is calculated similarly to interest rate duration. As of December 31, 2023, the spread duration was 4.80, compared to 4.98 as of December 31, 2022. Based upon the information and assumptions we use in this spread duration calculation and market spreads as of December 31, 2023, we estimate that a 100 basis point immediate, parallel increase in spreads across all asset classes, industry sectors and credit ratings would decrease the net fair value of the assets by $918 million compared to $942 million as of December 31, 2022. Reflected in the spread duration calculation are the effects of tactical positions that may include the use of credit default swaps to manage spread risk.
Equity price risk is the risk that we will incur losses due to adverse changes in the general levels of the markets.
As of December 31, 2023, we held $1.89 billion in limited partnership interests compared to $1.68 billion as of December 31, 2022. These investments are idiosyncratic in nature and a greater portion of the return is derived from asset operating performance. They are not actively traded, and valuation changes typically reflect the performance of the underlying asset. Based upon the information and assumptions used as of December 31, 2023, we estimate that a 10% immediate increase or decrease in private market valuations would increase or decrease the net fair value of these limited partnership interests by $189 million, compared to $168 million as of December 31, 2022.
For limited partnership interests, quarterly changes in fair values may not be highly correlated to equity indices in the short term and changes in value of these investments are generally recognized on a three-month delay due to the availability of the related investee financial statements. The illustrations noted above may not reflect our actual experience if the future composition of the portfolio and correlation relationships differ from the historical relationships.
As of December 31, 2023 and 2022, we had separate account assets, related to variable annuity and variable life contracts with account values totaling $2.11 billion and $2.04 billion, respectively. Equity risk exists for contract charges based on separate account balances and guarantees for death and/or income benefits provided by our variable products. In 2006, we disposed of substantially all of the variable annuity business through reinsurance agreements with The Prudential Insurance Company of America, a subsidiary of Prudential Financial Inc. and therefore mitigated this aspect of our risk. Equity risk for our variable life business relates to contract charges and policyholder benefits. Total variable life contract charges, including reinsurance assumed, for 2023 and 2022 were $43 million and $44 million, respectively. Separate account liabilities related to variable life contracts were $43 million and $42 million as of December 31, 2023 and 2022, respectively.
As of December 31, 2023 and 2022, we had $0.95 billion and $1.05 billion, respectively, in equity-indexed life and annuity liabilities that provide customers with interest crediting rates based on the performance of the S&P 500. We hedge the majority of the risk associated with these liabilities using equity-indexed options and futures, maintaining risk within specified risk limits.
Foreign currency exchange rate risk is the risk that we will incur economic losses due to adverse changes in foreign currency exchange rates. This risk primarily arises from our foreign equity investments, including common stocks and limited partnership interests. We use foreign currency derivative contracts to partially offset this risk.
As of December 31, 2023, we had $186 million in foreign currency denominated equity investments and no unhedged non-U.S. dollar fixed income securities. As of December 31, 2022, we had $187 million in foreign currency denominated equity investments and no unhedged non-U.S. dollar fixed income securities.
Based upon the information and assumptions used, including the impact of foreign currency derivative contracts, as of December 31, 2023, we estimate that a 10% immediate unfavorable change in each of the foreign currency exchange rates to which we are exposed would decrease the value of our foreign currency denominated instruments by $19 million, compared with an estimated $19 million decrease as of December 31, 2022.
The modeling technique we use to report our currency exposure does not take into account correlation among foreign currency exchange rates. Even though we believe it is very unlikely that all of the foreign currency exchange rates that we are exposed to would simultaneously decrease by 10%, we nonetheless stress test our portfolio under this and other hypothetical extreme adverse market scenarios. Our actual experience may differ from these results because of assumptions we have used or because significant liquidity and market events could occur that we did not foresee.

LIQUIDITY AND CAPITAL RESOURCES
Cash flows are summarized in the following table for the year ended December 31:

($ in millions)	2023	2022	2021
Net cash from operations	$267	$145	$(6,619)
Net cash from investments	810	(510)	2,589
Net cash from financing and miscellaneous sources	(863)	(622)	4,654
Net change in cash, cash equivalents and short-term investments	214	(987)	624
Cash, cash equivalents and short-term investments, beginning of year	328	1,315	691
Cash, cash equivalents and short-term investments, end of period	$542	$328	$1,315
The principal uses of cash from operations were payment of benefits, commissions and operating expenses and federal income taxes. The principal sources of cash from operations were net investment income, premiums collected net of reinsurance and net transfers from Separate Accounts.
Net cash from operations increased $122 million in 2023 compared to 2022, primarily due to increase in premiums collected net of reinsurance, partially offset by an increase in benefits and loss related payments. Net cash from operations increased $6.76 billion in 2022 compared to 2021, primarily due to increase in premiums collected net of reinsurance offset by lower net investment income.
Net cash from investments increased $1.32 billion in 2023 compared to 2022, driven by sale proceeds in excess of investments acquired. The net cash from investments was primarily attributed to bonds, mortgage loans, other invested assets and stocks. Net cash from investments decreased $3.10 billion in 2022 compared to 2021, driven by investments acquired in excess of sale proceeds. The net cash from investments was primarily attributed to bonds, mortgage loans, other invested assets and stocks. The maturity structure of the Company’s bonds, which represents 68% and 71% of the Company’s total investments as of December 31, 2023 and 2022, respectively, is managed to meet the anticipated cash flow requirements of the underlying liabilities. A portion of the diversified product portfolio, primarily fixed deferred annuities and universal life insurance policies, is subject to discretionary surrender and withdrawal by customers.
Net change from financing and miscellaneous sources decreased $241 million in 2023 compared to 2022, primarily due to the net repayment of borrowing under repurchase agreements in 2023 compared to net increase in borrowing in 2022, partially offset by decreased distribution to parent EUHC and lower reduction in funds held under reinsurance with ERL due to the run-off of the liabilities ceded to ERL. Net change from financing and miscellaneous sources decreased $5.28 billion in 2022 compared to 2021, primarily due to decreased funds held under reinsurance with ERL of $6.93 billion, partially offset by lower dividends to stockholders of $1.34 billion and repurchase agreements of $552 million.
Liquidity sources and uses Our potential sources and uses of funds principally include the following activities below.

Potential sources of funds	Potential uses of funds
Receipt of insurance premiums	Payment of contract benefits, surrenders and withdrawals
Deposit-type contracts	Reinsurance cessions and payments
Reinsurance recoveries	Operating costs and expenses
Receipts of principal, interest and dividends on investments	Purchase of investments
Sales of investments	Dividends and return of capital to parent
Capital contributions from parent	Tax payments/settlements
Tax refunds/settlements	Repayments of funds received from various forms of borrowing
Funds from various forms of borrowing	Payments for acquisitions
Liquidity for life insurance companies is measured by the ability to pay contractual benefits and operating expenses, and fund investment commitments. Of the total direct and assumed annuity reserves, including liability for deposit-type contracts, 67% or $7.99 billion are not subject to discretionary withdrawal. The Company maintains a strong liquidity position and is well positioned to meet its policyholders’ obligations.
Contractual obligations and commitments We have short-term and long-term contractual obligations and commitments. We manage our short-term liquidity position to ensure the availability of a sufficient amount of liquid assets to extinguish short-term liabilities as they come due in the normal course of business, including utilizing potential sources of liquidity. Long-term obligations include known contractual commitments that require cash needs beyond 12 months.

Short-term contractual obligations are typically settled with cash or short-term investments and operating cash flows. Most of these obligations are paid within one year and reported in other liabilities.
Long-term contractual obligations Contractual commitments represent investment commitments such as limited partnership interests and other loans. Limited partnership interests are typically funded over the commitment period which is shorter than the contractual expiration date of the partnership and as a result, the actual timing of the funding may vary.
Off-balance-sheet financial instruments The contractual amounts of off-balance-sheet financial instruments as of December 31 were as follows:

($ in millions)	2023	2022
Commitments to invest in limited partnership interests	$716	$158
Commitments to invest in low income housing tax credit (“LIHTC”) property investments	112	47
Commitments to invest in private placement securities	34	—
Other loan commitments	673	—
The contractual amounts represent the amount at risk if the contract was fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. The Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.
Commitments to invest in limited partnership interests represent agreements to acquire new or additional participation in certain limited partnership investments. Commitments to invest in limited partnership interests included commitments to invest in real estate, which represent an agreement to provide additional capital for the development of real estate property. Commitments to invest in LIHTC limited partnership interests represent agreements to acquire new or additional participation in certain Low-Income Housing Tax Credits. Commitments to invest in private placement securities represent commitments to purchase private placement debt and private equity securities at a future date. The Company enters into these agreements in the normal course of business. Other loan commitments are agreements to lend to a borrower provided there is no violation of any conditions in the contract. The Company enters into these agreements to commit to future loan fundings at a predetermined amount.
We actively manage our financial position and liquidity levels in light of changing market, economic, and business conditions. Liquidity is managed at both the entity and enterprise level across the Company and is assessed on both base and stressed level liquidity needs. We believe we have sufficient liquidity to meet these needs.
Capital Resources The following table summarizes the capital and surplus as of December 31:

($ in millions)	2023	2022
Capital and surplus, December 31, prior year	$1,760	$2,402
Net income	393	327
Change in net unrealized capital gains (losses)	86	(117)
Change in net unrealized foreign exchange capital gains (losses)	(5)	2
Change in net deferred income tax	(55)	27
Change in non-admitted assets	143	(89)
Change in reserve on account of change in valuation basis	—	(11)
Change in AVR	(84)	69
Paid-in surplus adjustment	(194)	(249)
Dividends to stockholders	(206)	(601)
Capital and surplus, December 31, current year	$1,838	$1,760
Capital and surplus increased $78 million as of December 31, 2023 compared to December 31, 2022, primarily due to net income and favorable changes in non-admitted assets and net unrealized capital gains and losses, partially offset by dividends to stockholders, paid-in surplus adjustment and unfavorable changes in asset valuation reserve and net deferred income taxes.
In 2023, the Company paid an extraordinary distribution totaling $400 million in cash to EUHC, its parent, on August 25, 2023. This distribution included a $206 million dividend recorded as a reduction to unassigned funds, which was the entire amount of the Company’s unassigned funds as of the payment date. The remaining $194 million of the distribution was a return of capital that was recorded as a reduction to gross paid in and contributed surplus. In 2022, the Company paid an extraordinary distribution totaling $850 million in cash to EUHC, its parent, on September 30, 2022. This distribution includes a $601 million dividend recorded as a reduction to unassigned funds, which was the entire amount of the Company’s unassigned funds as of the payment date. The remaining $249 million of the distribution was a return of capital that was recorded as a reduction to gross paid in and contributed surplus.

Financial strength ratings and outlook The following table summarizes our insurance financial strength rating as of December 31, 2023:

Rating agency	Rating
A.M. Best Company, Inc.	A+
Our rating is influenced by many factors including our operating and financial performance, asset quality, liquidity, asset/liability management, overall portfolio mix, financial leverage (i.e., debt), exposure to risks and the current level of operating leverage.
In March 2023, A.M. Best affirmed our insurance financial strength rating of A+. The outlook for the rating changed from stable to negative.
Dividend restriction The ability of the Company to pay dividends is generally dependent on business conditions, income, cash requirements, receipt of dividends and other relevant factors. More specifically, the Illinois Insurance Code (“Code”) provides a two-step process. First, no dividend may be declared or paid except from earned (unassigned) surplus, as distinguished from contributed surplus, nor when the payment of a dividend reduces surplus below the minimum amount required by the Code, and surplus for determining whether a dividend may be declared shall not include unrealized appreciation from investments. Secondly, a determination of the ordinary versus extraordinary dividends that can be paid is formula based and considers net income and capital and surplus, as well as the timing and amounts of dividends paid in the preceding twelve months as specified by the Code. Dividends are not cumulative. Additionally, any dividend cannot result in capital and surplus being less than the minimum amount required by law. As of December 31, 2023, the Company cannot declare or pay dividends without the prior approval of the IL DOI because of its negative unassigned surplus position of $147 million excluding unrealized appreciation from investments. Until November 1, 2024, the Company is required to obtain prior written approval from the IL DOI to declare or distribute any shareholder dividend (both ordinary and extraordinary).
Risk-based capital The NAIC has a uniform capital adequacy standard, referred to as risk-based capital (“RBC”), that serves as one of the solvency monitoring regulatory tools to measure and assess the amount of capital that is appropriate for an insurance company to support its overall business operations in consideration of its size and risk profile. The standard utilizes a formula to calculate a company’s minimum capital requirement (“company action level RBC”) based on the insurance, business, asset, interest rate, health credit and market risk associated with its business. There is no regulatory action required if a company maintains the total adjusted capital level greater than the company action level RBC. A RBC model law does, however, mandate four levels of regulatory action based on a company’s degree of capital impairment. An RBC ratio of at least 200% meets the regulatory requirements.
The following table presents the Company’s Total Adjusted Capital (“TAC”) and the Authorized Control Level (“ACL”) RBC ratio as of December 31:

($ in millions)	2023	2022
TAC	$2,203	$2,009
ACL	$199	$182
Authorized Control Level RBC ratio	1,107.0%	1,103.8%
As of December 31, 2023 and 2022, the Company’s total adjusted capital that was above the company action level RBC.
Insurance Regulatory Information System (“IRIS”) ratios The NAIC has developed a set of financial relationships or tests known as IRIS to assist state regulators in monitoring the financial condition of insurance companies that require special attention or action. The NAIC analyzes financial data provided by insurance companies using prescribed ratios, each with a defined usual range. Additional regulatory scrutiny may occur if a company’s ratio results fall outside the usual range for four or more of the twelve ratios. As of December 31, 2023, the Company had the total affiliated investments to capital and surplus ratio, the change in premium ratio and the change in product mix ratio that were out of the usual range. As of December 31, 2023, the total affiliated investments to capital and surplus ratio was driven by an increase in affiliated other loan-backed and structured securities and limited partnerships. Total affiliated investments primarily include positions managed, sponsored, or originated by BIS, which provides services to the Company under an investment management agreement. BIS is affiliated with Blackstone, Inc,, the ultimate parent of the general partner of Everlake Holdings, LP, the indirect parent of the Company. These investments generally include a diverse pool of cash flow generating fixed income or other assets that are securitized into a special purpose vehicle and do not represent any direct or indirect credit exposure to Blackstone, Inc. As of December 31, 2023, the change in premium ratio was primarily due to $387 million of annuity considerations on MYGAs assumed and retained under forward flow reinsurance agreement, partly offset by the runoff of policies in force. As of December 31, 2023, the change in product mix ratio was primarily due to the forward flow reinsurance agreement.

APPLICATION OF CRITICAL ACCOUNTING ESTIMATES
The financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the IL DOI, which differ from accounting principles generally accepted in the United States of America.
The preparation of financial statements in conformity with accounting principles prescribed or permitted by the IL DOI requires management to make estimates and assumptions that affect amounts reported in the financial statements. The most critical estimates, presented in the order they appear in the statutory-basis Statements of Financial Position, include those used in determining:
•Fair value of financial assets
•Impairment of investments
•Policy reserves
•Reinsurance
•Income taxes
In making these determinations, management makes subjective and complex judgments that frequently require estimates about matters that are inherently uncertain. Many of these policies, estimates and related judgments are common in the insurance and financial services industries; others are specific to our business and operations. It is reasonably likely that changes in these estimates could occur from period to period and result in a material impact on our financial statements.
A summary of each of these critical accounting estimates follows.
Fair value of financial assets Fair value is defined, per SSAP No. 100R, Fair Value, as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We are responsible for the determination of fair value of financial assets and the supporting assumptions and methodologies. We use independent third-party valuation service providers, broker quotes and internal pricing methods to determine fair values. We obtain or calculate only one single quote or price for each financial instrument.
Valuation service providers typically obtain data about market transactions and other key valuation model inputs from multiple sources and, through the use of proprietary models, produce valuation information in the form of a single fair value for individual fixed income and other securities for which a fair value has been requested under the terms of our agreements. The inputs used by the valuation service providers include, but are not limited to, market prices from recently completed transactions and transactions of comparable securities, interest rate yield curves, credit spreads, liquidity spreads, currency rates, and other information, as applicable. Credit and liquidity spreads are typically implied from completed transactions and transactions of comparable securities. Valuation service providers also use proprietary discounted cash flow models that are widely accepted in the financial services industry and similar to those used by other market participants to value the same financial instruments. The valuation models take into account, among other things, market observable information as of the measurement date, as described above, as well as the specific attributes of the security being valued including its term, interest rate, credit rating, industry sector, and where applicable, collateral quality and other issue or issuer specific information. Executing valuation models effectively requires seasoned professional judgment and experience. For certain equity securities, valuation service providers provide market quotations for completed transactions on the measurement date. In cases where market transactions or other market observable data is limited, the extent to which judgment is applied varies inversely with the availability of market observable information.
For certain of our financial assets measured at fair value, where our valuation service providers cannot provide fair value determinations, we obtain a single non-binding price quote from a broker familiar with the security who, similar to our valuation service providers, may consider transactions or activity in similar securities among other information. The brokers providing price quotes are generally from the brokerage divisions of financial institutions with market making, underwriting and distribution expertise regarding the security subject to valuation.
The fair value of certain financial assets, including privately placed corporate fixed income securities and free-standing derivatives, for which our valuation service providers or brokers do not provide fair value determinations, is developed using valuation methods and models widely accepted in the financial services industry. Our internal pricing methods are primarily based on models using discounted cash flow methodologies that develop a single best estimate of fair value. Our models generally incorporate inputs that we believe are representative of inputs other market participants would use to determine fair value of the same instruments, including yield curves, quoted market prices of comparable securities or instruments, published credit spreads, and other applicable market data as well as instrument-specific characteristics that include, but are not limited to, coupon rates, expected cash flows, sector of the issuer, and call provisions. Because judgment is required in developing the fair values of these financial assets, they may differ from the amount actually received to sell an asset in an orderly transaction between market participants at the measurement date. Moreover, the use of different valuation assumptions may have a material effect on the financial assets’ fair values.
For most of our financial assets measured at fair value, all significant inputs are based on or corroborated by market observable data and significant management judgment does not affect the periodic determination of fair value. The determination of fair value using discounted cash flow models involves management judgment when significant model inputs are not based on or corroborated by market observable data. However, where market observable data is available, it takes precedence, and as a result, no range of reasonably likely inputs exists from which the basis of a sensitivity analysis could be constructed.
We gain assurance that our financial assets are appropriately valued through the execution of various processes and controls designed to ensure the overall reasonableness and consistent application of valuation methodologies, including inputs and assumptions, and compliance with accounting standards. For fair values received from third parties or internally estimated, our processes and controls are designed to ensure that the valuation methodologies are appropriate and consistently applied, the inputs and assumptions are reasonable and consistent with the objective of determining fair value, and the fair values are accurately recorded. For example, on a continuing basis, we assess the reasonableness of individual fair values that have stale security prices or that exceed certain thresholds as compared to previous fair values received from valuation service providers or brokers or derived from internal models. We perform procedures to understand and assess the methodologies, processes and controls of valuation service providers. In addition, we may validate the reasonableness of fair values by comparing information obtained from valuation service providers or brokers to other third-party valuation sources for selected securities. We perform ongoing price validation procedures such as back-testing of actual sales, which corroborate the various inputs used in internal models to market observable data. When fair value determinations are expected to be more variable, we validate them through reviews by members of management who have relevant expertise and who are independent of those charged with executing investment transactions.
We also perform an analysis to determine whether there has been a significant decrease in the volume and level of activity for the asset when compared to normal market activity, and if so, whether transactions may not be orderly. Among the indicators we consider in determining whether a significant decrease in the volume and level of market activity for a specific asset has occurred include the level of new issuances in the primary market, trading volume in the secondary market, level of credit spreads over historical levels, bid-ask spread, and price consensuses among market participants and sources. If evidence indicates that prices are based on transactions that are not orderly, we place little, if any, weight on the transaction price and will estimate fair value using an internal model. As of December 31, 2023 and 2022, we did not adjust fair values provided by our valuation service providers or brokers or substitute them with an internal model for such securities.
As of December 31, 2023 and 2022, neither internal pricing models nor broker quotes were used for any fair value amounts.
For additional detail on fair value measurements, see Note 5 of the financial statements in Item 11(e).
Impairment of investments We have a comprehensive portfolio monitoring process that includes a quarterly review of all securities to identify instances where the fair value of a security compared to its amortized cost (for bonds, including LBASS) or cost (for stocks) is below internally established thresholds. The process also includes the monitoring of other impairment indicators such as ratings, ratings downgrades and payment defaults. The securities identified, in addition to other securities for which the Company may have a concern, are evaluated for potential OTTI using all reasonably available information relevant to the collectibility or recovery of the security. Inherent in the Company’s evaluation of OTTI for these securities are assumptions and estimates about the financial condition and future earnings potential of the issue or issuer. Some of the factors that may be considered in evaluating whether a decline in fair value is other than temporary are: (1) the financial condition, near-term and long-term prospects of the issue or issuer, including relevant industry specific market conditions and trends, geographic location and implications of rating agency actions and offering prices; (2) the specific reasons that a security is in an unrealized loss position, including overall market conditions which could affect liquidity; and (3) the length of time and extent to which the fair value has been less than amortized cost or cost.
Impairment adjustments on mortgage loans are recorded when it is probable contractual principal and interest will not be collected. OTTI adjustments reduce the carrying value of mortgage loans to the fair value of the collateral less the estimated cost to sell. The carrying value of real estate is adjusted for OTTI only if it is not recoverable and exceeds fair value.
Policy reserves The Company adopted Principles Based Reserving (“PBR”) which are computed actuarially according to the Valuation Manual Section 20 method with interest, mortality and other assumptions applied in compliance with statutory regulations for life policies issued on or after January 1, 2020.
Policy benefit reserves for traditional and flexible premium life insurance policies excluding PBR policies are computed actuarially according to the Commissioners' Reserve Valuation Method with interest, mortality and other assumptions applied in compliance with statutory regulations. Benefit reserves for annuity products are calculated according to the Commissioners' Annuity Reserve Valuation Method with interest, mortality and other assumptions applied in compliance with statutory regulations. Benefit reserves for modified guaranteed annuity products are calculated according to Title 50 of the Illinois Administrative Code, Part 1410 with interest and mortality assumptions in compliance with statutory regulations.
Reserves for deposit-type funds are equal to deposits received and interest credited to the benefit of contractholders, less surrenders and withdrawals that represent a return to the contractholder. For deposit-type funds with no cash values prior to maturity, reserves are present values of contractual payments with interest assumptions in compliance with statutory regulations. Tabular interest on deposit-type funds is calculated as the prescribed valuation interest rate times the mean amount of funds subject to such rate held at the beginning and end of the year of valuation.
Policy benefit reserves for accident and health and group life insurance products include claim reserves, contract reserves and unearned premiums, if applicable. Claim reserves, including incurred but not reported claims, represent management's estimate of the ultimate liability associated with unpaid policy claims, based primarily upon analysis of past experience. To the extent the ultimate liability differs from the amounts recorded, such differences are reflected in the Summary of Operations when additional information becomes known.
Reinsurance The Company reinsures certain of its risks to other insurers primarily under the following types of reinsurance agreements: yearly renewable term, coinsurance, coinsurance with funds withheld and modified coinsurance agreements. These agreements result in a passing of the agreed-upon percentage of risk to the reinsurer in exchange for negotiated reinsurance premium payments. Modified coinsurance is similar to coinsurance, except that the cash and investments that support the liability for contract benefits are not transferred to the assuming company and settlements are made on a net basis between the companies.
The amounts reported in the Statements of Financial Position as amounts recoverable from reinsurers include amounts billed to reinsurers for losses paid and experience refunds due. Contract claims are reported net of reinsurance recoverables on unpaid losses, which represent estimates of amounts expected to be recovered from reinsurers on incurred losses that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contract and in accordance with the coverage, terms and conditions of the reinsurance agreement. Reinsurance premiums are generally reflected in income in a manner consistent with the terms of the reinsurance agreements. Reinsurance does not extinguish the Company’s primary liability under the policies written. Reinsurance recoverable balances that are current and from authorized reinsurers are reported as admitted assets. Reinsurance recoverable balances from unauthorized reinsurers require collateral at least equal to the amount recoverable, or the recoverable balance is nonadmitted. Reinsurance recoverable balances from unauthorized reinsurers where the Company retains assets on a funds withheld basis are reported as admitted assets. Generally reinsurance recoverable balances that are 90 days past due are nonadmitted. If it is probable that reinsurance recoverables on paid or unpaid claim or benefit payments are uncollectible, these amounts are written off through a charge to the Statements of Operations.
Income taxes The income tax provision is calculated under the liability method. DTAs and DTLs are recorded based on the difference between the statutory financial statement and tax bases of assets and liabilities at the enacted tax rates. Deferred income taxes also arise from net unrealized capital gains and losses on certain investments carried at fair value. The net change in DTAs and DTLs is applied directly to unassigned surplus. The nonadmitted portion of gross DTAs is determined by applying the rules prescribed by SSAP No. 101, Income Taxes (“SSAP No. 101”).
The application of SSAP No. 101 requires the Company to evaluate the recoverability of DTAs and to establish a statutory valuation allowance adjustment (“valuation allowance”) if necessary to reduce the DTA to an amount which is more likely than not to be realized. Considerable judgment is required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance the Company considers many factors, including: (1) the nature of the DTAs and DTLs; (2) whether they are ordinary or capital; (3) the timing of their reversal; (4) taxable income in prior carryback years as well as projected taxable earnings exclusive of reversing temporary differences and carryforwards; (5) the length of time that carryovers can be utilized; (6) unique tax rules that would impact the utilization of the DTAs; and (7) any tax planning strategies that the Company would employ to avoid an operating loss or tax credit carryforward from expiring unused. Although the realization is not assured, management believes it is more likely than not that the DTAs, net of the valuation allowance, will be realized.
The stock of the Company was acquired on November 1, 2021 by EUHC. For tax purposes, the transaction was treated as a reinsurance transaction. This treatment resulted in the reset of the tax basis of assets, which impacted the related deferred tax values. The net impact to the deferred tax values is reported in the effective tax rate analysis, except for those items accelerated by the seller through the current provision, such as the acceleration of accounting method changes, and recognition of deferred intercompany gains and losses.
REGULATION AND LEGAL PROCEEDINGS
We are subject to extensive regulation and we are involved in various legal and regulatory actions, all of which have an effect on specific aspects of our business. For a detailed discussion of the legal and regulatory actions in which we are involved, see Note 19 of the financial statements under the heading “Other contingencies” included in Item 11(e).

Item 11(i). Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Item 11(j). Quantitative and Qualitative Disclosures About Market Risk
Information required for Item 11(j) is incorporated by reference to the material under the caption “Market Risk” in Item 11(h) of this report.
Item 11(k).    Directors, Executive Officers, Promoters and Control Persons.
Identification of Directors and Executive Officers
Directors are elected at each annual meeting of shareholders for a term of one year. The biographies of each of the directors and executive officers below contain information regarding the person’s service as a director, business experience, director positions at public companies held currently or at any time during the last five years if applicable, and the experiences, qualifications, attributes or skills that caused the company management to determine that a director or executive officer should serve as such for Everlake Life Insurance Company (“ELIC”).
Angela K. Fontana, 55, has been a director, Senior Vice President, Chief Legal Officer, and Secretary since November 1, 2021. Prior to that, Ms. Fontana served as a director for Allstate Life Insurance Company (“ALIC”) since 2012 and Vice President, General Counsel and Secretary for ALIC since May 2013. In 2022-2023, Ms. Fontana served as president of the Association of Life Insurance Counsel and previously served four years on its board. She previously served as a member of the Board of Directors of the Life Insurance Council of New York. Ms. Fontana has been selected to serve on ELIC’s board because she has a deep understanding of the insurance business generally and has extensive experience in regulatory compliance and government relations. In addition, Ms. Fontana has extensive knowledge regarding ELIC’s business, including its products, operations and customers.
Laurie L. Harris, 65, has been a director since November 1, 2021, Ms. Harris is a retired PricewaterhouseCoopers LLP Audit Partner. Ms. Harris also serves as a Director for Hagerty, Inc. and Synchronoss Technologies Inc. and as a Non-Executive Director for IWG plc and QBE North America. Ms. Harris has been selected to serve on ELIC’s board due to her extensive background auditing insurance companies.
Michael M. Hartt, 38, has been a Senior Vice President and Chief Accounting Officer since July 5, 2022. Prior to that, Mr. Hartt served as Associate-Director at PricewaterhouseCoopers LLP since September 2009. Mr. Hartt has deep knowledge of accounting and financial reporting requirements for insurance companies.
Ida Hoghooghi, 48, has been a director since November 17, 2023. Ms. Hoghooghi is a Senior Managing Director and Co-Chief Operating Officer of Blackstone Credit and Insurance. Prior to that, Ms. Hoghooghi was the Chief Operating Officer of Blackstone Insurance Solutions since March 2022. Previously, Ms. Hoghooghi was a Managing Director at Goldman, Sachs & Company for over sixteen years. Ms. Hoghooghi has been selected to serve on ELIC’s board due to her extensive financial background.
Michael W. Hovey, 48, has been a director since November 1, 2021. Mr. Hovey has been a Senior Managing Director of Blackstone Insurance Solutions since 2021. Prior to that, Mr. Hovey served over sixteen years as Managing Director, Co-Head of Insurance Investment Banking with Morgan Stanley & Co. LLC. Mr. Hovey has been selected to serve on ELIC’s board due to his extensive background in the insurance field of investment banking.
John D. Johns, 72, has been a director since November 17, 2023. Until his retirement in 2019, Mr. Johns was the Chairman, President, and Chief Executive Officer of Protective Life Corporation since 1993. Mr. Johns has been selected to serve on ELIC’s board due to his extensive experience in the insurance industry.
Ted M. Johnson, 54, has been a director and Senior Vice President and Chief Financial Officer since November 1, 2021. Previously for twenty years, Mr. Johnson held various positions with American Equity Investment Life Holding Company and American Equity Investment Life Insurance Company as Chief Financial Officer, Treasurer, Vice President Accounting and Vice President and Controller. Mr. Johnson has been selected to serve on ELIC’s board due to his extensive financial and accounting experience and deep knowledge of the insurance business.
Rebecca D. Kennedy, 51, has been a Senior Vice President and Chief Operations Officer since November 1, 2021. Prior to that, Ms. Kennedy served as a Director of ALIC since 2021 and as a Vice President since October 2018. In this role, Ms. Kennedy is responsible for leading life and annuity operations, underwriting, and claims. Ms. Kennedy is a Fellow of the Society of Actuaries and a Chartered Financial Analyst. Ms. Kennedy has extensive experience in the life insurance industry, especially in life and annuity operations.

Tyler E. Largey, 53, has been a director and President and Chief Executive Officer since November 1, 2021. Previously, Mr. Largey was a Managing Director of Blackstone Insurance Solutions since 2019. Prior to that, Mr. Largey served for over six years as Chief Operating Officer-Finance and Chief Finance Transformation Officer of AIG. Mr. Largey has been selected to serve on ELIC’s board due to his extensive insurance experience.
Theresa M. Resnick, 61, has been a Senior Vice President-Actuary since September 19, 2023. Previously, Ms. Resnick served as the Senior Vice President and Chief Actuary since November 1, 2021. Ms. Resnick also served as the Appointed Actuary of ALIC since December 2015 and as a Vice President since September 2016. Ms. Resnick has deep knowledge of the insurance industry as well as extensive experience in life and health insurance company financial management. Ms. Resnick is a Fellow in the Society of Actuaries and a Member of the Academy of Actuaries.
Yiping Yang, 47, has been a Senior Vice President, Chief Actuary and Appointed Actuary since August 14, 2023 and previously was Senior Vice President-Actuary since December 2022. Previously, Ms. Yang was a Principal at Milliman for twenty years. Ms. Yang has extensive actuarial experience with life insurance. Ms. Yang is a Fellow in the Society of Actuaries and a Member of the Academy of Actuaries.
Susan E. Voss, 68, has been a director since November 1, 2021. Ms. Voss previously served 8 years as the Iowa Insurance Commissioner and 6 years as 1st Deputy Commissioner at the Iowa Insurance Division. Ms. Voss also serves as a Director for United Fire Group and National Council on Compensation Insurance. Ms. Voss has also owned Voss Consulting for ten years which provided insurance consulting services. Ms. Voss has been selected to serve on ELIC’s board due to her extensive experience in the insurance industry.
Bonnie G. Wasgatt, 66, has been a director since November 1, 2021. Until her retirement in 2022, Ms. Wasgatt had been an Executive Vice President and Chief Operating Office of Fidelity & Guaranty Life Business Services, Inc. since 2019. Prior to that, Ms. Wasgatt was a Senior Advisor at The Blackstone Group and Executive IT Strategist and Chief Information Officer for six years at Jackson National Life Insurance Company. Ms. Wasgatt continues to provide executive strategy consulting through Wasgatt Consulting, LLC. Ms. Wasgatt has been selected to ELIC’s board due to her extensive experience in the insurance and financial fields.
Item 11(l).    Corporate Governance.
Compensation Committee Interlocks and Insider Participation
ELIC’s Board of Directors has a Nominating and Governance Committee, which recommends to the Board of Directors the compensation of the principal officers of the Company. No executive officer of ELIC served as a member of a compensation committee of another entity of which any executive officer served as a director of ELIC.
Item 11(m). Security Ownership of Certain Beneficial Owners and Management
Security Ownership of Certain Beneficial Owners
The following table shows the number of ELIC shares owned by any beneficial owner who owns more than five percent of any class of Everlake’s voting securities as of March 1, 2024.

Title of Class (a)	Name and Address of Beneficial Owner (b)	Amount and Nature of Beneficial Ownership (c)	Percent of Class (d)
Common Stock	Everlake US Holdings Company(1) 3100 Sanders Road, Suite 303, Northbrook, IL 60062	23,800	100%
N/A	Everlake US Parent Company 3100 Sanders Road, Suite 303, Northbrook, IL 60062	Indirect voting and investment power of shares owned by Everlake Life Insurance Company	N/A
(1) Everlake US Holdings Company is a wholly owned subsidiary of Everlake US Parent Company.

Everlake Life Insurance Company, which was formerly named Allstate Life Insurance Company, is a direct wholly owned subsidiary of Everlake US Holdings Company, a holding company incorporated in the state of Delaware. Everlake US Holdings Company is a direct wholly owned subsidiary of Everlake US Parent Company, a holding company incorporated in the state of Delaware, which is a direct wholly owned subsidiary of Everlake Holdings, LP, a Cayman Islands limited partnership, whose general partner is Blackstone ISG Investment Partners – A Management Associates (Cayman) – NQ L.P., a Cayman Islands exempted limited partnership (“BISG Management Associates”). BISG Management Associates is an indirect subsidiary of Blackstone Inc., a Delaware corporation, which is a publicly traded company listed on the New York Stock Exchange under the ticker symbol “BX” (“Blackstone”).
Pursuant to the terms of the Joint Shareholder Committee Agreement, dated November 1, 2021 (the “Joint Shareholder Committee Agreement”), Everlake US Holdings Company, Everlake US Parent Company, Everlake Holdings, LP, BISG

Management Associates and the other entities that otherwise would directly or indirectly control Everlake US Holdings Company, including Blackstone (collectively, the “Delegating Persons”), established and delegated all authority that the shareholders of Everlake US Holdings Company would have had as shareholders to a joint shareholder committee (the “Shareholder Committee”) comprised of three employees of Blackstone with the title of managing director or any equivalent or senior title. The Shareholder Committee possesses and is entitled to exercise rights attendant to the shares of Everlake US Holdings Company held by the Delegating Persons and, as such, its primary role is to consider and vote on matters appropriate for Everlake US Holdings Company’s shareholders, including the nomination of members of Everlake US Holding Company’s Board of Directors.
Security Ownership of Directors and Executive Officers
Each member of the Board of Directors of ELIC affiliated with Blackstone may be deemed to beneficially own shares owned by such entity. Each such individual disclaims beneficial ownership of any such shares in which such individual does not have a pecuniary interest.
Item 11(n). Transactions with Related Persons, Promoters, and Certain Control Persons.
Transactions with Related Persons
This table describes certain intercompany agreements involving amounts greater than $120,000 between Everlake Life Insurance Company and the following companies:
•Everlake US Holdings Company (“EUHC”), the direct parent of ELIC;
•Everlake US Parent Company, an indirect parent of ELIC;
•Everlake Holdings, LP, an indirect parent of ELIC;
•Allstate Insurance Company (“AIC”), the direct parent of the Allstate Life;
•Allstate Insurance Holdings, LLC (“AIH”), an indirect parent of Allstate Life; and
•The Allstate Corporation (“Allcorp”), the ultimate indirect parent of Allstate Life

Transaction Description	Approximate dollar value of the amount involved in the transaction, per fiscal year		Related Person(s) involved in the transaction and the approximate dollar value of the Related Person’s interest in the transaction ($)
		($)	EUHC	Everlake US Parent Company	Everlake Holdings, LP
Expense Sharing and Services Agreement between Everlake Holdings, LP and certain of its affiliated companies effective November 1, 2021.	2021 2022 2023	41,049,357 159,778,110 157,999,149	41,049,357 159,778,110 157,999,149	0 0 0	0 0 0
Consolidated Federal Income Tax Agreement between Company, ELIC Reinsurance Company, Everlake Assurance Company, and Everlake Distributors, LLC effective November 1, 2021.	2021 2022 2023	0 15,438,453 (1) 20,764,000 (1)	0 0 0	0 0 0	0 0 0
(1) Total amounts paid to the Internal Revenue Service.
On November 1, 2021, the Company and Blackstone ISG-1 Advisors LLC (“BIS”) entered in an Investment Management Agreement whereby BIS provides investment management services and advice. In 2023, 2022 and 2021, the Company incurred investment expense for these services totaling $50 million, $56 million and $11 million, respectively.
On November 8, 2021, the Company acquired equity interests in BXC DL (WH) Holdings, LLC, a direct lending warehouse facility, from Blackstone Treasury Holdings II L.L.C. for a purchase price in the amount of $231 million.

Transaction Description	Approximate dollar value of the amount involved in the transaction, per fiscal year		Related Person(s) involved in the transaction and the approximate dollar value of the Related Person’s interest in the transaction ($)
		($)	AIC	AIH	Allcorp
Amended and Restated Service and Expense Agreement between Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2004, as amended by Amendment No. 1 effective January 1, 2009, addendum amount Allstate Insurance Company and certain affiliates dated August 17, 2011.[2]	2021	4,753,299,565[1]	992,891,458	0	84,991,894
Investment Management Agreement among Allstate Investment Management Company, The Allstate Corporation and certain affiliates effective February 1, 2012; Investment Management Agreement among Allstate Investments, LLC, Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2007.[2]	2021	148,928,835[1]	91,815,883	0	0
Intercompany Loan Agreement among The Allstate Corporation, Allstate Life Insurance Company, and other certain subsidiaries of The Allstate Corporation dated February 1, 1996.[2]	2021	203,246,342[1]	0	0	$(203,246,342)
Amended and Restated Intercompany Liquidity Agreement between Allstate Insurance Company, Allstate Life Insurance Company and The Allstate Corporation effective May 8, 2008.[2]	2021	180,505[1]	0	0	180,505
Tax Sharing Agreement among The Allstate Corporation and certain affiliates dated as of November 12, 1996.[2]	2021	871,653,100[1,3]	838,805,585	0	$(83,896,060)
Marketing Coordination and Administrative Services Agreement among Allstate Insurance Company, Allstate Life Insurance Company and Allstate Financial Services, LLC effective January 1, 2003, as amended by First Amendment to Marketing Coordination and Administrative Services Agreement by and among Allstate Life Insurance Company, Allstate Financial Services, LLC and Allstate Insurance Company effective January 1, 2006.	2021	5,865,499[1]	5,865,499	N/A	N/A
(1)Gross amount of expense received under the transaction.
(2)Each identified Related Person is a Party to the transaction.
(3)Total amounts paid to the Internal Revenue Service.

Policies and Procedures for Review and Approval of Related Person Transactions
All intercompany agreements to which ELIC is a party are approved by the Board as well as by the board of any other affiliate of Everlake US Holdings Company that is a party to the agreement. To the extent required under applicable law, intercompany agreements are also submitted to the Illinois Department of Insurance, ELIC’s domestic regulator, for approval or non-disapproval pursuant to the Illinois insurance holding company systems act. This process is documented in writing in an internal procedure that captures the review and approval process of all intercompany agreements. All board and state regulatory approvals are maintained in ELIC’s corporate records.

ELIC is subject to the Related Person Transaction Policy (“RPT Policy”) adopted by the board of Directors (“Board”) of Everlake US Holdings Company (“EUHC”), the parent of Everlake Life, pursuant to which the EUHC Board, acting through its Nominating and Governance Committee, must review and decide whether to approve or ratify any related person transaction. Any potential related person transaction is required to be reported to our legal department, which will then determine whether it should be submitted to the EUHC Nominating and Governance Committee for consideration. The EUHC Nominating and Governance Committee must then review and decide whether to approve any related person transaction. In addition, ELIC’s Nominating and Governance Committee is responsible for the review and approval of certain material transactions between EUHC and its affiliates, on the one hand, and any member or members of “Blackstone”, as defined in the RPT Policy, on the other hand, in accordance with the RPT Policy. For purposes of the RPT Policy, a related person transaction is defined as a proposed, existing, or completed transaction, including but not limited to, any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships, in which EUHC (including any of its consolidated subsidiaries) was, is, or will be a participant (whether or not EUHC is a party), in which any related person had, has, or will have a direct or indirect material interest. In addition, all directors and executive officers of ELIC are subject to the Everlake Code of Business Conduct and Ethics (“Code”). The Code, which was adopted by the EUHC Board, includes a written conflict of interest policy. Any potential relationship or activity that could impair independent thinking or judgment, including holding a financial interest in a business venture that is similar to Everlake, or a business that has a relationship with Everlake, must be reported to our legal department who will work with representatives from Human Resources and Compliance to determine whether an actual conflict of interest exists. Each director and executive officer must sign a certification annually.

Director Independence
After considering all of the relevant facts and circumstances, Mses. Harris, Voss and Wasgatt are “independent” as defined by Illinois insurance law. The determination was based, in part, on information provided by each director regarding her business and professional relationships, and those of her family members, with ELIC and those entities with which ELIC has significant business or financial interactions.

FIDG130-12

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Registrant anticipates that it will incur the following approximate expenses in connection with the issuance and distribution of the securities to be registered:

Registration fees	$0
Cost of printing and engraving	$1,370
Legal fees	$0
Accounting fees	$0
Mailing fees	$429

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
The By-laws of Everlake Life Insurance Company ("Registrant") provide that Registrant will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Registrant, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Registrant before such date.
The directors and officers of Registrant have been provided liability insurance for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Registrant.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
As a result of the sale on November 1, 2021, by Allstate Insurance Company of Allstate Life Insurance Company and Allstate Distributors, LLC, to Everlake US Holdings Company, a Delaware corporation, Allstate Life Insurance Company changed its name to Everlake Life Insurance Company (“Everlake Life”) and Allstate Distributors, LLC changed its name to Everlake Distributors, LLC (“Everlake Distributors”). Accordingly, references in the exhibits below to “Allstate Life” and “Allstate Distributors” are solely for historical purposes and should be read to refer to Everlake Life and Everlake Distributors, respectively, as applicable. In addition, certain other exhibits are retained for historical reference.

Exhibit No. Description
(1)(1)Amended and Restated Principal Underwriting Agreement, dated June 1, 2006, by and between Allstate Life Insurance Company and Allstate Distributors, LLC (Incorporated herein by reference to the Form S-3 Registration Statement of Allstate Life Insurance Company (SEC File No. 333-169382) dated September 15, 2010).

(1)(2)Form of Assignment and Delegation of Administrative Services Agreements, Underwriting Agreements, and Selling Agreements between ALFS, Inc. and Allstate Life Insurance Company, Allstate Life Insurance Company of New York, Charter National Life Insurance Company, Intramerica Life Insurance Company, Allstate Distributors, LLC, Allstate Financial Services, LLC and Lincoln Benefit Life Company (Incorporated herein by reference to Post-Effective Amendment No. 7 to the Form N-4 Registration Statement of Allstate Financial Advisors Separate Account I of Allstate Life Insurance Company, SEC File No. 333-121693, dated April 14, 2011.

(1)(3) Amendment to Principal Underwriting Agreement between Everlake Life Insurance Company and Everlake Distributors, LLC, made and entered into on January 12, 2022. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.

(2)    Stock Purchase Agreement, dated as of January 26, 2021, by and among Allstate Insurance Company, Allstate Financial Insurance Holdings Corporation, and Antelope US Holdings Company (certain schedules and exhibits to the Stock Purchase Agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish to the Securities and Exchange Commission, upon request, a copy of any omitted schedule or exhibit). Incorporated herein by reference to The Allstate Corporation’s Current Report on Form 8-K, SEC File No. 1-11840, dated January 27, 2021.
(3)(i)    Amended and Restated Articles of Incorporation of Allstate Life Insurance Company dated November 8, 2021. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.
(3)(ii)    By-Laws of Everlake Life Insurance Company dated November 1, 2021. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.
(4)(1)Form of Glenbrook Life and Annuity Flexible Payment Deferred Annuity Contract and Application Incorporated herein by reference to Post-Effective Amendment No. 2 to Glenbrook Life and Annuity Company's Registration Statement on Form S-1, SEC File No. 033-92842, dated April 1, 1997.
(4)(2)    Form of Contract Endorsement to Flexible Premium Deferred Annuity Contract. Incorporated herein by reference to Allstate Life Insurance Company's Form S-3 Registration Statement, SEC File No. 333-157311, filed on February 13, 2009.
(5)    Opinion and Consent of General Counsel. Incorporated herein by reference to the Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-270978, filed on March 30, 2023.

(8)    Opinion re: tax matters. None.
(9)    Voting trust agreement. None.
(10)     Material Contracts
(10)(1) Credit Agreement dated November 16, 2020, among The Allstate Corporation, Allstate Insurance Company, and Allstate Life Insurance Company, as Borrowers; the lenders party thereto, Wells Fargo Bank, National Association, as Syndication Agent; Bank of America, N.A., Barclays Bank PLC, Credit Suisse AG, New York Branch, Goldman Sachs Bank USA, Morgan Stanley MUFG Loan Partners, LLC, and U.S. Bank National Association, as Documentation Agents; and JPMorgan Chase Bank, N.A., as Administrative Agent. Incorporated herein by reference to The Allstate Corporation’s Current Report on Form 8-K, SEC File No. 1-11840, filed on November 17, 2020.
(10)(2) Intercompany Loan Agreement among The Allstate Corporation, Allstate Life Insurance Company, and other certain subsidiaries of The Allstate Corporation effective February 1, 1996. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 13, 2007.
(10)(3) Amended and Restated Intercompany Liquidity Agreement between Allstate Insurance Company, Allstate Life Insurance Company and The Allstate Corporation effective as of May 8, 2008. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on May 14, 2008.
(10)(4) Revolving Loan Credit Agreement, effective December 20, 2010, between American Heritage Life Insurance Company and Road Bay Investments, LLC. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on December 27, 2010.
(10)(5) Pledge and Security Agreement, dated as of December 20, 2010, between Road Bay Investments, LLC and American Heritage Life Insurance Company securing obligations under the Revolving Loan Credit Agreement. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on December 27, 2010.

(10)(6) Capital Support Agreement between Allstate Life Insurance Company and Allstate Insurance Company effective December 14, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on February 7, 2008.
(10)(7) Form of Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(8) Form of Amendment No. 1 effective January 1, 2009, to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates dated as of January 1, 2009. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on February 17, 2010.
(10)(9) Letter Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates, including Allstate Life Insurance Company, effective December 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on May 23, 2008.
(10)(10) Addendum among Allstate Insurance Company and certain affiliates dated August 17, 2011 to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation and certain affiliates effective as of January 1, 2004, as amended by amendment No. 1 effective as of January 1, 2009. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 8, 2012.
(10)(11) New York Insurer Supplement to Amended and Restated Service and Expense Agreement among Allstate Insurance Company, The Allstate Corporation, Allstate Life Insurance Company of New York and Intramerica Life Insurance Company, effective March 5, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 8, 2005.
(10)(12) Limited Servicing Agreement among Allstate Life Insurance Company, Allstate Distributors, L.L.C. and Allstate Financial Services, LLC effective October 1, 2002. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(13) Form of Investment Management Agreement among Allstate Investment Management Company, The Allstate Corporation and certain affiliates effective February 1, 2012. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on February 7, 2012.
(10)(14) Form of Investment Management Agreement among Allstate Investments, LLC, Allstate Insurance Company, The Allstate Corporation and certain affiliates effective January 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(15) Investment Advisory Agreement and Amendment to Service Agreement as of January 1, 2002, between Allstate Insurance Company, Allstate Investments, LLC and Allstate Life Insurance Company of New York. Incorporated herein by reference to Allstate Life Insurance Company’s Form 10, SEC File No. 000-31248, filed on April 24, 2002.
(10)(16) Investment Management Agreement between Allstate Investments, LLC and ALIC Reinsurance Company, effective July 1, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 7, 2005.
(10)(17) Investment Management Agreement between Allstate Investments, LLC and ALIC Reinsurance Company effective as of March 31, 2008. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on December 23, 2008.
(10)(18) Assignment & Delegation of Administrative Services Agreements, Underwriting Agreements, and Selling Agreements entered into as of September 1, 2011 between ALFS, Inc., Allstate Life Insurance Company, Allstate Life Insurance Company of New York, Allstate Distributors, L.L.C., Intramerica Life Insurance Company, and Allstate Financial Services, LLC. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on September 1, 2011.

(10)(19) Selling Agreement by and among Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc., f/k/a Allstate Life Financial Services, Inc., merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC (f/k/a LSA Securities, Inc.) effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(20) Amendment effective August 1, 1999 to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(21) Amendment effective September 28, 2001, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(22) Amendment effective February 15, 2002, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(23) Amendment effective April 21, 2003, to Selling Agreement between Allstate Life Insurance Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective July 26, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on November 10, 2004.
(10)(24) Selling Agreement and Addenda to Agreement between Allstate Life Insurance Company as successor in interest to Glenbrook Life and Annuity Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective May 17, 2001, December 31, 2001, and November 18, 2002, respectively. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(25) Selling Agreement by and among Allstate Life Insurance Company of New York, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective May 1, 2005. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(26) Selling Agreement by and between Lincoln Benefit Life Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective August 2, 1999. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(27) Marketing Coordination and Administrative Services Agreement among Allstate Insurance Company, Allstate Life Insurance Company and Allstate Financial Services, LLC effective January 1, 2003. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 26, 2004.
(10)(28) First Amendment to Marketing Coordination and Administrative Services Agreement by and among Allstate Life Insurance Company, Allstate Financial Services, LLC and Allstate Insurance Company effective January 1, 2006. Incorporated herein by reference to Allstate Life Insurance Company’s Quarterly Report on Form 10-Q, SEC File No. 000-31248, filed on August 8, 2006.
(10)(29) Marketing Agreement by and among Allstate Life Insurance Company as successor in interest to Glenbrook Life and Annuity Company, Allstate Distributors, L.L.C. (ALFS, Inc. merged with and into Allstate Distributors, L.L.C. effective September 1, 2011) and Allstate Financial Services, LLC effective June 10, 2003. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.

(10)(30) Novation and Assignment Agreement by and among Allstate Life Insurance Company, American Heritage Life Insurance Company and Columbia Universal Life Insurance Company effective June 30, 2004. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on January 30, 2008.
(10)(31) Amendment to Reinsurance Agreement effective December 1, 2007, by and between American Heritage Life Insurance Company and Allstate Life Insurance Company. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on January 30, 2008.
(10)(32) Form of Tax Sharing Agreement by and among The Allstate Corporation and certain affiliates dated as of November 12, 1996. Incorporated herein by reference to Allstate Life Insurance Company’s Annual Report on Form 10-K, SEC File No. 000-31248, filed on March 17, 2008.
(10)(33) Agreement for the Settlement of State and Local Tax Credits among Allstate Insurance Company and certain of its affiliates, including Allstate Life Insurance Company effective January 1, 2007. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on February 21, 2008.
(10)(34) Amended and Restated Reinsurance Agreement, dated April 1, 2014, between Allstate Life Insurance Company and Lincoln Benefit Life Company. Incorporated herein by reference to The Allstate Corporation’s Current Report on Form 8-K, SEC File No. 1-11840, filed on April 7, 2014.
(10)(35) Recapture and Termination Agreement between Allstate Life Insurance Company and Allstate Assurance Company effective December 1, 2020. Incorporated herein by reference to Post-Effective Amendment No. 1 to Form S-1 Registration Statement of Allstate Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2021.
(10)(36) Reinsurance Agreement between Allstate Life Insurance Company and Allstate Assurance Company dated January 19, 2017. Incorporated herein by reference to Allstate Life Insurance Company’s Current Report on Form 8-K, SEC File No. 000-31248, filed on January 25, 2017.
(10)(37) Coinsurance and Modified Coinsurance Agreement between Allstate Life Insurance Company and Allstate Assurance Company effective December 1, 2020. Incorporated herein by reference to Post-Effective Amendment No. 1 to Form S-1 Registration Statement of Allstate Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2021.
(10)(38) Expense Sharing and Services Agreement between Everlake Holdings, LP, Everlake US Holdings Company, Everlake Reinsurance Limited, Everlake Investment Limited, Everlake Services Company, Everlake Life Insurance Company, Everlake Assurance Company, ELIC Reinsurance Company, Everlake Assignment Company, Everlake Settlement Corporation, Everlake International Assignments, Ltd., Everlake Distributors, LLC, AIMCO Private Fund I Holdings, LLC, and AIMCO Private Fund I, LLC effective November 1, 2021. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.

(10)(39) Consolidated Federal Income Tax Agreement between Everlake Life Insurance Company, ELIC Re, Everlake Assurance Company, Everlake Distributors, LLC effective November 1, 2021. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.

(10)(40) Investment Management Agreement between Everlake Life Insurance Company and Blackstone ISG-1 Advisors LLC effective November 1, 2021. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.

(10)(41) Funds Withheld Reinsurance Agreement between Allstate Life Insurance Company and Everlake Reinsurance Limited effective November 1, 2021. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.
(10)(42) Amended and Restated Coinsurance Agreement between American Heritage Life Insurance Company and Allstate Life Insurance Company effective November 1, 2021. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.
(15)    Letter re: unaudited interim financial information from Independent Registered Public Accounting Firm. Not applicable.

(16)    Letter re: change in certifying accountant. Not applicable.
(21)    Subsidiaries of the Registrant. Incorporated herein by reference to Post-Effective Amendment No. 2 to Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-237708, filed on March 30, 2022.
(23)    Consent of Independent Auditors. Filed herewith.
(24)    Powers of Attorney for Angela K. Fontana, Laurie Harris, Michael Hovey, Ted Johnson, Tyler Largey, Susan Voss, and Bonnie Wasgatt. Incorporated herein by reference to the Form S-1 Registration Statement of Everlake Life Insurance Company, SEC File No. 333-270978, filed on March 30, 2023.
Powers of Attorney for Michael Hartt, Ida Hoghooghi, and Johnny Johns. Filed herewith.

(25)    Statement of eligibility of trustee. None.
(99) Merger Agreement and Articles of Merger Between Glenbrook Life and Annuity Company and Allstate Life Insurance Company. Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-3 Registration Statement of Allstate Life Insurance Company, SEC File No. 333-220836, filed on November 3, 2017.
(107) Filing Fee Table. Filed herewith.

ITEM 17. UNDERTAKINGS.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Northfield, State of Illinois on the 28th day of March, 2024.
EVERLAKE LIFE INSURANCE COMPANY
(REGISTRANT)
By: /s/ ANGELA FONTANA
Angela Fontana
Senior Vice President,
Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 28th day of March, 2024.

/s/ Angela K. Fontana	Director, Senior Vice President, Chief Legal Officer and Secretary
Angela K. Fontana

*/Johnny Johns	Director
Johnny Johns

*/ Laurie L. Harris	Director
Laurie L. Harris

*/ Michael Hartt	Senior Vice President and Chief Accounting Officer
Michael Hartt

*/Ida Hoghooghi	Director
Ida Hoghooghi

*/ Michael W. Hovey	Director and Chairman of the Board
Michael W. Hovey

*/ Ted M. Johnson	Director, Senior Vice President and Chief Financial Officer
Ted M. Johnson

*/ Tyler E. Largey	Director, President and Chief Executive Officer
Tyler E. Largey

*/ Susan E. Voss	Director
Susan E. Voss

*/ Bonnie G. Wasgatt	Director
Bonnie G. Wasgatt

* By: Angela Fontana, pursuant to Power of Attorney

EXHIBIT LIST

Exhibit No.	Description

(23)	Consent of Independent Auditors

(24)	Powers of Attorney for Michael Hartt, Ida Hoghooghi, and Johnny Johns

(107)	Filing Fee Table